     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2000
                                                          REGISTRATION NO. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            SYNOVUS FINANCIAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       ----------------------------------

            GEORGIA                             6022                        58-1134883
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                          SUITE 301, ONE ARSENAL PLACE
                                901 FRONT AVENUE
                            COLUMBUS, GEORGIA 31901
                                 (706) 649-2387
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     KATHLEEN MOATES, SENIOR VICE PRESIDENT
                       AND SENIOR DEPUTY GENERAL COUNSEL
                            SYNOVUS FINANCIAL CORP.
                          SUITE 202, ONE ARSENAL PLACE
                                901 FRONT AVENUE
                            COLUMBUS, GEORGIA 31901
                                 (706) 649-4818
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           --------------------------
                                   COPIES TO:
                ALAN J. PRINCE                        ALFRED C. CHIDESTER
                KING & SPALDING                      BAKER & HOSTETLER LLP
             191 PEACHTREE STREET               303 EAST 17TH AVENUE, SUITE 1100
          ATLANTA, GEORGIA 30303-1763             DENVER, COLORADO 80203-1264
                (404) 572-4600                           (303) 861-0600
                           --------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------
          Title Of Each Class                                      Proposed Maximum   Proposed Maximum      Amount Of
           Of Securities To                       Amount To Be      Offering Price        Aggregate        Registration
             Be Registered                         Registered         Per Share        Offering Price           Fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per share .....     1,818,182(1)(5)      $   (2)             $   (2)           $800.20(3)

Common Stock Rights(4) ......................     1,818,182(1)(5)      $   (2)             $   (2)                  (3)

Common Stock, $1.00 par value per share .....     1,086,524            $   (5)             $   (5)                  (5)
-----------------------------------------------------------------------------------------------------------------------

(1) This amount is based upon the number of shares of Synovus common stock anticipated to be issued upon the merger of TSYS Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Synovus Financial Corp., with and into ProCard, Inc., a Delaware corporation.

(2)  Not applicable.

(3) Determined pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Based upon the book value of capital stock of ProCard at December 31, 1999, there being 5,811,069 shares of such stock issued and outstanding on that date, having an aggregate book value on that date of approximately $3,031,066.

(4) The Common Stock Rights (the "Rights") are attached to and trade with the common stock of Synovus Financial Corp. The value, if any, attributable to the Rights is reflected in the market price of the common stock of Synovus Financial Corp.

(5) This Registration Statement also relates to the reoffering from time to time of 1,086,524 shares of Synovus common stock to be received in the merger by certain stockholders of ProCard. No separate registration fee is payable in respect to the resale shares, which are included in the shares with respect to which a fee is being paid pursuant to Note (3) above.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION-DATED APRIL 5, 2000

                                                                 (ProCard Logo)

                                 PROCARD, INC.
                             1819 Denver West Drive
                             Building 26, Suite 300
                             Golden, Colorado 80401

                                                                 April __, 2000

Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders of ProCard, Inc. to be held at the offices of ProCard, Inc. at 1819 Denver West Drive, Building 26, Suite 300, Golden, Colorado on May 10, 2000 at 9:00 a.m. local time.

         At the special meeting you will be asked to consider and vote upon a proposal to approve a merger agreement and a merger whereby ProCard will become a subsidiary of Synovus Financial Corp. In the merger, for each share you own of ProCard common stock, series A preferred stock and series B preferred stock you will receive between 0.174005 and 0.263644 shares of Synovus common stock depending upon the average closing price of Synovus common stock during the twenty (20) trading day period ending three (3) days prior to the closing date of the merger. Holders of ProCard common stock, series A preferred stock, and series B preferred stock will receive the same number of shares of Synovus common stock for each share owned. On April __, 2000, Synovus common stock closed at $_____. If the average closing price of Synovus common stock for the measurement period equals $_____, you will receive ____ shares of Synovus common stock for each of your shares of ProCard common and ProCard preferred stock. Synovus common stock is traded on the New York Stock Exchange and Synovus has registered 1,818,182 shares of its common stock for issuance in connection with the merger, including 1,086,524 shares of common stock for resale by certain stockholders of ProCard. As a result of the merger, you will not recognize a gain or loss for tax purposes, except for cash received instead of fractional shares.

         If the average closing price of Synovus common stock during the measurement period is between $16.50 and $25.00 per share, you will receive $4.35 worth of Synovus common stock (valued at the average closing price during the measurement period) in exchange for each of your shares of ProCard capital stock. In the event the average closing price of Synovus common stock during the measurement period is less than $16.50 and Synovus does not waive the floor and the ProCard board does not elect to terminate the merger agreement, you will receive less than $4.35 worth of Synovus common stock (valued at the average closing price during the measurement period) in exchange for each of your shares of ProCard capital stock. The amount that you receive will also be reduced if ProCard's expenses related to the merger exceed $800,000. According to the merger agreement, the amount of such expenses in excess of $800,000 will be borne by the ProCard stockholders and option holders on a pro rata basis. For example, if there were $100,000 of expenses in excess of $800,000, each share of ProCard capital stock (or option thereon) will receive $.014500 less than it would have received had the expenses been $800,000 or less.

         The ProCard board has resolved to terminate the merger agreement if the per share consideration received for each share of ProCard capital stock is less than $4.00 (valued at the average closing price during the measurement period) after giving effect to the $16.50 floor and the expense sharing requirements referenced above. This does not prevent the ProCard board, however, from deciding to terminate the merger agreement if the average closing price of Synovus common stock is less than $16.50. Assuming that expenses do not exceed $800,000 the consideration received for each share of ProCard capital stock would be less than $4.00 (valued at the average closing price during the measurement period) if the average closing price of Synovus common stock during the measurement period is less than $15.18 and Synovus does not waive the $16.50 floor.

         References herein and in the proxy statement/prospectus to the value of consideration received by you in shares of Synovus common stock or the worth of shares of Synovus common stock refer to such value or worth based on the average closing price of Synovus common stock during the twenty
(20) trading day period ending three (3) days prior to the closing date of the merger. The market price of Synovus common stock fluctuates daily. On any given day, including the closing date of the merger, the price of a share of Synovus common stock may be higher or lower than such average closing price.


         As an incentive to Synovus to enter into the merger agreement, several officers and all members of ProCard's board of directors entered into a voting agreement with Synovus to vote their shares in favor of the merger agreement and the merger. Pursuant to the voting agreement, Synovus holds proxies to vote a majority of the ProCard capital stock entitled to vote at the special meeting. Accordingly, Synovus currently holds proxies to vote enough shares of ProCard capital stock to approve and adopt the merger agreement and the merger.


         A majority of the board of directors has approved and adopted the merger agreement. Four directors voted for and two directors voted against approving and adopting the merger agreement. A majority of the board of directors recommends that you vote in favor of the approval of the merger agreement and the merger. The directors who voted in favor of the merger agreement believe that the terms and provisions of the merger agreement and the proposed merger are fair and in the best interests of ProCard's stockholders. In reaching its decision, the board of directors considered, among other things, those items listed on pages 21 through 23 of the attached proxy statement/prospectus in addition to the written opinion of Fox-Pitt, Kelton, Inc., ProCard's financial advisor, effective as of March 2, 2000, in which Fox-Pitt expressed the opinion that the consideration to be received by the holders of the ProCard common stock and ProCard preferred stock was fair from a financial point of view.


         The attached notice of special meeting and proxy statement/prospectus explain the proposed merger and provide specific information concerning the special meeting. In particular, you should read the "Risk Factors" section beginning on page 11 of the proxy statement/prospectus which describes various risks you should consider in deciding whether to approve the merger. Please read these materials carefully. Do not send any certificates representing ProCard capital stock at this time. If the merger is consummated, instructions will be mailed to you.

         The proposed merger is an important decision for ProCard and its stockholders. Whether or not you plan to attend the special meeting, I urge you to sign, date and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting. Failure to return an executed proxy card will constitute, in effect, a vote against approval of the merger agreement, the merger and the transactions contemplated thereby.

         On behalf of a majority of the board of directors, I urge you to consider the enclosed materials carefully and recommend you vote "FOR" approval of the merger agreement, the merger and the transactions contemplated thereby.

                                           Sincerely,

                                           /s/ D. Dale Browning

                                           D. Dale Browning
                                           President and Chief Executive Officer


Neither the Securities and Exchange Commission nor any state securities commission has approved of the Synovus common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This date of this proxy statement/prospectus is April __, 2000, and it is first being mailed to ProCard stockholders on or about April __, 2000.

                   SUBJECT TO COMPLETION-DATED APRIL 5, 2000

                                 PROCARD, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                           TO BE HELD ON MAY 10, 2000


To Our Stockholders:

         Notice is hereby given that a special meeting of the stockholders of ProCard, Inc. will be held at the offices of ProCard, Inc. at 1819 Denver West Drive, Building 26, Suite 300, Golden, Colorado on May 10, 2000, at 9:00 a.m. local time, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of March 3, 2000, by and among Synovus Financial Corp., TSYS Acquisition Sub, Inc. and ProCard, Inc. pursuant to which TSYS Acquisition Sub will be merged with and into ProCard, with ProCard as the surviving corporation, and ProCard stockholders will receive shares of Synovus common stock, as more fully described in the proxy statement/prospectus dated April ___, 2000.

         2. To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or adjournments thereof.

         Only stockholders of record on March 15, 2000 are entitled to receive notice of the special meeting and to vote at the special meeting. Any stockholder may examine a list of ProCard stockholders of record for any purpose related to the special meeting during ordinary business hours at the offices of ProCard at 1819 Denver West Drive, Building 26, Suite 300, Golden, Colorado.

         Stockholders of ProCard who do not vote in favor of the merger agreement and merger and who deliver to ProCard a proper written demand for an appraisal of their shares before the taking of a vote at the special meeting will have the right to seek an appraisal of the fair value of their shares. To receive an appraisal, the merger must be completed and the stockholders must comply with the procedures required by Delaware law and explained in the accompanying proxy statement/prospectus.

         The merger is described in the accompanying proxy statement/prospectus, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix "A" to the accompanying proxy statement/prospectus.
                                          By Order of the Board of Directors

                                          D. Dale Browning

                                          D. Dale Browning
                                          President and Chief Executive Officer

                            Your vote is important.

         Please mark, date, sign and promptly return the enclosed proxy card so that your shares may be voted in accordance with your wishes and so that a quorum may be assured. The giving of a proxy does not affect your right to vote in person if you attend the special meeting

          You Should Not Send Stock Certificates With Your Proxy Card

                               TABLE OF CONTENTS


CAPTION                                                                                                        PAGE
-------                                                                                                        ----

QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................1
WHO CAN HELP ANSWER YOUR QUESTIONS................................................................................3
SUMMARY...........................................................................................................4
   The Companies..................................................................................................4
   The Merger.....................................................................................................4
   What ProCard Stockholders Will Receive.........................................................................4
   ProCard's Reasons for the Merger...............................................................................6
   Opinion of Financial Advisor...................................................................................6
   ProCard Special Stockholders' Meeting..........................................................................6
   Recommendation of ProCard Board of Directors...................................................................6
   Vote Required to Approve the Merger............................................................................6
   Voting Agreement...............................................................................................7
   Interests of Certain Persons in the Merger.....................................................................7
   Conditions to the Merger.......................................................................................7
   Regulatory Approvals...........................................................................................7
   Accounting Treatment as Additional Condition to the Merger.....................................................7
   Tax Opinion....................................................................................................7
   Effective Date of Merger.......................................................................................8
   Waiver and Amendment...........................................................................................8
   Appraisal Rights...............................................................................................8
   Directors and Officers of the Surviving Corporation............................................................8
   Termination and Termination Fee................................................................................8
   No Solicitation; Board Action..................................................................................9
   Effect of Merger on Rights of ProCard Stockholders.............................................................9
   Market Price Information......................................................................................10
   Selling Shareholders; Plan of Distribution....................................................................10
RISK FACTORS.....................................................................................................11
   Floating Exchange Ratio.......................................................................................11
   Expenses......................................................................................................11
   A Warning About Forward-Looking Statements....................................................................11
THE SPECIAL MEETING..............................................................................................12
   Date, Time and Place..........................................................................................12
   Matters to Be Considered at the Special Meeting...............................................................12
   Record Date; Stock Entitled to Vote; Quorum...................................................................12
   Vote Required.................................................................................................13
   Stock Ownership of ProCard Directors, Management and Others...................................................13
   Stock Subject to Voting Agreement.............................................................................13
   Termination of the Voting Agreement...........................................................................13
   Voting of Proxies.............................................................................................13
   Revoking Proxies..............................................................................................14
   Proxy Solicitation............................................................................................14
   Recommendation of the ProCard Board...........................................................................15
THE MERGER.......................................................................................................15
   The Merger Agreement..........................................................................................15
   Terms of the Merger...........................................................................................15
   Background of the Merger......................................................................................18
   Recommendation of ProCard Board and Reasons for the Merger....................................................21
   Opinion of Financial Advisor..................................................................................23
   Conditions to the Merger......................................................................................25
   No Solicitation; Board Action.................................................................................26


   Conduct of Business of ProCard Pending the Merger.............................................................28
   Regulatory Approvals..........................................................................................29
   Waiver and Amendment..........................................................................................30
   Directors and Officers of the Surviving Corporation...........................................................30
   Termination and Termination Fee...............................................................................30
   Interests of Certain Persons in the Merger....................................................................31
   Employee Benefits.............................................................................................32
   Tax Opinion...................................................................................................32
   Accounting Treatment..........................................................................................33
   Expenses......................................................................................................33
   New York Stock Exchange Listing...............................................................................34
SELECTED FINANCIAL DATA OF SYNOVUS FINANCIAL CORP................................................................34
SELLING SHAREHOLDERS.............................................................................................35
PLAN OF DISTRIBUTION.............................................................................................37
DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF PROCARD
STOCKHOLDERS.....................................................................................................38
   Synovus Common Stock..........................................................................................39
   ProCard Capital Stock.........................................................................................44
COMPARATIVE STOCK PRICES AND DIVIDENDS...........................................................................50
DESCRIPTION OF SYNOVUS...........................................................................................51
   Business......................................................................................................51
   Management and Additional Information.........................................................................51
DESCRIPTION OF PROCARD...........................................................................................51
   Business......................................................................................................51
   Principal Stockholders........................................................................................52
REGULATORY MATTERS...............................................................................................53
   General.......................................................................................................53
   Dividends.....................................................................................................54
   Capital Requirements..........................................................................................54
   Commitments to Subsidiary Banks...............................................................................55
   Prompt Corrective Action......................................................................................56
   Safety and Soundness Standards................................................................................57
   Depositor Preference Statute..................................................................................57
   Recent Legislation............................................................................................57
   Pooling of Interests Accounting...............................................................................58
LEGAL MATTERS....................................................................................................58
EXPERTS..........................................................................................................58
OTHER MATTERS....................................................................................................58
STOCKHOLDER PROPOSALS............................................................................................58
WHERE YOU CAN FIND MORE INFORMATION..............................................................................59
PRO FORMA FINANCIAL INFORMATION..................................................................................60

APPENDIX "A" MERGER AGREEMENT...................................................................................A-1
APPENDIX "B" FAIRNESS OPINION...................................................................................B-1
APPENDIX "C" TAX OPINION........................................................................................C-1
APPENDIX "D" SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW................................................D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:       WHY IS THE MERGER BEING PROPOSED?

A: A majority of the ProCard board of directors believes the merger is in the best interests of ProCard and will provide significant benefits to its stockholders. Synovus' board of directors believes that the acquisition of ProCard will offer Synovus the opportunity to further expand the services offered by Total System Services, Inc., an 80.8% owned subsidiary of Synovus, to clients who want to build their commercial card portfolios. To review the background and reasons for the merger in greater detail, see pages 18 through 22.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: ProCard stockholders will receive between 0.174005 and 0.263644 shares of Synovus common stock for each share of ProCard capital stock they hold. Holders of ProCard common stock, series A preferred stock, and series B preferred stock will receive the same number of shares of Synovus common stock for each share owned. The precise exchange ratio will be based upon the average closing price of Synovus common stock for the 20-day measurement period ending three business days before the closing date. Furthermore, the number of shares of Synovus common stock to be exchanged for shares of ProCard capital stock will be reduced pro rata to pay for ProCard's expenses related to the merger that exceed $800,000. For example, if there were $100,000 of expenses in excess of $800,000, each share of ProCard capital stock will receive $.014500 less than it would have received had the expenses been $800,000 or less. ProCard's merger-related expenses as of April __, 2000 are $_______, and ProCard currently does not expect to exceed the $800,000 expense threshold.

         If the average closing price of Synovus common stock during the measurement period is between $16.50 and $25.00 per share, the exchange ratio will be set so that each ProCard stockholder will receive $4.35 worth of Synovus common stock (valued at the average closing price during the measurement period) in exchange for each share of ProCard capital stock the stockholder owns. To the extent that ProCard's expenses related to the merger exceed $800,000, ProCard stockholders will receive less than $4.35 worth of Synovus common stock (valued at the average closing price during the measurement period) for each share of ProCard stock held by the stockholder.

         If the average closing price of Synovus common stock during the measurement period is less than $16.50, the exchange ratio will be fixed at 0.263644 and you will receive less than $4.35 worth of Synovus common stock (valued at the average closing price during the measurement period) for each of your ProCard shares unless Synovus waives the floor (absent such a waiver ProCard may terminate the merger agreement). If the average closing price of Synovus common stock during the measurement period is greater than $25.00, the exchange ratio will be fixed at 0.174005 and you will receive greater than $4.35 worth of Synovus common stock (valued at the average closing price during the measurement period) for each of your ProCard shares unless ProCard waives the ceiling (absent such a waiver Synovus may terminate the merger agreement).

         The ProCard board has resolved to terminate the merger agreement if the per share consideration received for each share of ProCard capital stock is less than $4.00 (valued at the average closing price during the measurement period) after giving effect to the $16.50 floor and the expense sharing requirements referenced above. This does not prevent the ProCard board, however, from deciding to terminate the merger agreement if the average closing price of Synovus common stock is less than $16.50. Assuming that expenses do not exceed $800,000 the consideration received for each share of ProCard capital stock would be less than $4.00 (valued at the average closing price during the measurement period) if the average closing price of Synovus common stock during the measurement period is less than $15.18 and Synovus does not waive the $16.50 floor.

         Synovus will not issue fractional shares in the merger. Instead, ProCard stockholders will receive a cash payment, without interest, for the value of any fraction of a share of Synovus common stock that they would otherwise be entitled to receive based upon the average closing price of Synovus common stock during the measurement period.

For Example:

         - If the average closing price of Synovus common stock during the measurement period is $20.00 and you own 100 shares of ProCard capital stock, then after the merger you will receive 21 shares of Synovus common stock and a check in the amount of $15.01, a total per share value of $4.35.

         - If (1) the average closing price of Synovus common stock during the measurement period is $15.69, (2) Synovus does not waive the floor, (3) ProCard does not terminate the merger agreement, and (4) you own 100 shares of ProCard capital stock, then after the merger you will receive 26 shares of Synovus common stock and a check in the amount of $6.01, a total per share value of $4.14.

         - If (1) the average closing price of Synovus common stock during the measurement period is $20.00, (2) ProCard's expenses related to the merger are $1,000,000, and (3) you own 100 shares of ProCard capital stock, then after the merger you will receive 21 shares of Synovus common stock and a check in the amount of $12.11, a total per share value of $4.32.

         - If (1) the average closing price of Synovus common stock during the measurement period is $15.69, (2) Synovus does not waive the floor, (3) ProCard does not terminate the merger agreement, (4) you own 100 shares of ProCard capital stock, and (5) ProCard's expenses related to the merger are $1,000,000, then after the merger you will receive 26 shares of Synovus common stock and a check in the amount of $3.11, a total per share value of $4.11.

         References herein to the value of consideration received by you in shares of Synovus common stock or the worth of shares of Synovus common stock refer to such value or worth based on the average closing price of Synovus common stock during the twenty (20) trading day period ending three (3) days prior to the closing date of the merger. The market price of Synovus common stock fluctuates daily. On any given day, including the closing date of the merger, the price of a share of Synovus common stock may be higher or lower than such average closing price.

Q:       WHAT RISKS SHOULD I CONSIDER?

A:       You should review "Risk Factors" beginning on page 11.

         You should also review the factors considered by ProCard's board of directors. See "The Merger Recommendation of ProCard Board and Reasons for the Merger on page 21.

Q:       WHAT HAPPENS AS THE MARKET PRICE OF SYNOVUS COMMON STOCK FLUCTUATES?

A: The exchange ratio floats. Since the market price of Synovus common stock fluctuates, at the time you vote you will not know what the shares will be worth when issued in the merger.

Q:       WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We are working to complete the merger during the second quarter of 2000.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that as a result of the merger ProCard stockholders generally will not recognize gain or loss for United States federal income tax purposes. ProCard stockholders will, however, recognize gain or loss on cash received for fractional shares. To review the tax consequences to ProCard stockholders in greater detail, see pages 32 through 33.

         Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:       WHAT AM I BEING ASKED TO VOTE UPON AND WHAT IS THE REQUIRED
         STOCKHOLDER VOTE?

A: You are being asked to approve the merger agreement which provides for Synovus' acquisition of ProCard through a merger of a subsidiary of Synovus into ProCard. Following the merger, ProCard will be a wholly owned subsidiary of Synovus. Approval of the proposal requires the affirmative vote of a majority of the outstanding capital stock of ProCard voting as a single class.

         A majority of the ProCard board of directors has approved and adopted the merger agreement and recommends that ProCard stockholders vote "FOR" the approval of the merger agreement.

Q:       WHAT SHOULD I DO NOW?

A: ProCard stockholders should read this proxy statement/prospectus carefully and determine whether they desire to receive the Synovus common stock, or whether they desire to exercise their dissenters' rights under Delaware law.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send you written instructions for exchanging your ProCard capital stock certificates for Synovus common stock certificates.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                                 ProCard, Inc.
                             1819 Denver West Drive
                             Building 26, Suite 300
                             Golden, Colorado 80401
                     Attention: D. Dale Browning, President
                           Telephone: (303) 216-4016

                                    SUMMARY

    This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement. In addition, we incorporate by reference important business and financial information about Synovus into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 60 of this proxy statement/prospectus.


THE COMPANIES (page 51)

Synovus Financial Corp.
Suite 301, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901
(706) 649-2387

     Synovus Financial Corp., a Georgia corporation, is a multi-financial services company whose stock is traded on the New York Stock Exchange under the symbol "SNV." Synovus is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As of December 31, 1999, Synovus had total assets of $12.5 billion, total deposits of $9.4 billion, shareholders' equity of $1.2 billion and net loans of $8.9 billion. Synovus and its 38 commercial banking affiliates presently provide banking services at approximately 200 offices located in the States of Georgia, Alabama, Florida and South Carolina. Synovus also owns nonbanking subsidiaries, including a full service brokerage firm and an 80.8% interest in Total System Services, Inc. Total System Services, Inc. is an information technology processor of credit, debit, commercial and retail cards whose stock is traded on the New York Stock Exchange.

ProCard, Inc.
1819 Denver West Drive
Building 26, Suite 300
Golden, Colorado  80401
(303) 279-2255

     ProCard, Inc., a Delaware corporation, develops and markets software and services to support bank commercial card programs. Such software and services include client server and internet based software solutions that enable the clients of its licensee banks to manage their commercial card program and manage commercial card transaction data.

THE MERGER (page 15)

    Pursuant to the terms of the merger agreement, dated as of March 3, 2000, TSYS Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Synovus, will be merged with and into ProCard. The merger requires the approval of the holders of at least a majority of the ProCard capital stock outstanding on the record date. If this approval is obtained, we currently expect to complete the merger in the second quarter of 2000, subject to obtaining certain regulatory approvals and other customary conditions to the merger.

    We have attached the merger agreement (Appendix "A") at the back of this proxy statement/prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

WHAT PROCARD STOCKHOLDERS WILL RECEIVE (page 15)

    If the merger is completed, you will receive between 0.174005 and 0.263644 shares of Synovus common stock for each share of ProCard capital stock you own, plus cash instead of any fractional share of Synovus common stock. Holders of ProCard common stock, series A preferred stock, and series B preferred stock will receive the same number of shares of Synovus common stock for each share owned. The precise exchange ratio will be based upon the average closing price of Synovus common stock for the 20 trading days ending on the third business day before the closing date of the merger. The number of shares of Synovus common stock to be exchanged for shares of ProCard capital stock will be reduced to pay for ProCard's expenses related to the merger that exceed $800,000.

    If the average closing price of Synovus common stock during the measurement period is between $16.50 and $25.00, the exchange ratio will be set so that you will receive $4.35 worth of Synovus common stock, valued at that average closing price for each of your shares of ProCard capital stock.

    If the average closing price of Synovus common stock is less than $16.50, the exchange ratio will be fixed at 0.263644 and you will receive less than $4.35 worth of Synovus common stock (valued at the average closing price during the measurement period) for each of your ProCard shares. ProCard may terminate the transaction if the average closing price is less than $16.50 (unless Synovus waives the floor) in which case the merger would not close and you would continue to own your shares of ProCard capital stock. The ProCard board has resolved to terminate the merger agreement if the per share consideration received for each share of ProCard capital stock is less than $4.00 (valued at the average closing price during the measurement period) after giving effect to the $16.50 floor and the expense sharing requirements referenced above. This does not prevent the ProCard board, however, from deciding to terminate the merger agreement if the average closing price of Synovus common stock is less than $16.50. Assuming that expenses do not exceed $800,000 the consideration received for each share of ProCard capital stock would be less than $4.00 (valued at the average closing price during the measurement period) if the average closing price of Synovus common stock during the measurement period is less than $15.18 and Synovus does not waive the $16.50 floor.

    If the average closing price of Synovus common stock is greater than $25.00, the exchange ratio will be fixed at 0.174005 and you will receive greater than $4.35 worth of Synovus common stock (valued at the average closing price during the measurement period) for each of your ProCard shares. Synovus has the right to terminate the transaction if the average closing price is greater than $25.00 (unless ProCard waives the ceiling) in which case the merger would not close and you would continue to own your shares of ProCard capital stock.

    If ProCard's expenses related to the merger exceed $800,000, you will receive less than $4.35 worth of Synovus common stock (valued at the average closing price during the measurement period) for each of your ProCard shares because the total number of shares of Synovus common stock to be exchanged for shares of ProCard capital stock will be reduced for all ProCard expenses related to the merger that exceed $800,000. For example, $100,000 of expenses in excess of such $800,000 will result in $.014500 allocated to each share of ProCard capital stock (or option thereon) held by a ProCard stockholder or optionholder. ProCard's merger-related expenses as of April __, 2000 are $________, and ProCard currently does not expect to exceed the $800,000 expense threshold.

    References herein to the value of consideration received by you in shares of Synovus common stock or the worth of shares of Synovus common stock refer to such value or worth based on the average closing price of Synovus common stock during the twenty (20) trading day period ending three (3) days prior to the closing date of the merger. The market price of Synovus common stock fluctuates daily. On any given day, including the closing date of the merger, the price of a share of Synovus common stock may be higher or lower than such average closing price. Because the market price of Synovus common stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

    On March 3, 2000, the last full trading day before the public announcement of the proposed merger, Synovus common stock closed at $15.69. If the average closing price of Synovus common stock during the measurement period was $15.69 and the merger was consummated, ProCard stockholders would receive 0.263644 shares of Synovus common stock, which would be valued at $4.14 per share for each share of ProCard capital stock owned, assuming that ProCard's expenses related to the merger did not exceed $800,000.

    On April __, 2000, Synovus common stock closed at _______. If the average closing price of Synovus common stock during the measurement period was______ and the merger was consummated, ProCard stockholders would receive _____ shares of Synovus common stock, which would be valued at $_____ for each share of ProCard capital stock owned, assuming that ProCard's expenses related to the merger did not exceed $800,000.

PROCARD'S REASONS FOR THE MERGER (page 21)

     In reaching its decision to approve and recommend approval of the merger agreement, the board of directors considered a number of factors, including the following:

- Total System's intent to develop a competing alternative to ProCard's products.

-    The numerous synergies that exist between Total System and ProCard.

- The dependence of ProCard's revenues on two banks, the loss of either or both of which would have a material adverse affect on ProCard and the ability of ProCard and Total System acting together to influence those banks to stay with ProCard.

- The opinion of ProCard's financial advisor, Fox-Pitt, to the effect that the consideration to be received by the holders of ProCard capital stock in the merger was fair from a financial point of view.

- Synovus common stock is a highly liquid currency that provides ProCard's stockholders the ability to realize cash or to continue with their investment with "up side" potential.

- A merger with Synovus would not only protect but enhance ProCard's stockholder investment.

- A merger will ensure ProCard's on-going competitiveness and enhance the services that ProCard provides to ProCard's banks and their corporate clients.

- A merger with Synovus would provide ProCard's employees with the opportunity to work for a company that is recognized as an outstanding employer while continuing to work at ProCard as a stand-alone entity in Golden, Colorado.

OPINION OF FINANCIAL ADVISOR (page 23)

     In deciding to approve the merger, ProCard's board of directors considered an opinion from its financial advisor, Fox-Pitt, Kelton, Inc. This opinion stated that, as of March 2, 2000 and subject to the assumptions and qualifications stated in the opinion, the exchange ratio in the merger was fair from a financial point of view to ProCard's stockholders. A copy of the opinion is attached to this proxy statement/prospectus as Appendix "B".
We urge you to read this opinion in its entirety.

PROCARD SPECIAL STOCKHOLDERS' MEETING (page 12)

     The special meeting will be held at the offices of ProCard, Inc., at 1819 Denver West Drive, Building 26, Suite 300, Golden, Colorado, at 9:00 a.m. local time, on May 10, 2000.

RECOMMENDATION OF PROCARD BOARD OF DIRECTORS (Pages 21 and 47)

    A majority of the board of directors of ProCard has determined that the merger is in the best interests of the stockholders of ProCard and has approved the merger agreement. Accordingly, a majority of the board of directors recommends that the stockholders of ProCard vote "FOR" the merger agreement.

VOTE REQUIRED TO APPROVE THE MERGER (page 13)

     The approval of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ProCard common stock and ProCard preferred stock voting together as a single class at the special meeting.

    The merger does not require the approval of Synovus' shareholders. Synovus, as the sole stockholder of the acquisition subsidiary, approved the merger on March 3, 2000.

VOTING AGREEMENT (page 13)

     As an incentive to Synovus to enter into the merger agreement, several officers and all members of ProCard's board of directors entered into a voting agreement with Synovus to vote their shares in favor of the merger agreement and the merger. Pursuant to the voting agreement, Synovus holds proxies to vote a majority of the ProCard capital stock entitled to vote at the special meeting. Accordingly, Synovus currently holds proxies to vote enough shares of ProCard capital stock to approve and adopt the merger agreement and the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (page 31)

Certain key employees of ProCard will enter into employment agreements with Synovus as a condition to the merger. In addition, the past and present directors and officers of ProCard will be indemnified by the surviving corporation in the merger for events that occurred prior to the merger or in connection with the merger.

CONDITIONS TO THE MERGER (page 25)

    Consummation of the merger is subject to various conditions, including:

     -    receipt of ProCard stockholder approval;

     - the holders of not more than 5% of the outstanding shares of ProCard capital stock have elected to exercise their appraisal rights;

     -    receipt of the necessary regulatory approvals;

     - receipt of an opinion from KPMG LLP regarding certain tax aspects of the merger;

     - receipt of a letter from KPMG LLP that the merger qualifies for pooling of interests accounting treatment; and

     -    satisfaction of other customary closing conditions.

REGULATORY APPROVALS (page 29)

     The regulatory approvals and consents necessary to consummate the transactions contemplated by the merger agreement include the approval of the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia. Applications have been submitted for such approvals. The Georgia Banking Department has approved the merger. The Federal Reserve has not yet approved the merger.

ACCOUNTING TREATMENT AS ADDITIONAL CONDITION TO THE MERGER (page 33)

    We expect the merger to qualify as a "pooling of interests," which means that we will treat our companies as if they had always been one company for accounting and financial reporting purposes. Synovus has the right not to complete the merger if Synovus does not receive a letter from its independent public accountants stating that the merger will qualify as a "pooling of interests."

TAX OPINION (pages 32)

    The merger is structured so that ProCard stockholders will not recognize gain or loss for federal income tax purposes for the whole shares of Synovus common stock they receive in the merger. Synovus' independent public accountants, KPMG LLP, has issued an opinion to this effect, which is attached to this proxy statement/prospectus as Appendix "C". ProCard stockholders will be taxed on cash received instead of any fractional share of Synovus common stock. Tax matters are complicated, and tax results may vary among stockholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

EFFECTIVE DATE OF MERGER (page 15)

    The merger will become effective when all of the conditions to the merger have been satisfied and a certificate of merger is filed with the Secretary of State of Delaware, or on such later date as the certificate of merger may specify. Subject to the conditions specified in the merger agreement, the parties anticipate that the merger will become effective in the second quarter of 2000. There can be no assurances, however, as to whether or when the merger will occur.

WAIVER AND AMENDMENT (page 29)

    Prior to the effective date of the merger, any provision of the merger agreement may be waived in writing by the party entitled to the benefits of such provision or by all parties, to the extent allowed by law. Except as limited by law, the merger agreement may be amended at any time by an agreement in writing between Synovus and ProCard.

APPRAISAL RIGHTS (pages 12 and 47)

    Holders of ProCard capital stock are entitled to appraisal rights under Delaware law and, if the merger is consummated, to receive payment in cash for the statutory "fair value" of their shares, upon compliance with the provisions of Section 262 of the Delaware General Corporation Law. Under Delaware law, "fair value" would exclude any element of value arising from the accomplishment or expectation of the merger. To perfect these rights, a stockholder must not vote in favor of the merger and must deliver to ProCard a written demand for appraisal of such stockholder's shares prior to the vote on the merger at the special meeting of ProCard's stockholders. The delivery of a proxy or vote against the merger will not constitute such a demand. Failure to follow any of these or other applicable procedures may result in the loss of statutory appraisal rights. Holders of Synovus common stock are not entitled to appraisal rights in connection with the merger.

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION (page 30)

     The merger agreement provides that the directors and officers of the acquisition subsidiary immediately prior to the effective time of the merger will serve as the directors and officers of ProCard following the merger. Upon completion of the merger, the officers of ProCard prior to the effective time of the merger will be appointed to serve as officers of the surviving corporation.

TERMINATION AND TERMINATION FEE (page 30)

     TERMINATION. Either ProCard or Synovus may terminate the merger under the following circumstances, among others:

     -    both parties consent in writing;

     -    the merger is not completed before June 30, 2000; or

     - the other party breaches in a material manner any of the representations or warranties or any covenant or agreement it has under the merger agreement and such breach is not cured within the time frames specified in the merger agreement.

    Synovus may terminate the merger agreement under the following additional circumstances, among others:

     -    the ProCard stockholders do not approve the merger;

     - the average closing price of Synovus' common stock during the 20 trading days ending on the third business day before the closing date is greater than $25.00 if ProCard has not waived the application of the $25.00 ceiling price; or

     - the ProCard board of directors shall have modified its approval or recommendation of the merger in a manner adverse to Synovus or causes ProCard to enter into or endorses or recommends a competing acquisition proposal.

    ProCard may terminate the merger under the following additional circumstances, among others:

     - the average closing price of Synovus' common stock during the 20 trading days ending on the third business day before the closing date is less than $16.50 if Synovus has not waived the application of the $16.50 floor price; or

     - the ProCard board receives a superior proposal from another person offering to merge with ProCard, acquire all or a significant portion of the assets or equity of ProCard, or any similar transaction, and the board in good faith believes that its fiduciary duties to the ProCard stockholders requires the termination of the merger agreement and Synovus has not proposed adjustments to the merger agreement that would enable ProCard to continue with the merger.

    TERMINATION FEE. The merger agreement provides that ProCard must pay Synovus a termination fee of $1.2 million in the event that the agreement is terminated because:

     -    the ProCard stockholders do not approve the merger;

     - the ProCard board of directors shall have modified its approval or recommendation of the merger in a manner adverse to Synovus or causes ProCard to enter into an agreement or endorses, approves or recommends a competing acquisition proposal;

     - the ProCard board shall have modified its approval or recommendation of the merger in a manner adverse to Synovus and the parties to the voting agreement (other than Synovus) shall have notified Synovus that they will not vote their shares in favor of the merger; or

     - the ProCard board receives a proposal from another person offering to merge with ProCard, acquire all or a significant portion of the assets or equity of ProCard, or any similar transaction, and the board in good faith believes that such other proposal is a superior proposal, the receipt of which requires the board to terminate the merger agreement in accordance with its fiduciary duties under Delaware law.

NO SOLICITATION; BOARD ACTION (page 26)

    ProCard has agreed that until the completion of the merger, ProCard will not directly or indirectly take any specified actions with respect to any "acquisition proposal," as defined in the merger agreement.

    However, notwithstanding these restrictions, ProCard may, if necessary to comply with its fiduciary obligations and subject to other qualifications and conditions, furnish information and engage in discussions or negotiations in response to unsolicited acquisition proposals for business combinations and acquisitions that ProCard's board of directors determines to be a "superior proposal," as defined in the merger agreement.

    ProCard has agreed to notify Synovus of any superior proposal and to give Synovus the opportunity to propose adjustments to the terms and conditions of the merger agreement prior to abandoning its recommendation of the merger agreement to the ProCard stockholders.

EFFECT OF MERGER ON RIGHTS OF PROCARD STOCKHOLDERS (page 38)

    ProCard is a Delaware corporation and, therefore, the rights of stockholders of ProCard currently are determined by reference to the Delaware General Corporation Law and ProCard's Certificate of Incorporation and bylaws. At the effective time of the merger, stockholders of ProCard will become shareholders of Synovus, which is a Georgia corporation. As a result, their rights as shareholders of Synovus will then be determined by reference to the Georgia Business Corporation Code and Synovus' Articles of Incorporation and bylaws. The laws of these jurisdictions vary. There are also various differences between Synovus' Articles of Incorporation and bylaws and ProCard's Certificate of Incorporation and bylaws.

MARKET PRICE INFORMATION (page 50)

     Synovus common stock is listed on the New York Stock Exchange. ProCard's capital stock is not publicly traded. The following table presents:

     - the last reported sale price of one share of Synovus common stock, as reported on the New York Stock Exchange Composite Transaction Tape,

     -    the estimated sale price for ProCard capital stock, and

     - the market value of one share of ProCard capital stock on an equivalent per share basis.

     On March 15, 2000, there were 92 holders of record of ProCard common stock, 46 holders of record of ProCard series A preferred stock and 59 holders of record of ProCard series B preferred stock. No established trading market for ProCard capital stock exists. Transactions in ProCard capital stock are infrequent and are negotiated privately between the persons involved in these transactions. These transactions are not reported on an exchange or other organized trading system. For these reasons, ProCard does not have reliable data regarding recent trading activity in ProCard capital stock. To the best knowledge of management of ProCard, the last transaction in ProCard capital stock prior to announcement of the merger was a sale of ProCard series B preferred stock on January 11, 2000 at a price of $4.00 per share.

     In each case it is assumed that the merger had been completed on March 3, 2000, the last full trading day prior to the public announcement of the proposed merger, and on April __, 2000, the last day for which such information could be calculated prior to the date of this proxy statement/prospectus. The equivalent price per share data for ProCard capital stock has been determined by multiplying the last reported sale price of one share of Synovus common stock on each of these dates by the exchange ratio.


                                                             EQUIVALENT
                                                             PRICE PER
                                                              SHARE OF
                                 SYNOVUS        PROCARD       PROCARD
                                  COMMON        CAPITAL       CAPITAL
                     DATE         STOCK          STOCK         STOCK
                     ----         -----       (ESTIMATED)      -----
                                              -----------

                  March 3, 2000  $ 15.69        $ 4.00        $ 4.14
                  April __,      $ _____        $ ____        $ ____
                  2000

SELLING SHAREHOLDERS; PLAN OF DISTRIBUTION (page 35)

    This proxy statement/prospectus also relates to the offer and resale by certain ProCard stockholders, referred to in this document as the "selling shareholders," of up to approximately 1,086,524 shares of Synovus common stock issued to them in connection with the merger. The selling shareholders have not advised Synovus of any specific plans for the distribution of the resale shares. It is anticipated that the sale or distribution of all or any portion of the resale shares offered hereby may be effected from time to time by the selling shareholders directly, indirectly to or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the New York Stock Exchange, in the over-the-counter market, on any national securities exchange on which the shares are listed or traded, in privately negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

                                  RISK FACTORS

     ProCard stockholders should consider carefully the following factors, in addition to those factors discussed in the documents that Synovus has filed with the SEC which we have incorporated by reference into this document, and the other information included in this proxy statement/ prospectus, before voting on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement.

FLOATING EXCHANGE RATIO

     Upon completion of the merger, each share of ProCard capital stock will be converted into the right to receive not less than 0.174005 shares (unless ProCard waives the ceiling) nor more than 0.263644 shares (unless Synovus waives the floor) of Synovus common stock with the precise exchange ratio to be determined in accordance with the merger agreement as described in "THE MERGER
- Terms of the Merger" on page 15. (There are termination provisions in the merger agreement associated with the price of Synovus common stock. See "THE MERGER - Termination and Termination Fee" on page 30). The price of Synovus common stock when the merger takes place may vary from its price at the date of this document and at the date of the special meeting. Such variations in the price of Synovus common stock may result from changes in the business, operations or prospects of Synovus, market assessments of the likelihood and timing of the merger, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, ProCard stockholders will not know the exact value of the Synovus common stock that ProCard stockholders will receive when the merger is completed. You are urged to obtain current market quotations for Synovus common stock.

EXPENSES

     The terms of the merger agreement provide that ProCard shall pay its own expenses in connection with the negotiations and consummation of the merger up to a maximum of $800,000. The amount of any expenses in excess of such $800,000 shall be withheld from the shares of Synovus common stock to be distributed to the ProCard stockholders, resulting in a lower amount to be distributed to the ProCard stockholders. For example, $100,000 of expenses in excess of such $800,000 will result in $.014500 allocated to each share of ProCard capital stock (or option thereon) held by a ProCard stockholder or optionholder.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Synovus and ProCard make forward-looking statements in this document, and Synovus makes such statements in its public documents, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described under "Risk Factors" and as follows. You should consider these risks when you vote on the merger. These possible events or factors include the following:

          - our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

          - costs or difficulties relating to the integration of ProCard may be greater than expected;

          -    we lose more deposits, customers, or business than we expect;

          -    competition in the banking industry increases significantly;

          - our integration costs are higher than we expect or our operating costs after the merger are greater than we expect;

          -    the merger does not generate the synergies we expect;

          - technological changes and systems integration are harder to make or more expensive than we expect;

          -    changes in the interest rate environment reduce our margins;

          - general economic or business conditions are worse than we expect;

          - legislative or regulatory changes occur which adversely affect our business;

          -    changes occur in business conditions and inflation;

          -    changes occur in the securities markets; and

          - we have more trouble obtaining regulatory approvals for the merger than we expect.

     Management of each of Synovus and ProCard believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Synovus following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Synovus' and ProCard's ability to control or predict.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to stockholders of ProCard in connection with the solicitation of proxies by the board of directors of ProCard for use at the special meeting of its stockholders.

DATE, TIME AND PLACE

     The special meeting will be held at the offices of ProCard, Inc., at 1819 Denver West Drive, Building 26, Suite 300, Golden, Colorado, at 9:00 a.m. local time, on May 10, 2000.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, the stockholders of ProCard will be asked to consider and vote upon the approval and adoption of the merger agreement and the merger, and such other matters as may properly be brought before the special meeting.

     The ProCard board has, by a vote of four in favor and two against, approved the merger agreement, and the transactions contemplated by the merger agreement. A majority of the board recommends that you vote "FOR" approval of the merger and the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of ProCard common stock and ProCard preferred stock at the close of business on March 15, 2000, the record date for ProCard's special meeting, are entitled to receive notice of the special meeting and to vote at the special meeting. Holders of record of shares of ProCard common stock and ProCard preferred stock on the record date are each entitled to one vote per share on each matter to be considered at the special meeting.

     On the record date:

          - 2,996,505 shares of ProCard common stock were issued and outstanding and were held by 92 holders of record;

          - 1,266,299 shares of ProCard series A preferred stock were issued and outstanding and were held by 46 holders of record;

          - 1,592,165 shares of ProCard series B preferred stock were issued and outstanding and were held by 59 holders of record;

          - ProCard common stock, ProCard series A preferred stock, and ProCard series B preferred stock, constitute the only outstanding classes of voting securities of ProCard.

     A majority of all the issued and outstanding shares of ProCard common stock and the ProCard preferred stock, taken together as a single class, present in person or by proxy, will constitute a quorum for the special meeting. Shares held by ProCard in its treasury do not count toward a quorum.

VOTE REQUIRED

     The approval of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of ProCard common stock and ProCard preferred stock voting as a single class.

     The merger does not require the approval of Synovus' shareholders. Synovus, as the sole stockholder of the acquisition subsidiary, approved the merger on March 3, 2000.

STOCK OWNERSHIP OF PROCARD DIRECTORS, MANAGEMENT AND OTHERS

     At the close of business on the record date, the directors and executive officers of ProCard and their affiliates beneficially owned and were entitled to vote approximately 1,814,952 shares of ProCard common stock and 592,434 shares of ProCard series A preferred stock and 737,758 shares of ProCard series B preferred stock. This ownership represents approximately 54% of the combined shares of ProCard common stock and ProCard preferred stock outstanding on that date. All directors (including the two directors who voted against the merger) and several officers have entered into a voting agreement with Synovus. Those parties to the voting agreement are obligated to vote in favor of the merger agreement and the merger.

STOCK SUBJECT TO VOTING AGREEMENT

     As an incentive to Synovus to enter into the merger agreement, certain key stockholders of ProCard entered into a voting agreement with Synovus to vote their shares of ProCard common stock and ProCard preferred stock in favor of the merger agreement and the merger. Pursuant to the voting agreement, Synovus holds proxies to vote shares of ProCard common stock and ProCard preferred stock representing at least a majority of combined voting power represented by the shares of ProCard common stock and ProCard preferred stock outstanding on the record date. Accordingly, Synovus currently holds proxies to vote shares of ProCard capital stock pursuant to the voting agreement sufficient to approve and adopt the merger agreement and the merger.

TERMINATION OF THE VOTING AGREEMENT

     Prior to the closing date of the merger, the voting agreement may be terminated and the proxies held by Synovus revoked only if the merger agreement is terminated pursuant to its terms.

VOTING OF PROXIES

     Shares represented by all properly executed proxies received in time for the special meeting will be voted at the special meeting according to the voting instructions of the stockholder who executed the proxy. Properly executed proxies which do not contain voting instructions will be voted in favor of the merger agreement and the merger.

     ProCard intends to count shares of ProCard capital stock present in person at the special meeting but not voting, and shares of ProCard capital stock for which we have received proxies but with respect to which holders of shares have abstained from voting on or voted against any matter, as present at the special meeting for purposes of determining the presence or absence of a quorum for the special meeting.

     For voting purposes at the special meeting, only shares voted in favor of approval and adoption of the merger agreement and the merger will be counted as favorable votes for such approval and adoption. A stockholder's failure to submit a proxy (or to vote in person) or a stockholder's abstention from voting with respect to the approval and adoption of the merger agreement and merger will have the same effect as if the stockholder voted against approval and adoption of the merger agreement and the merger.

     We do not expect that any matter other than those referred to in this proxy statement/prospectus will be brought before the special meeting. However, if other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

     The persons named as proxies by a ProCard stockholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval and adoption of the merger agreement and the merger. However, the persons named as proxies will not vote any shares which are voted against the approval and adoption of the merger agreement in favor of such an adjournment.

REVOKING PROXIES

     ProCard stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the special meeting. A stockholder may revoke a proxy by taking any of the following actions:

- sending a written notice indicating their intention to revoke the proxy, including by telegram or facsimile, to the Corporate Secretary of ProCard;

-    submitting a later-dated signed proxy; or

- attending the special meeting and voting or abstaining from voting in person.

     Attendance at the special meeting alone without voting or abstaining from the vote on the merger will not revoke a proxy. Any written notice of a revocation of a proxy must be sent so that it will be delivered to the address below before the voting begins at the special meeting:

                                 ProCard, Inc.
                             1819 Denver West Drive
                             Building 26, Suite 300
                             Golden, Colorado 80401
                Attention: Brigid Davidson, Corporate Secretary
                              Fax: (303) 279-1044

     Proxies for stock held by stockholders who are party to the voting agreement with Synovus may not be revoked at any time or under any circumstances so long as the voting agreement is not terminated.

PROXY SOLICITATION

     Synovus will pay all the costs of filing and printing this proxy statement/prospectus except that ProCard will assume the cost of mailing this proxy statement/prospectus to its stockholders. In addition to solicitation by mail, the directors, officers and employees of ProCard may solicit proxies from stockholders of ProCard by telephone or telegram or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

     Do not send in any stock certificates with your proxy cards. Synovus will send transmittal forms with instructions for the surrender of certificates representing shares of ProCard common stock and ProCard preferred stock to former ProCard stockholders shortly after the merger is completed.

RECOMMENDATION OF THE PROCARD BOARD

     A majority of the ProCard board has adopted the merger agreement and believes that the proposed transaction is fair to and in the best interests of ProCard and its stockholders. A majority of the ProCard board recommends that ProCard's stockholders vote "FOR" approval of the merger agreement.

                                   THE MERGER

     The following is a description of certain provisions of the merger agreement, the merger and the consequences of the merger. This description is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Appendix "A" to this proxy statement/prospectus and is incorporated herein by reference. All stockholders are urged to read carefully the merger agreement, as well as the other appendices, in their entirety.

THE MERGER AGREEMENT

     The Boards of directors of Synovus, the acquisition subsidiary, and ProCard have approved, and the proper officers of Synovus, the acquisition subsidiary, and ProCard have executed and delivered, the merger agreement. The merger agreement sets forth the terms of the merger and contains: (1) conditions precedent to each party's obligations to consummate the merger; (2) representations, warranties and covenants of each of ProCard and Synovus; (3) provisions relating to ProCard's operations pending consummation of the merger; and (4) certain other provisions.

TERMS OF THE MERGER

     On the effective date of the merger (which will be specified in the certificate to be issued by the Secretary of State of Delaware causing the merger to become effective), each issued and outstanding share of ProCard capital stock will be converted into the right to receive between 0.174005 and
0.263644 shares of Synovus common stock.

     The exact exchange ratio will be determined based on the average closing price of Synovus common stock during a 20-day measurement period ending three business days before the closing date. If the average closing price of Synovus common stock during the measurement period is between $16.50 and $25.00 per share, the exchange ratio will be set so that each ProCard stockholder will receive $4.35 worth of Synovus common stock (valued at the average closing price during the measurement period) in exchange for each share of ProCard capital stock the stockholder owns. The number of shares of Synovus common stock to be exchanged for shares of ProCard capital stock will be reduced to pay for ProCard's expenses related to the merger that exceed $800,000. To the extent that such expenses exceed $800,000, ProCard stockholders will receive less than $4.35 worth of Synovus common stock (valued at the average closing price during the measurement period) for each share of ProCard capital stock held by the stockholder.

     If the average closing price of Synovus common stock during the measurement period is less than $16.50 per share, the board of directors of ProCard may terminate the merger agreement. If the average closing price of Synovus common stock is less than $16.50 and the merger is consummated, ProCard stockholders will receive 0.263644 shares of Synovus common stock for each share of ProCard capital stock owned, unless Synovus waives the floor.

     The ProCard board has resolved to terminate the merger agreement if the per share consideration received for each share of ProCard capital stock is less than $4.00 (valued at the average closing price during the measurement period) after giving effect to the $16.50 floor and the expense sharing requirements referenced in "Risk Factors - Expenses" above. This does not prevent the ProCard board, however, from deciding to terminate the merger agreement if the average closing price is less than $16.50. Assuming that expenses do not exceed $800,000 the consideration received for each share of ProCard capital stock would be less than $4.00 (valued at the average closing price during the measurement period) if the average closing price of Synovus common stock during the measurement period is less than $15.18 and Synovus does not waive the $16.50 floor. ProCard's merger-related expenses as of April __, 2000 are $________, and ProCard currently does not expect to exceed the $800,000 expense threshold.

     If the average closing price of Synovus common stock during the measurement period is greater than $25.00 per share, the board of directors of Synovus may terminate the merger agreement. If the average closing price of Synovus common stock is more than $25.00 and the merger is consummated, ProCard stockholders will receive 0.174005 shares of Synovus common stock for each share of ProCard capital stock owned, unless ProCard waives the ceiling.

     The following table provides examples of the operation of the exchange ratio. The first column shows various possible average closing prices of Synovus common stock. The second column shows the exchange ratio which would be applicable based on the corresponding price of Synovus common stock assuming that the $16.50 floor is not waived by Synovus and that the $25.00 ceiling is not waived by ProCard and that in each instance, the merger agreement is not terminated. The exchange ratio is the number of shares of Synovus common stock which will be issued in exchange for each share of ProCard capital stock. The third column shows the dollar value of the Synovus common stock, valued at the average closing price of Synovus common stock during the measurement period, which ProCard stockholders will be entitled to receive in exchange for each share of ProCard capital stock owned. Because the market price of Synovus common stock fluctuates, you will not know when you vote on the merger precisely what the shares of Synovus common stock will be worth when issued in the merger.


             Average Closing Price
                  of Synovus                                        Equivalent
                 Stock during                                       Price Per
              Measurement Period           Exchange Ratio         ProCard Share
              ------------------           --------------         -------------

                  $  14.00                    .263644               $  3.69
                     15.00                    .263644                  3.95
                     16.00                    .263644                  4.22
                     16.50                    .263644                  4.35
                     17.00                    .255890                  4.35
                     18.00                    .241674                  4.35
                     19.00                    .228954                  4.35
                     20.00                    .217507                  4.35
                     21.00                    .207149                  4.35
                     22.00                    .197733                  4.35
                     23.00                    .189136                  4.35
                     24.00                    .181256                  4.35
                     25.00                    .174005                  4.35
                     26.00                    .174005                  4.52
                     27.00                    .174005                  4.70

     The following table provides examples of the operation of the exchange ratio assuming that the $16.50 floor is waived by Synovus and that the $25.00 ceiling is waived by ProCard.


             Average Closing Price
                  of Synovus                                        Equivalent
                 Stock during                                       Price Per
              Measurement Period           Exchange Ratio         ProCard Share
              ------------------           --------------         -------------

                  $  14.00                    .310724               $  4.35
                     15.00                    .290009                  4.35
                     16.00                    .271883                  4.35
                     16.50                    .263644                  4.35
                     20.00                    .217507                  4.35
                     24.00                    .181256                  4.35
                     25.00                    .174005                  4.35
                     26.00                    .167313                  4.35
                     27.00                    .161116                  4.35

     You should obtain current stock price quotations for Synovus common stock. The market price of Synovus common stock will fluctuate before and after completion of the merger. No assurance can be given that the market price of Synovus common stock at or after the effective date of the merger will be equal to the average closing price during the measurement period.

     After the effective date of the merger, outstanding certificates representing shares of ProCard capital stock will represent shares of Synovus common stock. Certificates representing shares of ProCard capital stock will be surrendered to Synovus by the holders thereof on or after the effective date of the merger for new certificates representing shares of Synovus common stock. Until so surrendered to Synovus, the certificates which previously represented shares of ProCard capital stock will be deemed for all corporate purposes to evidence the ownership of the respective number of shares of Synovus common stock which the holders are entitled to receive upon their surrender to Synovus (except for the payment of dividends, which is subject to the exchange of stock certificates as provided herein).

     Until the stock certificates nominally representing shares of ProCard capital stock are surrendered to Synovus in exchange for certificates representing shares of Synovus common stock, no dividends payable as of any date subsequent to the effective date of the merger on the shares of Synovus common stock represented by the ProCard capital stock certificates will be paid (however, forms 1099 reporting the payment of such dividends will be filed with the Internal Revenue Service and mailed to each shareholder). Upon the surrender to Synovus of the ProCard capital stock certificates, Synovus will pay to the record holders the amount of dividends which previously had become payable, without interest, upon the shares of Synovus common stock represented by the outstanding ProCard capital stock certificates.

     Synovus will not issue fractional shares of Synovus common stock in connection with the merger. Instead, Synovus will pay cash (without interest) in lieu of fractional shares, in an amount equal to such fractional part of a share of Synovus common stock multiplied by the average closing price per share of Synovus common stock during the measurement period.

     The delivery of Synovus stock certificates and other amounts may be subject to possible forfeiture under applicable escheat laws if ProCard stock certificates are not surrendered for exchange within the legally specified periods of time which vary with the state of residence of the certificate holder. Therefore, we urge all ProCard stockholders to surrender their ProCard stock certificates at the earliest possible date after consummation of the merger in accordance with instructions provided to you by Synovus in the letter of transmittal described below.

     As soon as practicable following consummation of the merger, Synovus will send each stockholder of ProCard capital stock a letter of transmittal explaining the procedure to be followed in exchanging certificates representing shares of ProCard capital stock for certificates representing shares of Synovus common stock. Until the letter of transmittal is received, stockholders of ProCard should continue to hold their certificates representing shares of ProCard capital stock. Do not send any ProCard stock certificates with your proxy card.

     On the basis of the number of shares of ProCard capital stock which were outstanding on the record date, a maximum of 1,818,182 shares of Synovus common stock may be issued to the stockholders of ProCard pursuant to the terms of the merger agreement assuming that the $16.50 floor is not waived by Synovus. If the $16.50 floor is waived by Synovus and the average closing price of Synovus common stock during the measurement period were $15.69, the closing price on the last full trading day before the public announcement of the proposed merger, 1,912,046 shares of Synovus common stock would be issued to stockholders of ProCard assuming ProCard's expenses related to the merger did not exceed $800,000. If the $16.50 floor is waived by Synovus and the average closing price of Synovus common stock during the measurement period were $_____, the closing price on April __, 2000, _________ shares of Synovus common stock would be issued to stockholders of ProCard assuming ProCard's expenses related to the merger did not exceed $800,000.

     After the effective date of the merger, each outstanding ProCard stock option will be converted into an option to acquire shares of Synovus common stock. The exercise price of the converted options and the number of shares subject to the converted options will be adjusted in accordance with the exchange ratio. All unvested ProCard stock options will immediately vest and become exercisable at the effective time of the merger.

BACKGROUND OF THE MERGER

     ProCard and Total System Services, Inc., an 80.8% owned subsidiary of Synovus, have a long-standing business relationship. Total System is the transaction processor for Citibank and Bank One, customers of ProCard that accounted for more than 80% of ProCard's 1999 revenue. ProCard's software provides to a bank's commercial customers the ability to generate various reports and provides accounting functionality, allocation capability and electronic posting to the customer's general ledger. In 1990 ProCard designed certain enhanced card transaction authorization software and engaged Total System to develop the software. This authorization module was installed at Total System to function in conjunction with Total System's transaction processing software. The enhanced authorization controls provided by this software are the base technology that makes purchasing card programs viable. ProCard had a period of exclusive ownership of the authorization module; however, in accordance with the terms agreed with Total System, Total System later gained rights to unrestricted use of the module. Additionally, one of ProCard's licensee banks requested that the transaction data be provided electronically to the end user which resulted in Total System and ProCard developing direct communication links that permitted the transmission of transaction data directly from Total System to ProCard.

     By 1994, that initial generation of processing software had become obsolete and Total System began the development of its own enhanced proprietary processing software. ProCard converted to Total System's new processing software in 1995.

     As a result of the foregoing, ProCard and Total System have had a strong working relationship for over ten years. ProCard personnel and Total System personnel have worked closely together in coordinating their software applications to serve mutual customers. ProCard and Total System each possess in-depth knowledge of the software systems of the other. As a result, the software solutions developed by ProCard are fully compatible with the transaction processing services provided by Total System.

     Beginning in 1998, Total System embarked on a program to develop software in conjunction with a third party developer that would provide a comprehensive Internet solution for a bank's commercial card customers, providing real time access to data and to administrative and cardholder functions for purchase, travel and entertainment and fleet transactions. Many of those functions are provided by ProCard's software. Accordingly, Synovus viewed the acquisition of ProCard as a logical alternative to achieve Total System's objectives rather than continuing their development efforts.

     In April 1999 Synovus management expressed to senior management of ProCard an interest in a strategic partnership with ProCard and discussed a variety of alternatives including a merger with ProCard. ProCard management requested that Synovus set forth a written proposal.

     In May and June 1999, Synovus and ProCard management met on various occasions to discuss the synergies between the two companies and to discuss a possible relationship. By letter dated July 1, 1999, Synovus submitted a preliminary offer to acquire ProCard for Synovus common stock valued in the range of $15 to $20 million, the exact price to depend on the results of due diligence. In early July 1999, ProCard and Synovus entered into a confidentiality agreement and the Synovus management team performed two days of due diligence at ProCard's offices and made a presentation to the ProCard board of directors at a board meeting on July 8, 1999. Thereafter, ProCard management provided Synovus additional information including projected financial statements.

     By letter dated July 29, 1999, Synovus submitted a revised preliminary proposal of $24.5 million. This proposal was contingent on satisfactory due diligence, on the retention of key ProCard personnel and on the ability to account for the transaction as a pooling of interests.

     On August 3, 1999, the ProCard board met to discuss the Synovus proposal. The ProCard board decided to retain an investment banking firm and to interview two investment banking firms known to members of the ProCard board. On August 4, 1999, the ProCard board again met by conference telephone call to discuss the results of the interviews. On August 9, 1999, the ProCard board engaged the services of Fox-Pitt Kelton, Inc.

     At a ProCard board meeting on August 20, 1999, Fox-Pitt reported the results of the limited market check that ProCard had requested Fox-Pitt to perform. Fox-Pitt reported that approximately 20 companies had been contacted on a no-name basis to determine if there was any interest in a possible acquisition of a company like ProCard. Four had expressed a preliminary interest. Of these, two were large public companies involved in credit card transaction processing, one was a small public company involved in e-commerce and the fourth was a small private company.

     At the August 20 ProCard board meeting, the ProCard board expressed reluctance to accept the $24.5 million proposal but authorized management to continue negotiations with Synovus in an effort to elicit an offer at the highest price possible for the purpose of presenting a formal proposal to the ProCard board. The ProCard board authorized the continuation of the market check.

     In late August ProCard management and Fox-Pitt held further discussions with Synovus management and further information was submitted to Synovus. On August 26, 1999, Synovus faxed a revised proposal of $28 million, subject to certain management approvals. By letter dated August 27, 1999, Synovus confirmed the $28 million proposal.

     On August 26, 1999, the ProCard board met to discuss the latest Synovus proposal. The ProCard board discussed the contingencies to the proposal, including satisfactory discussions with ProCard's largest banks, Bank One and Citibank, with a commitment from each of those banks to maintain its relationship with ProCard for three years. Fox-Pitt reported that the market check had resulted in no additional indications of interest other than those stated at the August 20 board meeting. The ProCard board discussed the four companies that had expressed preliminary interest. The ProCard board believed that neither of the two large public data processing companies would have the same synergies as a Synovus/ProCard combination and that neither was likely to pay as much for ProCard as Synovus. The other public company was an e-commerce company with a very high valuation based on earnings and revenue multiples and whose stock was exposed, as a result, to downside risk. The fourth was a private company whose stock was illiquid. The ProCard board concluded, therefore, that none was as attractive a merger candidate as Synovus. The ProCard board then voted to accept the Synovus $28 million offer subject to the execution of a definitive agreement, and Fox-Pitt indicated that it would be willing to render a fairness opinion on the transaction.

     From August 26, 1999 until September 30, 1999, representatives of Synovus and ProCard negotiated the merger agreement. On September 29, 1999, the ProCard board met to approve the merger agreement subject to the resolution of certain outstanding issues. The ProCard board approved the merger agreement as submitted, subject to the changes recommended by ProCard counsel. As so approved, the merger agreement contained a collar on the price of Synovus common stock of $17.50 to $25. If the price were to fall below $17.50 the number of shares received in the merger by owners of ProCard capital stock would be determined by dividing $28 million by $17.50. In such event, the ProCard board would have the right to terminate the merger. Likewise, if the price were to exceed $25, the number of shares received in the merger would be determined by dividing $28 million by $25, and Synovus could terminate the merger if the average price exceeded $25 per share. In addition, the ProCard board adopted a resolution committing to terminate the merger if the average closing price of Synovus common stock was less than $15.31 per share.

     At the same meeting, the ProCard board approved a proposal from Citibank to license the ProCard Pathway(TM) software for a $1 million upfront license fee and annual minimum transaction fees of $1.6 million for four years. On September 29, 1999, Mr. Browning advised Synovus of the financial arrangement that had been negotiated with Citibank. On September 30, 1999, Synovus advised ProCard that it was terminating merger discussions until ProCard and Citibank had executed a definitive license agreement that permitted Synovus to evaluate the impact of the license agreement on ProCard's financial projections.

     On January 11, 2000, the ProCard board met and was advised by management that a final agreement with Citibank was expected soon and that management had furnished to Synovus revised financial projections in anticipation of renewing the merger discussions. On January 14, 2000, Synovus advised ProCard that Synovus would propose $24.5 million.

     On January 20, 2000, the ProCard board approved the software license agreement with Citibank and discussed Synovus' view that ProCard's value was only $24.5 million. The individual board members indicated their view that such a value was not acceptable and authorized board members Browning, Summerville and Hoagland to meet with Synovus to discuss the possible merger and valuation.

     In December 1999, a member of the ProCard board became aware of a privately held company (the "Private Company") in connection with the Private Company's effort to secure venture capital financing. The ProCard board member perceived potential synergies between ProCard and the Private Company. Three members of ProCard's board met with management of the Private Company on February 3, 2000. As a result of that meeting, arrangements were made for management of the Private Company to meet with ProCard management and the ProCard board in ProCard's offices.

     On February 9, 2000, Messrs. Browning, Hoagland and Summerville met with senior management of Total System and Synovus in Columbus, Georgia to negotiate the valuation. At the meeting, Synovus increased its proposal to $28 million. On February 11, 2000, Synovus increased the offer to $30 million.

     On February 14, 2000, the senior management of the Private Company met with the senior management of ProCard in Golden, Colorado to discuss the business of the two companies and a potential merger and made a presentation to the ProCard board on February 15, 2000. ProCard management evaluated the business prospects of the Private Company and its financial condition. On February 15, 2000, the ProCard board met to evaluate the possibilities of a merger with the Private Company and to act on the Synovus $30 million proposal. ProCard's investment banker, Fox-Pitt, was included in the meeting by conference telephone. ProCard senior management gave a presentation of the Private Company's business plan, financial condition, competitive situation and possible synergies with ProCard. Management concluded that the Private Company was underestimating the competition, that their possible success in the near term was questionable, that they had a history of significant operating losses, that they were attempting to manage a very significant amount of debt and that there were no real synergies between the two companies. The board discussed in detail the lack of liquidity of the Private Company's stock and the effect that would have on ProCard's stockholders.

     Mr. Summerville reported on the meeting held with management representatives of Synovus and Total System on February 9 where Synovus presented its method of valuation of ProCard. Mr. Hoagland reported that Synovus presented plans which indicate that a merger of Synovus and ProCard, given all the synergies of the two companies, would enhance the abilities of the combined entity to compete in the marketplace. Discussion was held on the collar on the number of Synovus shares to be issued in the merger. That issue remained open. Synovus requested a response to its offer within two weeks.

     The ProCard board concluded that, because of the risks involved and the lack of synergies between ProCard and the Private Company, a decision on the offer from Synovus should not be postponed. The ProCard board then approved the merger agreement with Synovus subject to receipt of a fairness opinion from Fox-Pitt and further approval by the ProCard board of any change in the floor price of the collar. The ProCard board's vote was four in favor and two against.

     On February 22, 2000, the ProCard board approved a floor price of $16.50 per share and was advised that Synovus had agreed to ProCard's position on the material open issues. The ProCard board adopted a resolution recommending that the merger be submitted for vote at a special meeting of stockholders.

     On February 24, 2000, a meeting of the ProCard board was held at which Fox-Pitt presented a draft written and oral report on its fairness opinion and read its draft fairness opinion to the ProCard board.

     On March 3, 2000, the parties executed and delivered the merger agreement and Fox-Pitt delivered its signed written opinion to the ProCard board that, as of March 2, 2000 and based upon and subject to certain matters stated therein, the merger consideration was fair from a financial point of view to the holders of ProCard capital stock, provided that the value of the Synovus common stock received by the holders of the ProCard capital stock was not less than $4.00 for each share of ProCard capital stock. See "Fairness Opinion of Financial Advisor to the ProCard Board." The merger agreement was publicly announced on March 6, 2000.

     On March 31, 2000, the ProCard board adopted a resolution committing to terminate the merger agreement if the per share consideration received for each share of ProCard capital stock is less than $4.00 (valued at the average closing price during the measurement period) after giving effect to the $16.50 floor and the requirement that expenses in excess of $800,000 be borne pro rata by the holders of ProCard capital stock and options. This does not prevent the ProCard board, however, from deciding to terminate the merger agreement if the average closing price of Synovus common stock is less than $16.50. Assuming that expenses do not exceed $800,000 the consideration received for each share of ProCard capital stock would be less than $4.00 (valued at the average closing price during the measurement period) if the average closing price of Synovus common stock during the measurement period is less than $15.18 and Synovus does not waive the $16.50 floor. ProCard's merger-related expenses as of April __, 2000 are $________, and ProCard currently does not expect to exceed the $800,000 expense threshold.

RECOMMENDATION OF PROCARD BOARD AND REASONS FOR THE MERGER

     On February 15, 2000, the board of directors of ProCard approved and adopted the merger agreement subject to receipt of a fairness opinion from Fox-Pitt and further approval by the board of any change in the floor price of the collar. The vote was four in favor and two against. A majority of the board of directors of ProCard believes that the merger and the terms and provisions of the merger agreement, including the $30 million consideration, are fair to and in the best interests of ProCard's stockholders. A majority of the board of directors of ProCard recommends that you vote to approve the merger agreement and the transactions contemplated thereby.

     In reaching its decision to approve and recommend approval of the merger agreement, the board of directors of ProCard considered a number of factors, including the following:

     - Total System's intent to develop a competing alternative to ProCard's products. If ProCard should fail to reach an agreement with Synovus, Total System will aggressively move ahead with its development effort and will be a formidable competitor for ProCard. Total System could be expected to differentiate its product from other competitive options in the marketplace through pricing incentives, proprietary technical enhancements and service level commitments that would be difficult, if not impossible, for others (including ProCard) to match.

     - There are numerous synergies that exist between Total System and ProCard that would not exist with any other potential partner. A merger with ProCard would allow Total System to accelerate the deployment of a Total System-branded product within nine months. ProCard currently has in place the technical capability for data transmission with Total System. ProCard and Total System serve mutual bank customers. There is in-depth expertise on the ProCard staff regarding Total System technology, data content and technical architecture.

     - ProCard's revenue stream continues to be dependent on two banks, Bank One and Citibank, which contribute over 80 percent of ProCard's gross revenue. ProCard's contract with Citibank expires in four years. It is possible that if Citibank is unable to complete the development of its proprietary solution within two years, it may consider the Total System software as an alternative to ProCard. ProCard's future relationship with Bank One remains at risk, in that Bank One may be forced to use alternative software. Even if this does not happen, Bank One may decide to proceed with its own proprietary solution given Bank One's growth potential, transaction volumes and the resulting economic advantages. ProCard on its own has only a limited ability to influence Bank One's decision. Total System, using its own proprietary product or in the event of a merger using ProCard products, could have a substantial influence on this decision. If these events occur and ProCard has not merged with Synovus, ProCard risks the loss of both Citibank and Bank One, ProCard's two largest and most significant partners, and the resulting revenue stream.

     - At the present time, a majority of the commercial card market is controlled by Bank of America, US Bank, Bank One and Citibank. Bank of America, US Bank and Citibank are developing their own proprietary solutions that will be competitive with ProCard's products. As a result, ProCard's market potential is substantially reduced. A merger between ProCard and Synovus would help to compromise some of those initiatives. It would be difficult, if not impossible, for ProCard acting alone to discourage the development of proprietary alternatives.

     - The opinion of ProCard's financial advisor, Fox-Pitt, to the effect that the consideration to be received by the holders of ProCard capital stock in the merger was fair from a financial point of view.

     - No investment banker or underwriter has advised ProCard that an initial public offering is a viable strategy. Given the nature of ProCard's market and business model, ProCard would be unlikely to attract the extreme valuations and multiples indicative of some recently announced e-commerce public offerings. For example, ProCard, while offering an Internet product, does not have some of the key characteristics possessed by some of these recently announced Internet start-up companies. ProCard is card-centric, not enterprise-centric; it sublicenses its products to banks, not to end users; it has no relationship with a buyer or seller; its technology is incapable of conducting and consummating transactions between parties; and it offers only a reporting and accounting mechanism for corporate end points for transactions conducted on a plastic card.

     - Synovus common stock is a highly liquid currency that provides ProCard's stockholders the ability to realize cash or to continue with their investment with "up side" potential.

     - A merger with Synovus would not only protect but enhance ProCard's stockholder investment. A merger will ensure ProCard's on-going competitiveness and enhance the services that ProCard provides to ProCard's banks and their corporate clients.

     - A merger with Synovus would provide ProCard's employees with the opportunity to work for a company that is recognized as an outstanding employer while continuing to work at ProCard as a stand-alone entity in Golden, Colorado.

     - The other terms and conditions of the merger agreement, which provides that the ProCard board can terminate the merger agreement, upon payment of a $1.2 million "break-up fee," in order to accept a bona fide unsolicited proposal reasonably expected to lead to an acquisition, merger or business combination or similar transaction, so long as the ProCard board determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors to be more favorable to ProCard and its stockholders than the merger with Synovus.

     The foregoing discussion of the information and factors considered by the ProCard board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger and the offer price, the ProCard board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

OPINION OF FINANCIAL ADVISOR

     ProCard has retained Fox-Pitt, Kelton, Inc. to act as its financial advisor in connection with the merger. Fox-Pitt is an investment banking and financial services firm located in New York City, New York. As part of its investment banking business, Fox-Pitt is regularly engaged in the valuation of the securities of financial technology companies in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of financial technology companies, Fox-Pitt has experience in, and knowledge of, the valuation of such enterprises. ProCard's board of directors selected Fox-Pitt based upon Fox-Pitt's familiarity with and knowledge of these enterprises.

     Neither Fox-Pitt nor any of its affiliates has a material financial interest in ProCard or Synovus. However, in the normal course of its business, Fox-Pitt may trade equity securities of Synovus and Total System for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Fox-Pitt has received a fee of $300,000 from ProCard for its engagement as ProCard's financial advisor and will receive an additional fee of $170,000 upon the closing of the merger. Fox-Pit will also be reimbursed for its out-of-pocket expenses in connection with this engagement.

     Prior to ProCard entering into the merger agreement, Fox-Pitt worked with senior management at ProCard to develop a list of alternative potential acquirors to contact to determine their level of interest in a transaction with ProCard. On August 20, 1999, Fox-Pitt gave a preliminary report to the ProCard board on the status of this market check. Fox-Pitt reported that of the companies contacted, four had indicated preliminary interest in learning more about ProCard and receiving any information that was available. On September 13, 1999, the ProCard board and its Chief Executive Officer determined that for separate reasons applicable to each of the four companies no further information should be sent to them. The ProCard board elected not to pursue any of the companies that expressed preliminary interest. Since September 13, 1999, Fox-Pitt has had no further contact, with respect to ProCard, with any of the companies involved in the market check. Senior management and the ProCard board have also not requested Fox-Pitt to make any contact with these companies.

     As part of its role as financial advisor, Fox-Pitt rendered its written opinion to the ProCard board of directors in a letter dated March 3, 2000, that as of March 2, 2000, and subject to the factors and assumptions set forth in that opinion letter, the consideration to be offered to the holders of ProCard preferred stock and ProCard common stock by Synovus in the merger is fair from a financial point of view to such stockholders. The form and amount of consideration to be offered by Synovus to the ProCard stockholders in the merger was determined through arm's length negotiations between the two parties. The full text of the Fox-Pitt opinion is attached hereto as Appendix "B". ProCard's stockholders should read the Fox-Pitt opinion for a discussion of assumptions made, matters considered and limits on the review undertaken by Fox-Pitt in rendering its opinion. The summary of the opinion of Fox-Pitt set forth in this prospectus is qualified in its entirety by reference to the full text of the Fox-Pitt opinion attached hereto.

     Except for the discontinuation of the market check referenced above, no limitations were imposed by ProCard on the scope of Fox-Pitt's investigation or the procedures to be followed by Fox-Pitt in rendering its opinion. The Fox-Pitt opinion is for the use and benefit of the ProCard board of directors and was rendered to the ProCard board of directors in connection with its consideration of the merger. The Fox-Pitt opinion is not intended to be and does not constitute a recommendation to any stockholder of ProCard as to how such stockholder should vote with respect to the merger.

         In arriving at its opinion, Fox-Pitt:

          - reviewed and analyzed certain publicly available financial statements for ProCard, Synovus and Total System and internal financial information made available to Fox-Pitt by the management of ProCard;

          - analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the management of ProCard;

          - discussed the past, present and future operations, financial condition and prospects of ProCard, Synovus and Total System with the management of ProCard, Synovus and Total System;

          - reviewed the stock price performance and trading activity of Synovus common stock and Total System common stock;

          - compared the financial performance and condition of ProCard, Synovus and Total System with that of certain other comparable publicly traded companies;

          - reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable, in whole or in part, to the merger;

          - reviewed and discussed with the management of ProCard, Synovus and Total System the strategic objectives of the merger and certain other benefits of the merger;

          - performed a market check to gauge the level of interest among other potential buyers of ProCard;

          -    reviewed the merger agreement; and

          -    performed such other analyses as it deemed appropriate.

     In addition, Fox-Pitt had discussions with the senior management of each of ProCard, Synovus and Total System concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as it deemed appropriate.

     In particular, Fox-Pitt reviewed ProCard's audited financial statements for the years ended December 31, 1994 through 1998 and the unaudited results for 1999, and Synovus' audited financial statements for the years ended December 31, 1994 through December 31, 1999. Fox-Pitt discussed the results of its review with the senior management of ProCard and Synovus, respectively.

     Fox-Pitt reviewed the reported weekly price, trading level and volume of Synovus common stock during the period from February 1999 through March 2, 2000. Fox-Pitt reviewed the institutional shareholder base of Synovus as well as publicly-disclosed analyst earnings estimates for the years 2000 and 2001. Fox-Pitt also compared the financial performance of Synovus, and the performance of its common stock, to a select group of United States banking companies.

     Fox-Pitt reviewed Total System's audited financial statements for the years ended December 31, 1994 through 1998. Fox-Pitt reviewed the publicly available quarterly statements for 1999 and other publicly available information. Fox-Pitt discussed the results of its review with the management of ProCard, Synovus and Total System. Fox-Pitt also reviewed the ownership profile and existing research coverage of Total System.

     Fox-Pitt reviewed the reported weekly price, trading level and volume of Total System common stock during the period from February 1999 through March 2, 2000. Fox-Pitt reviewed the institutional shareholder base of Total System as well as publicly-disclosed analyst earnings estimates for 2000 and 2001. Fox-Pitt also compared the financial performance of Total System and the performance of its common stock relative to a select group of publicly traded financial technology companies.

     Fox-Pitt conducted analyses of selected United States publicly traded software and technology providers to financial institutions. None of the companies in the analyses are identical to ProCard. As such, the results of these analyses are purely financial calculations used to make general comparisons rather than analyses of the differences in operating characteristics, business mixes, management quality and capital structures of the various companies and transactions. Any comparisons made should be regarded in light of other considerations.

     Fox-Pitt performed a review of selected merger and acquisition transactions involving software and technology companies in the United States during 1999 and 2000. Not all of the transactions reviewed involved software and technology providers to financial institutions. None of the transactions are identical to this transaction. As such, the results of the transaction analyses were purely financial calculations used to make general comparisons rather than analyses of the differences in operating characteristics, business mixes, management quality and capital structures of the various companies and transactions. Any comparisons made should be regarded in light of other considerations.

     Using financial projections provided by management of ProCard, Fox-Pitt performed a discounted cash flow analysis to determine a range of values as of January 1, 2000. Fox-Pitt assumed and relied upon, without independent verification, the accuracy and completeness of all such projections. Fox-Pitt reviewed this discounted cash flow analysis with the senior management of ProCard.

     Fox-Pitt did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Fox-Pitt believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Fox-Pitt made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ProCard, Synovus and Total System. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future values or results, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

CONDITIONS TO THE MERGER

     Each party's obligation to effect the merger is subject to the satisfaction or waiver of conditions which include, in addition to other closing conditions, the following:

     - approval of the merger agreement and the transactions contemplated by that agreement by the affirmative vote of the holders of a majority of the outstanding shares of ProCard capital stock;

     - each of the representations, warranties and covenants of the other party contained in the merger agreement will be true on, or complied with by, the closing date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and each of the parties will have received a certificate signed by the appropriate officer of the other party, dated the closing date, to such effect;

     - there will be no suit, action or other proceeding by any third party pending before any court or governmental body, agency or authority seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the merger agreement or the consummation of the transactions contemplated thereby or which is likely to materially adversely affect the value of the assets or business of ProCard;

     - receipt of an opinion from KPMG LLP to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code;

     - approval for the listing of Synovus common stock to be issued pursuant to the merger agreement on the New York Stock Exchange, subject only to official notice of issuance by Synovus;

     - the registration statement of which this proxy statement/prospectus forms a part will have become effective and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other regulatory authority; and

     - neither party will have learned of the occurrence of any material adverse change in the financial condition, business or results of operations or prospects of the other party.

     The obligation of Synovus to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to other closing conditions, the following:

     - approval of the merger agreement and the transactions contemplated by that agreement by the Federal Reserve Board and the Georgia Department of Banking and Finance;

     - receipt of consent to assignment of all ProCard contracts or written waivers of the provisions of such contracts requiring the consents of third parties;

     - delivery of a certificate by the Secretary of ProCard certifying that the ProCard board of directors and the holders of ProCard capital stock have taken all action necessary to authorize the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

     - delivery of the minute books, stock transfer books and corporate seal of ProCard;

     -    receipt of a legal opinion from ProCard's legal counsel;

     - execution and delivery to Synovus of a voting agreement granting Synovus an irrevocable proxy to vote more than 50% of the outstanding shares of ProCard capital stock in favor of the merger;

     - all holders of ProCard capital stock will pay in full all amounts of any kind owed to ProCard, or such amount shall have been offset on a dollar-for dollar basis against any indebtedness for borrowed money owed by ProCard to such stockholder;

     - the holders of not more than 5% of the outstanding shares of ProCard capital stock shall have elected to exercise appraisal rights;

     - each of the rule 145 affiliates of ProCard will have executed letters relating to the disposition of shares of Synovus common stock received in the merger in a form reasonably acceptable to Synovus;

     - all warrants to purchase ProCard stock that have not been exercised prior to closing date will have been terminated by ProCard; and

     - receipt by Synovus of a letter dated as of the effective date of the merger from KPMG LLP to the effect that the merger will qualify for pooling of interests accounting treatment.

     The obligation of ProCard to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to other closing conditions, the following:

     - delivery of a certificate by the Secretary or any Assistant Secretary of Synovus certifying that the Synovus board of directors and the acquisition subsidiary board of directors have adopted all required corporate resolutions necessary to authorize the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

     - ProCard shall have received from Synovus' Senior Vice President and Senior Deputy General Counsel a legal opinion; and

     - the holders of less than 10% of the outstanding shares of ProCard capital stock shall have elected to exercise appraisal rights.

NO SOLICITATION; BOARD ACTION

     In the merger agreement, ProCard has agreed that it will not, nor will it authorize or permit any of its officers, directors, employees, auditors, attorneys, financial advisors, lenders or other agents to, directly or indirectly:

          - solicit, initiate or encourage the submission of any acquisition proposal, as described below; or

          - participate in or encourage (including by way of furnishing any non-public information) any discussions or negotiations regarding any acquisition proposal.

However, if, at any time prior to the closing date, the board of directors of ProCard determines in good faith, after consultation with independent outside legal counsel, that to do otherwise would be inconsistent with its fiduciary obligations, ProCard and its representatives may, in response to an acquisition proposal which did not result from a breach of the foregoing covenants and which could reasonably be expected to constitute, based upon the written advice of its independent financial advisor, if consummated, a superior proposal, as described below:

          - furnish information regarding ProCard to any person making an acquisition proposal pursuant to a customary confidentiality agreement; and

          - participate in discussions or negotiations regarding the acquisition proposal.

     The merger agreement provides that:

          - the term "acquisition proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving ProCard, or any purchase or other acquisition of all or any significant portion of the assets of ProCard or any equity interest in ProCard.

          - the term "superior proposal" means any unsolicited proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an alternative transaction which ProCard's board of directors determines in its good faith judgment (based on, among other things, the written advice of an independent financial advisor) to be more favorable to ProCard's stockholders than the merger, taking into account all relevant factors (including whether, in the good faith judgment of ProCard's board of directors, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, the potential impact of a delay in closing the alternative transaction rather than the merger, the likely due diligence period for the alternative transaction and costs associated therewith, the likelihood of obtaining all required regulatory approvals for the alternative transaction, any other contingencies impacting the closing of the alternative transaction and any proposed changes to the merger agreement that may be proposed by Synovus in response to such alternative transaction).

     ProCard has further agreed that neither its board of directors nor any committee thereof may, except as provided below, (1) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Synovus, its approval or recommendation of the merger or the merger agreement, (2) approve or recommend, or propose publicly to approve or recommend, any transaction involving an alternative transaction, or (3) cause ProCard to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any alternative transaction. Notwithstanding the foregoing, the merger agreement contains a "fiduciary out" clause that provides that upon receipt of a superior proposal ProCard's board of directors, prior to the closing date, may (subject to additional requirements set forth in the merger agreement) inform ProCard's stockholders that it no longer believes that the merger is advisable and no longer recommends approval thereof and enter into an acquisition agreement with respect to a superior proposal. ProCard has agreed to provide an opportunity for Synovus to propose such adjustments to the terms and conditions of the merger agreement as would enable ProCard to proceed with its recommendation to its stockholders; provided, however, that any such proposed adjustment shall be at the discretion of Synovus and ProCard at the time.

     Notwithstanding any contrary provision of the merger agreement, ProCard is obligated to submit the merger agreement (whether or not terminated) to the ProCard stockholders whether or not ProCard's board of directors determines that it no longer believes that the merger is advisable and no longer recommends approval thereof; provided, however, that in the event that ProCard's board of directors makes such a determination, ProCard will not be obligated to submit the merger agreement to ProCard's stockholders in the event that all of the stockholders who signed the voting agreement notify Synovus promptly in writing that they will not vote their ProCard capital stock in favor of the merger.

     In connection with the transactions contemplated by the merger agreement, ProCard's independent financial advisor performed a limited market check. In addition, ProCard and certain of its directors conducted discussions with certain other prospective partners described in the merger agreement. None of such prospective partners made an offer to ProCard and ProCard has made no offer to any such entity. Such efforts by ProCard's independent financial advisor and discussions by ProCard with such entities have ceased and such activities occurring prior to the execution date of the merger agreement will not be construed, in any circumstances, to be a violation of the prohibition against solicitation of an alternative transaction, even if such entity subsequently submits an acquisition proposal.

CONDUCT OF BUSINESS OF PROCARD PENDING THE MERGER

     The merger agreement provides that prior to the effective date of the merger, ProCard will conduct its business only in the ordinary course and will:

          - carry on its business in a manner consistent with prior practice and only in the usual and ordinary course, and use reasonable efforts to preserve its business organization intact and conserve the goodwill and relationships of its customers, suppliers and others having business relations with it;

          - maintain its existence and good standing in its jurisdiction of organization plus in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

          - duly and timely file or cause to be filed all reports and returns required to be filed with any governmental body, agency or authority and promptly pay or cause to be paid when due all taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

          - give Synovus and Synovus' employees, counsel, accountants and advisors, full access upon reasonable notice during normal business hours to all of the properties, personnel, financial and operating data, books, tax returns, contracts, commitments, and records of ProCard in connection with reviewing ProCard and its properties and operations;

          - maintain in full force and effect all existing policies of insurance except for replacements or renewals in the ordinary course of business;

          - use its reasonable best efforts to permit ProCard to retain the material benefits provided by all existing contracts and licenses to which ProCard is a party under arrangements similar to those in effect prior to the closing date;

          -    not amend its charter documents or bylaws;

          - except for issuances of shares of ProCard common stock prior to the closing date upon the exercise of options and warrants, not authorize for issuance, issue or deliver any additional shares of ProCard capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock, or not take any action to cause shares of any series of ProCard stock to be convertible into more than one share of ProCard common stock;

          - not incur any liability, commitment or obligation, except unsecured current and trade liabilities and other unsecured liabilities incurred in the ordinary course of business;

          - not borrow, or agree to borrow, any funds other than pursuant to its existing loan agreements or otherwise than in the ordinary course of business;

          -    not sell, transfer or otherwise dispose of assets, except for
               (1) the sale or disposition of obsolete or damaged tangible personal property and (2) the sale of assets in the ordinary course of business that are not material to ProCard's business;

          -    not make any material capital commitments;

          - not mortgage, pledge or encumber any of its assets or guaranty the obligations of any party except in the ordinary course of business;

          - not make any adjustments in the salary or wage rate of, or make or authorize any bonus payments to or consulting arrangements with, any officer or employee or amend, terminate or adopt any employee benefit plan;

          - not take any action with the intention of causing any of the representations and warranties made in the merger agreement to be inaccurate on the closing date;

          - not dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, license or copyright, or dispose of or disclose to any person, any trade secret, formula, process, technology or know-how not heretofore a matter of public knowledge;

          - not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of ProCard and not redeem, purchase or, except for issuances of shares of ProCard common stock prior to the closing date upon the exercise of options and warrants, issue any shares of ProCard capital stock or other securities of ProCard or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of ProCard or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

          - deliver to Synovus on or prior to the 15th business day of each month a balance sheet as of the end of the prior month and an income statement for such month in each case accompanied by a certificate executed by the chief financial officer on behalf of ProCard that such statements have been prepared in conformity with GAAP and in a manner consistent with ProCard's historic accounting practices on a consistent basis, subject to the lack of full footnote presentations; and

          - not take any action outside the ordinary course of business consistent with past practice.

REGULATORY APPROVALS

     As indicated above, consummation of the merger and the transactions contemplated by the merger agreement is subject to, and conditioned upon, receipt of the approvals from the Federal Reserve and the Georgia Banking Department. Applications in connection with the merger were filed with the Federal Reserve and the Georgia Banking Department on or about March 17, 2000. The merger has been approved by the Georgia Banking Department but has not yet been approved by the Federal Reserve.

     There can be no assurance that the Federal Reserve or any other applicable regulatory authority will approve or take other required action with respect to the merger. Synovus and ProCard are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described above. Should such other approval or action be required, it is contemplated that Synovus and ProCard would seek the approval or action. There can be no assurance as to whether or when any other approval or action, if required, could be obtained.

WAIVER AND AMENDMENT

     Prior to the effective date of the merger, any provision of the merger agreement may be waived in writing by the party entitled to the benefits of such provision or by both parties, to the extent allowed by law. In addition, the merger agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between Synovus and ProCard after approval of their respective boards of directors.

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     The merger agreement provides that the directors and officers of the acquisition subsidiary immediately prior to the effective time of the merger will serve as the directors and officers of ProCard following the merger. Upon completion of the merger, the officers of ProCard prior to the effective time of the merger will be appointed to serve as officers of the surviving corporation.

TERMINATION AND TERMINATION FEE

     The merger agreement may be terminated by Synovus:

          -    in writing by mutual consent of Synovus and ProCard;

          - if (1) ProCard breaches or fails to perform in any material respect any of its agreements contained in the merger agreement to be performed by it on or prior to the closing date, (2) any of the representations and warranties of ProCard contained in the merger agreement are inaccurate in any material respect, which breach, failure or inaccuracy is not cured within 10 days after Synovus notifies ProCard of its intent to terminate the merger agreement; provided, however, that if any such breach, failure or inaccuracy is not reasonably capable of cure within such 10-day period and ProCard uses its good faith efforts to effect such cure at the earliest practicable time, Synovus will not be permitted to terminate the merger agreement unless such breach, failure or inaccuracy is not cured within 30 days after Synovus notifies ProCard of its intent to terminate the merger agreement;

          - if ProCard's board of directors (1) modifies in a manner adverse to Synovus its approval or recommendation of the merger, (2) causes ProCard to enter into an agreement with respect to a competing acquisition proposal, (3) endorses, approves or recommends a competing acquisition proposal or (4) resolves to do any of the foregoing;

          - if the merger is not approved by ProCard's stockholders at the special meeting of ProCard's stockholders;

          - if the closing has not occurred by June 30, 2000, for any reason other than delay or nonperformance of Synovus;

          - if the average closing price of Synovus common stock for the 20-days measurement period ending three business days before the closing date is more than $25.00 unless ProCard waives the ceiling.

     The merger agreement may be terminated by ProCard:

          -    in writing by mutual consent of Synovus and ProCard;

          - if (1) Synovus breaches or fails to perform in any material respect any of its agreements contained in the merger agreement to be performed by it on or prior to the closing date or (2) any of the representations and warranties of Synovus contained in the merger agreement are inaccurate in any material respect, which breach, failure or inaccuracy is not cured within 10 days after ProCard notifies Synovus of its intent to terminate the merger agreement; provided, however, that if any such breach, failure or inaccuracy is not reasonably capable of cure within such 10-day period and Synovus uses its good faith efforts to effect such cure at the earliest practicable time, ProCard will not be permitted to terminate the merger agreement unless such breach, failure or inaccuracy is not cured within 30 days after ProCard notifies Synovus of its intent to terminate the merger agreement;

          - if the closing has not occurred by June 30, 2000, for any reason other than delay or nonperformance of ProCard;

          - if the board of directors of ProCard modifies in a manner adverse to Synovus or the acquisition subsidiary its approval or recommendation of the merger in accordance with the terms of the merger agreement and all of the parties to the voting agreement (other than Synovus) notify Synovus in writing that they will not vote their shares of ProCard capital stock in favor of the merger pursuant to the fiduciary out contained in the merger agreement as described under "THE MERGER - No Solicitation; Board Action" on page 26;

          - if the average closing price of Synovus common stock for the 20-day measurement period ending three business days before the closing date is less than $16.50 unless Synovus waives the floor;

          - if, after the ProCard special stockholder meeting and prior to the closing date, the ProCard board of directors determines in good faith, that there is a superior proposal, the receipt of which, in the good faith judgment as to its fiduciary duties to its stockholders under Delaware law (after consultation with outside counsel), requires that the merger agreement be terminated; provided, however, that ProCard's board of directors may not terminate the merger agreement until after the 10th business day following Synovus' receipt of written notice advising Synovus that ProCard's board of directors has received a superior proposal. During the 10 business day period, the closing date will be postponed, and ProCard will provide an opportunity for Synovus to propose such adjustments to the terms and conditions of the merger agreement as would enable ProCard to continue with the merger.

     ProCard must pay Synovus a $1.2 million termination fee if:

          - the merger agreement is not approved by the ProCard stockholders at the special meeting;

          - the merger agreement is terminated by Synovus because the ProCard board of directors (1) modifies in a manner adverse to Synovus its approval or recommendation of the merger, (2) causes ProCard to enter into an agreement with respect to a competing acquisition proposal, (3) endorses, approves or recommends a competing acquisition proposal or (4) resolves to do any of the foregoing;

          - the merger agreement is terminated by ProCard because ProCard's board of directors modifies in a manner adverse to Synovus or the acquisition subsidiary its approval or recommendation of the merger in accordance with the terms of the merger agreement and all of the parties to the voting agreement (other than Synovus) notify Synovus in writing that they will not vote their shares of ProCard capital stock in favor of the merger pursuant to the fiduciary out contained in the merger agreement; or

          - if, prior to the closing date, the merger agreement is terminated by ProCard because the ProCard board of directors determines in good faith that there is a superior proposal, the receipt of which, in the good faith judgment as to its fiduciary duties to its stockholders under Delaware law (after consultation with outside counsel), requires that the merger agreement be terminated.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some members of the ProCard board of directors and management have interests in the merger in addition to their interests generally as stockholders of ProCard. The ProCard board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement and the transactions contemplated thereby.

         EMPLOYMENT AGREEMENTS

     It is a condition to the merger that the following key employees of
ProCard: D. Dale Browning, Kirby Slunaker, Sue Bishop, Frederick J. Waugh, Arthur Horecki, Judd Watts, Scott Hatch, Russ Pulling, Kevin Wirth, Scott Webb, and Doug Kramer each enter into an employment agreement with Synovus prior to the effective time of the merger.

         INDEMNIFICATION AND DIRECTORS AND OFFICERS

     The merger agreement provides that Synovus shall cause the surviving corporation to indemnify each person who is or was a director or officer of ProCard (determined as of the date of the merger) pertaining to events occurring prior to the effective time of the merger or to liabilities arising out of the merger agreement. Such indemnification obligation includes advancement of expenses by the surviving corporation to the fullest extent permitted under applicable law if the person agrees to repay the advances if such person was not entitled to be indemnified.

         VOTING AGREEMENT

     In connection with the merger agreement, Synovus and the holders of record of a majority of ProCard capital stock have entered into a voting agreement dated March 3, 2000, pursuant to which those stockholders have agreed to vote their shares in favor of the merger agreement and the merger, and have granted irrevocable proxies to the officers of Synovus to vote their shares for this purpose. Such stockholders also have agreed not to directly or indirectly solicit or encourage any offer from any other party concerning the possible disposition of any portion of ProCard's business, assets or capital stock, except if such stockholder is acting in his capacity as a director of ProCard and the other offer meets the requirements described in the voting agreement. Accordingly, the officers of Synovus currently hold proxies sufficient to approve and adopt the merger agreement and the merger. The voting agreement will remain in effect until the termination of merger agreement or the closing of the merger.

EMPLOYEE BENEFITS

     Synovus has agreed in the merger agreement that, following the effective date of the merger, Synovus will provide to employees of ProCard employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, on terms and conditions that are comparable to those currently provided by ProCard. As soon as administratively practicable following the effective time of the merger, and in accordance with Synovus' past practice, including annual financial performance criteria established by Synovus and the Chief Executive Officer of the company surviving the merger, Synovus will provide to employees of ProCard employee benefits which are substantially similar to those provided by Synovus and its subsidiaries to their similarly situated officers and employees.

TAX OPINION

     The following is a summary description of the material anticipated federal income tax consequences of the merger generally applicable to the stockholders of ProCard and to Synovus and ProCard. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of stockholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger); persons who acquired ProCard capital stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a stockholder's individual circumstances may affect the tax consequences to the stockholder.

     Synovus and ProCard have received an opinion from KPMG LLP, to the effect that:

          -    the merger will constitute a tax-free reorganization under
               Section 368(a) of the Internal Revenue Code;

          - the basis of Synovus common stock to be received by each ProCard stockholder will be the same as the basis of ProCard capital stock being surrendered;

          - the holding period of Synovus common stock will include the holding period of the ProCard capital stock being exchanged, provided that the ProCard capital stock is held as a capital asset at the effective date of the merger; and

          - that, upon consummation of the merger, no gain or loss will be recognized by the stockholders of ProCard upon their receipt of shares of Synovus common stock: (1) with the exception of any income or loss that will be recognized by any ProCard stockholders with respect to any cash payments required to be received by them in lieu of their receipt of fractional shares of Synovus common stock; and (2) except to the extent that the share purchase Rights, which are described on pages 41 through 43 of this proxy statement/prospectus, are determined to be other property within the meaning of Section 356 of the Internal Revenue Code, as described on pages C-2 and C-7 of the opinion, which is attached hereto as Appendix "C". The tax opinion was issued on ________, 2000. The tax opinion is based upon certain assumptions and representations by the management of each of Synovus and ProCard (including, in general, the absence of any plan or intention of ProCard's stockholders to sell or otherwise dispose of any amount of Synovus common stock received in the merger that would violate certain precedents regarding continuity of interest required to exist in a reorganization). KPMG LLP serves Synovus as its independent public accountants.

     All ProCard stockholders are urged to consult their own tax advisors as to the specific consequences to them of the merger under federal, state, local and any other applicable income tax laws.

ACCOUNTING TREATMENT

     It is anticipated that the merger will be accounted for as a pooling of interests for financial reporting purposes. Under such accounting method, holders of ProCard capital stock will be deemed to have combined their existing voting common stock interest with that of holders of Synovus common stock by exchanging their shares for shares of Synovus common stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of ProCard, as reported on its balance sheet, will be carried over to the consolidated balance sheet of Synovus, and no goodwill will be created. Synovus will be able to include in its consolidated income the consolidated income of ProCard for the entire fiscal year in which the merger occurs; however, certain expenses incurred to effect the merger must be treated by Synovus as current charges against income rather than adjustments to its balance sheet. The merger agreement provides that consummation of the merger is subject to the receipt by Synovus of a letter from KPMG LLP to the effect that the merger will qualify as a pooling of interests under generally accepted accounting principles and applicable rules of the SEC.

EXPENSES

     The merger agreement provides that each of Synovus and ProCard will pay its own expenses in connection with the merger and related transactions, including, but not limited to, the fees and expenses of its own investment advisors, brokers, legal counsel, accountants and other outside experts to conduct due diligence. Expenses of ProCard exceeding $800,000 will, however, be borne pro rata by the holders of ProCard capital stock and options by withholding an amount necessary to pay such expenses from the Synovus common stock to be distributed pursuant to the merger agreement. For example, $100,000 of expenses in excess of such $800,000 will result in $.014500 allocated to each share of ProCard capital stock (or option thereon) held by a ProCard stockholder or optionholder.

ProCard's merger-related expenses as of April __, 2000 are $________, and ProCard currently does not expect to exceed the $800,000 expense threshold.

NEW YORK STOCK EXCHANGE LISTING

     Synovus common stock is listed on the NYSE. The Synovus common stock issued to the stockholders of ProCard pursuant to the merger agreement will be listed on the NYSE.

               SELECTED FINANCIAL DATA OF SYNOVUS FINANCIAL CORP.

     The following table shows selected historical financial data for Synovus. The information in the following table was derived from historical financial information contained in annual and quarterly reports and other information Synovus has filed with the SEC. Balance sheet data is presented as of the periods reflected in the following table. When you read the summary financial information provided in the following table, you should also read the historical financial information contained in annual and quarterly reports and other information Synovus has filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" on page 59.

                            SYNOVUS FINANCIAL CORP.
                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                               Years Ended December 31,
                                                 ---------------------------------------------------------------------------------
                                                     1999              1998             1997           1996(b)            1995
                                                 ------------      ------------     ------------     ------------     ------------
Income Statement:
    Total revenues (a) ......................    $  1,251,857      $  1,035,979     $    927,398     $    821,793     $    702,412
    Net interest income .....................         513,294           455,065          425,920          386,350          352,355
    Provision for losses on loans ...........          34,007            26,882           32,485           32,411           26,841
    Non-interest income .....................         739,765           582,213          501,412          435,443          350,057
    Non-interest expense ....................         869,737           706,371          627,834          563,496          460,367
    Net income ..............................         225,307           196,465          170,829          144,174          118,338

Per share data:
    Net income - basic ......................            0.80              0.72             0.63             0.54             0.45
    Net income - diluted ....................            0.80              0.71             0.63             0.53             0.44
    Cash dividends declared .................            0.36              0.29             0.24             0.19             0.16
    Book value ..............................            4.35              3.99             3.50             3.02             2.68

Balance Sheet:
    Investment securities ...................       1,993,957         1,877,473        1,702,681        1,685,672        1,527,039
    Loans, net of unearned income ...........       9,068,239         7,603,605        6,752,154        6,188,882        5,620,384
    Deposits ................................       9,440,087         8,797,412        7,928,211        7,395,732        6,900,943
    Long-term debt ..........................         318,620           131,802          131,492          100,415          109,299
    Shareholders' equity ....................       1,226,669         1,111,917          937,222          812,296          718,408
    Average total shareholders' equity ......       1,165,426         1,013,334          865,232          757,302          662,458
    Average total assets ....................      11,438,696         9,827,925        9,067,237        8,355,951        7,692,029

Performance ratios and other data:
    Return on average assets ................            1.97%             2.00%            1.88%            1.73%            1.54%
    Return on average equity ................           19.33             19.39            19.74            19.04            17.86
    Net interest margin .....................            5.07              5.23             5.28             5.19             5.15
    Efficiency ratio (c) ....................           58.15             58.01            56.45            58.36            60.95
    Dividend payout ratio (d) ...............           43.78             41.52            38.10            36.62            36.69
    Average shareholders' equity to average
      assets.................................           10.19             10.31             9.54             9.06             8.61
    Average shares outstanding, basic .......         280,016           272,416          269,285          268,271          265,546
    Average shares outstanding, diluted .....         283,355           277,223          273,152          272,594          268,395


(a) Consists of net interest income and non-interest income, excluding securities gains (losses).
(b) 1996 selected financial data reflects the impact of the special FDIC assessment. Without the special FDIC assessment, net income would have been $146,970 and diluted net income per share would have been $.57.
(c)  For the banking operations segment.
(d) Determined by dividing dividends declared (excluding pooled subsidiaries) by consolidated net income.

                              SELLING SHAREHOLDERS

    The shares of Synovus common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to persons who may be deemed to be "affiliates" of ProCard for purposes of Rule 145 under the Securities Act as of the date of the ProCard special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of ProCard generally include individuals or entities that control, are controlled by or are under common control with ProCard and may include certain officers and directors of ProCard as well as principal stockholders of ProCard.

    Synovus will receive an "affiliate letter" from persons deemed to be "affiliates" of ProCard under Section 2(11) of the Securities Act and Rule 145(c) thereunder. An affiliate letter will constitute an agreement by each affiliate of ProCard with Synovus to the effect that such affiliate will not sell, transfer or otherwise dispose of any shares of Synovus common stock issued to such a person in connection with the merger (i) except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (ii) during the periods when any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the Securities and Exchange Commission, disqualify the merger for pooling of interests accounting treatment. Such periods in general encompass the period commencing 30 days prior to the merger and ending at the time of publication of financial results covering at least 30 days of combined operations of Synovus and ProCard. Because the selling shareholders listed in the table below may be deemed to be affiliates of ProCard, this proxy statement/prospectus will also cover any offers or sales of the resale shares sold by the selling shareholders.

    The registration of theses shares does not necessarily mean that a particular selling shareholder will sell any or all of his shares of Synovus common stock. The 1,086,524 shares offered for resale through this prospectus represent less than 1% of the shares of Synovus common stock outstanding on February 11, 2000.

     The following table sets forth certain information with respect to the selling shareholders. Because each holder of ProCard capital stock will receive a number of shares dependent upon the average closing price of Synovus common stock over a twenty day trading period, the column relating to the securities owned by the selling shareholders prior to the offering sets forth the minimum and maximum number of shares each selling shareholder will receive in the merger in exchange for their ProCard capital stock. The notes to the table describe the relationship of the selling shareholder to ProCard.

                                                                                     SECURITIES
                                                                                     OFFERED FOR
                                                                                     THE SECURITY      SECURITIES
     NAME OF SECURITY      RELATIONSHIP         SECURITIES OWNED PRIOR TO THE          HOLDER'S       OWNED AFTER
          HOLDER           WITH PROCARD                  OFFERING                      ACCOUNT        THE OFFERING
     ----------------      ------------         -------------------------------      ------------     ------------
                                                MINIMUM (12)       MAXIMUM (13)
                                                ------------       ------------
   Susan Bishop          Senior Vice President           217               329           329           0
   DDB Investment        (1)                         156,604           237,279       237,279           0
     Company, LLLP
   D. Dale Browning      Director/CEO                 30,472            46,170        46,170           0
   Brigid Davidson       Vice President and            4,587             6,951         6,951           0
                           Corporate
                           Secretary
   LGH Limited           (2)                           4,350             6,591         6,591           0
     Partnership
   Laurance R. Hoagland  Director                     43,480            65,880        65,880           0
     Jr.
   Arthur A. Horecki     Vice President                   69               105           105           0
   David M. Kirr         (3)                          52,275            79,205        79,205           0

                                                                                     SECURITIES
                                                                                     OFFERED FOR
                                                                                     THE SECURITY      SECURITIES
     NAME OF SECURITY      RELATIONSHIP         SECURITIES OWNED PRIOR TO THE          HOLDER'S       OWNED AFTER
          HOLDER           WITH PROCARD                  OFFERING                      ACCOUNT        THE OFFERING
     ----------------      ------------         -------------------------------      ------------     ------------
                                                MINIMUM (12)       MAXIMUM (13)
                                                ------------       ------------
   Marbach, Constance       Director (4)                 54,794            83,022        83,022            0
     and/or Terry  JTWROS
   Terry B. Marbach,        Director                     19,817            30,025        30,025            0
   Nom & Co. F/A/O KM &     (5)                           1,252             1,898         1,898            0
     Co. EPS & IP, Gregg
     T. Summerville
   Nom. & Co.- Kirr,        (3)                           1,305             1,977         1,977            0
     Marbach & Co
     Employees Profit
     Sharing and
     Investment Plan
     -David M. Kirr
   Nom. & Co.- Kirr,        (6)                             478               725           725            0
     Marbach & Co
     Employees Profit
     Sharing and
     Investment Plan
     -Terry Marbach
   B. LaRae Orullian        Director                     43,501            65,911        65,911            0
   Quest Ventures           (7)                          30,917            46,844        46,844            0
     International
   Quest Ventures II        (7)                          45,232            68,534        68,534            0
   Fred W. Reams            (8)                          64,567            97,829        97,829            0
   Strafe & Co F/A/O        (5)                           4,350             6,591         6,591            0
     Gregg T. Summerville
     FBO Adam James
     Summerville
   Strafe & Co F/A/O        (5)                           4,350             6,591         6,591            0
     Gregg T. Summerville
     FBO Amy Lynn
     Summerville
   Strafe & Co FAO          (5)                          10,875            16,477        16,477            0
   KM & Co. EPS - G.
     Summerville
   Strafe & Co FAO KM &     (3)                           7,252            10,989        10,989            0
     Co. EPS - David Kirr
   Strafe & Co FAO KM &     (6)                          15,265            23,129        23,129            0
     Co. EPS - Terry
     Marbach
   Strafe & Co FBO          (5)                           6,525             9,886         9,886            0
     Gregg Summerville
   Gregg T. Summerville     Director                    109,764           166,310       166,310            0

                                                                                     SECURITIES
                                                                                     OFFERED FOR
                                                                                     THE SECURITY      SECURITIES
     NAME OF SECURITY      RELATIONSHIP         SECURITIES OWNED PRIOR TO THE          HOLDER'S       OWNED AFTER
          HOLDER           WITH PROCARD                  OFFERING                      ACCOUNT        THE OFFERING
     ----------------      ------------         -------------------------------      ------------     ------------
                                                MINIMUM (12)       MAXIMUM (13)
                                                ------------       ------------
   Jerry H. and Sharon    Executive Vice               1,044              1,581          1,581              0
     K. Wagner              President (9)
   Washington Securities  (10)                         2,610              3,954          3,954              0
   Judson A. Watts        Vice President                  44                 68             68              0
   The Waugh/Carr         (11)                         1,104              1,673          1,673              0
     Family Trust  DTD
     11/1/96

-------------------------

 (1) D. Dale Browning, a director of ProCard, is the beneficial owner of any shares owned by DDB Investment Company LLLP of which Mr. Browning is a general partner.
 (2) Laurance R. Hoagland, Jr., a director of ProCard, is the beneficial owner of any shares owned by LGH Limited Partnership of which Mr. Hoagland is a limited partner.
 (3) David M. Kirr owns 10.10% of ProCard series B preferred stock and is the beneficial owner of these shares.
 (4) Constance Marbach is married to Terry B. Marbach, a director of ProCard.
 (5) Gregg T. Summerville, a director of ProCard, is the beneficial owner of these shares.
 (6) Terry B. Marbach, a director of ProCard, is the beneficial owner of these shares.
 (7) Lucien Ruby, a director of ProCard, may be deemed to be the beneficial owner of any shares held by Quest Ventures International and Quest Ventures II. Mr. Ruby may be deemed to beneficially own such shares as the general partner of Foray Partners, the general partner of both Quest entities. Mr. Ruby disclaims beneficial ownership of these shares.
 (8) Fred W. Reams owns 20.04% of the ProCard series A preferred stock.
 (9) Sharon K. Wagner is married to Jerry H. Wagner.
(10) Gregg T. Summerville, a director of ProCard, is the beneficial owner of shares held by Washington Securities, a limited partnership, for which Mr. Summerville is a general partner.
(11) Frederick J. Waugh, a Vice President and the CFO of ProCard, is a beneficial owner of shares held by The Waugh/Carr Family Trust.
(12) If ProCard exercises its right to waive the $25.00 ceiling price the selling shareholders will receive less shares than the minimum amount listed. In addition, to the extent that the costs incurred by ProCard in the merger exceed $800,000, the number of shares of each holder of ProCard capital stock will be reduced on a pro rata basis and the selling shareholders will receive less than the minimum number of shares listed.
(13) If Synovus exercises its right to waive the $16.50 floor price the selling shareholders will receive more shares than the maximum amount listed.

                              PLAN OF DISTRIBUTION

    Synovus will not receive any proceeds from the sale of the resale shares. The selling shareholders and their donees, pledgees and other successors-in-interest may offer their shares of Synovus common stock at various times in one or more of the following transactions:

         - on any of the United States securities exchanges where our stock is listed, including the New York Stock Exchange;
         -        in the over-the-counter market;
         -        in privately negotiated transactions;
         - in connection with short sales of shares of Synovus common stock;
         -        by pledge to secure debts and other obligations;
         - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         -        in a combination of any of the above transactions.

    The selling shareholders may sell their shares of Synovus common stock at any of the following prices:

         -        at market prices prevailing at the time of sale;
         -        at prices related to such prevailing market prices;
         -        at negotiated prices; or
         -        at fixed prices.

    The selling shareholders may use broker-dealers to sell their shares of Synovus common stock. If this happens, broker-dealers may either receive discounts or commissions from the selling shareholders, or they may receive commissions from purchasers of shares of Synovus common stock for whom they acted as agents.

    The selling shareholders and the broker-dealers they use to sell their shares of Synovus common stock may be deemed to be "underwriters" under the Securities Act and any commission the broker-dealers receive and any profits they may make in resale of shares of Synovus common stock while acting as principals may be deemed "underwriting discounts or commissions" under the Securities Act. If the broker-dealers purchase shares of Synovus common stock from the selling shareholders for their own accounts as principals, they may make a profit by reselling the shares of Synovus common stock.

    The registration effected hereby is being effected pursuant to the merger agreement. Synovus will pay substantially all of the expenses incident to the registration of the shares of Synovus common stock including all costs incident to the offering and sale of the shares by the selling shareholders to the public other than (i) any commissions and discounts of underwriters, dealers or agents and any transfer taxes and (ii) any expenses that, in the opinion of KPMG LLP, would cause the merger to be accounted for on any basis other than a pooling of interests. Synovus has agreed to keep the registration statement of which this prospectus is a part effective until the earlier of ______ __, 2002 or such time as the selling shareholders no longer hold shares of Synovus common stock covered by this prospectus.

              DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS
                            OF PROCARD STOCKHOLDERS

     If the merger is completed, all holders of ProCard's common stock, preferred stock and options will become holders of shares of Synovus common stock or holders of options for shares of Synovus common stock. The rights of a holder of Synovus common stock are similar in some respects and different in other respects from the rights of a holder of ProCard common stock or ProCard preferred stock. The rights of ProCard stockholders are currently governed by the Delaware General Corporation Law and the Certificate of Incorporation and bylaws of ProCard. The rights of Synovus stockholders are currently governed by the Georgia Business Corporation Code and the Articles of Incorporation and bylaws of Synovus. The following are summaries of the material differences between the current rights of ProCard stockholders and the rights they will have as Synovus shareholders following the merger.

     The following comparison of stockholders' rights is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to stockholders and is subject, in all respects, and is qualified by reference, to the Delaware General Corporation Law, ProCard's Certificate of Incorporation, the ProCard bylaws, the Georgia Business Corporation Code, the Synovus Articles of Incorporation and the Synovus bylaws. Copies of the Synovus Articles of Incorporation, the Synovus bylaws, the ProCard Certificate of Incorporation, and the ProCard bylaws are incorporated by reference in this prospectus.

                         SYNOVUS                                                    PROCARD
==========================================================     ====================================================
-    Ten votes for each share held, except in certain          - One vote for each share
     held limited circumstances described below
----------------------------------------------------------     ----------------------------------------------------
-    No cumulative voting rights in the election of            - Same as Synovus
     directors, meaning that the holders of a
     plurality of the shares elect the entire board
     of directors
---------------------------------------------------------      ----------------------------------------------------
-    Dividends may be paid from funds legally                  - Neither the Series A preferred stockholders
     available, subject to contractual and                       nor the Series B preferred stockholders are
     regulatory restrictions                                     entitled to receive cash dividends; common
                                                                 stockholders have the same dividend rights as
                                                                 Synovus common stockholders
---------------------------------------------------------      ----------------------------------------------------
-    Right to participate pro rata in distribution of          - Series B preferred stockholders have a $4.00
     assets upon liquidation                                     per share liquidation preference over the series
                                                                 A preferred stockholders, who in turn have a $3.00
                                                                 per share liquidation preference over the common
                                                                 stockholders
---------------------------------------------------------      ----------------------------------------------------
-    No pre-emptive or other rights to subscribe for           - Same as Synovus
     any additional shares or securities
---------------------------------------------------------      ----------------------------------------------------
-    No conversion rights                                      - Both the series A and series B preferred
                                                                 stockholders may convert their stock into common
                                                                 stock currently on a 1:1 ratio, subject to
                                                                 adjustment
---------------------------------------------------------      ----------------------------------------------------
-    Directors serve staggered 3-year terms                    - Directors serve one-year terms
---------------------------------------------------------      ----------------------------------------------------
-    Certain corporate actions, including business             - Certain corporate actions, including business
     combinations, require the affirmative action                combinations, require the affirmative action or
     or vote of 66-2/3% of the votes entitled to be cast         vote of a majority of the outstanding shares of
     by the shareholders of all voting stock                     capital stock
---------------------------------------------------------      ----------------------------------------------------
-    No preferred stock is authorized                          - 8,000,000 shares of preferred stock is
                                                                 authorized
---------------------------------------------------------      ----------------------------------------------------
-    Common Stock Purchase Rights trade with shares            - No comparable provision
     as described below
---------------------------------------------------------      ----------------------------------------------------

SYNOVUS COMMON STOCK

     Synovus is incorporated under the Georgia Business Corporation Code, and Synovus is authorized to issue 600,000,000 shares of Synovus common stock, of which 282,014,161 shares were outstanding on December 31, 1999. Synovus has no preferred stock authorized. Synovus' board of directors may at any time, without additional approval of the holders of Synovus common stock, issue authorized but unissued shares of Synovus common stock.

     Synovus' Articles of Incorporation and bylaws presently contain several provisions which may make Synovus a less attractive target for an acquisition of control by an outsider who does not have the support of Synovus' board of directors. See "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF PROCARD STOCKHOLDERS; "- Voting Rights; Certain Anti-Takeover Effects; The Voting Amendment"; " - The Rights Plan"; " - Staggered Board of Directors; Supermajority Approvals"; and " - Evaluation of Business Combinations."

       VOTING RIGHTS; CERTAIN ANTI-TAKEOVER EFFECTS; THE VOTING AMENDMENT

     Pursuant to an amendment to Synovus' Articles of Incorporation and bylaws which became effective on April 24, 1986 ("Voting Amendment"), shareholders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock which:
(1) has had the same beneficial owner since April 24, 1986; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan; (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' board of directors approving such issuance specifically reference and grant such rights, including shares of Synovus common stock to be issued to the former stockholders of ProCard upon consummation of the merger; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan; (5) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' board of directors approving such issuance and/or transfer specifically reference and grant such rights; (6) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; (7) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (1)-(7) above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock (which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986) ("ten-vote shares"). Shareholders of shares of Synovus common stock not described above are entitled to one vote per share for each such share ("one-vote shares"). A shareholder may own both ten-vote shares and one-vote shares, in which case he will be entitled to ten votes for each ten- vote share and one vote for each one-vote share.

     In connection with various meetings of Synovus' shareholders, shareholders are required to submit to Synovus' board of directors satisfactory proof necessary for it to determine whether such shareholders' shares of Synovus common stock are ten-vote shares. If such information is not provided to Synovus' board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

     As Synovus common stock is registered with the SEC and is listed on the NYSE, Synovus common stock is subject to the provisions of an NYSE rule, which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for listing on NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a "grandfather" provision, under which Synovus' Voting Amendment falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus' management believes that all current shareholders of Synovus common stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the Voting Amendment and restoring the principle of one share/one vote.

     If the merger is approved, present stockholders of ProCard capital stock, as future shareholders of Synovus common stock, will, pursuant to the Voting Amendment described above, be entitled to ten votes per share for each share of Synovus common stock received by them on the effective date of the merger. Such persons may also acquire by purchase, stock dividend or otherwise, up to 1,139,063 additional shares of Synovus common stock which will also be entitled to ten votes per share. However, if ProCard stockholders acquire by purchase, stock dividend or otherwise, more than 1,139,063 additional shares of Synovus common stock, they will be entitled to only receive one vote per share for each of such shares in excess of 1,139,063 shares until they have been held for four years.

     Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or upon liquidation. Synovus common stock does not carry any pre-emptive rights enabling a holder to subscribe for or receive shares of Synovus common stock.

         THE RIGHTS PLAN

     Synovus has adopted a Shareholder Rights Plan pursuant to which holders of shares of Synovus common stock also hold rights to purchase securities that may be exercised upon the occurrence of certain "triggering events." Shareholder rights plans such as Synovus' plan are intended to encourage potential hostile acquirors of a target corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Synovus, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of Synovus' Shareholder Rights Plan are discussed below.

     On April 27, 1999, the board of directors of Synovus adopted a Shareholder Rights Plan pursuant to a Rights Agreement and authorized and declared a dividend of one Common Stock Purchase Right (a "Right") with respect to each outstanding share of Synovus common stock outstanding on May 4, 1999, and to each holder of common stock issued thereafter until the Distribution Date (as hereinafter defined) or the expiration or earlier redemption of the Rights. Each Right entitles the registered holder to purchase from Synovus at any time after the Distribution Date one share of common stock at a price of $225.00 per share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement between Synovus and State Street Bank and Trust Company, as Rights Agent.

     Initially, the Rights will attach to all certificates of outstanding shares of common stock, and no separate Right Certificates (as hereinafter defined) will be distributed. The Rights will become exercisable and separate from the shares of common stock upon the earlier to occur of (1) ten days after the date (the "Stock Acquisition Date") of a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common stock (such person or group being hereinafter referred to as an "Acquiring Person"); or (2) ten business days (or such later date as the board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming the beneficial owner of 15% or more of the outstanding common stock (the earlier of such dates in clauses (1) and (2) being called the "Distribution Date"). Shares of common stock beneficially owned by Synovus or any subsidiary of Synovus will not be considered outstanding for purposes of calculating the percentage ownership of any person.

     Each of the following persons will not be deemed to be an Acquiring Person even if they have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock: (1) Synovus, any subsidiary of Synovus, or any employee benefit plan of Synovus or of any subsidiary of Synovus; (2) any shareholder who is a descendant of D. Abbott Turner (the "Turner Family"), any shareholder who is affiliated or associated with the Turner Family and any person who would otherwise become an Acquiring Person as a result of the receipt of common stock or a beneficial interest in common stock from one or more members of the Turner Family by way of gift, devise, descent or distribution, but not by way of sale, unless any such person, together with his affiliates and associates, becomes the beneficial owner of more than 30% of the outstanding shares of common stock; (3) any person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of common stock unless and until such person shall become the beneficial owner of any additional shares of common stock; and (4) any person who as of the Record Date was the beneficial owner of 15% or more of the outstanding common stock unless and until such person shall become the beneficial owner of any additional shares of common stock.

     Until the Distribution Date (or earlier redemption or expiration of the Rights), (1) the Rights will be evidenced by the certificates for the common stock, (2) the Rights will be transferred with, and only with, the shares of common stock, (3) new common stock certificates issued after the Record Date upon transfer or new issuance of shares of common stock will contain a notation incorporating the Rights Agreement by reference, and (4) the surrender for transfer of any certificates for shares of common stock outstanding as of the Record Date, even without such notation, will also constitute the transfer of the Rights associated with the shares of common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (collectively, the "Right Certificates") will be mailed to holders of record of the shares of common stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights. The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on May 5, 2009, unless earlier redeemed by Synovus as described below.

     If any person becomes an Acquiring Person, each holder of a Right will thereafter have the right (the "Flip-In Right") to receive upon payment of the Purchase Price, shares of common stock (or in certain circumstances, cash, property or other securities of Synovus) having a value equal to two times the Purchase Price of the Right. Notwithstanding the foregoing, all Rights that are, or were, beneficially owned by an Acquiring Person or any affiliate or associate thereof will be null and void and not exercisable.

     If, at any time on or after the Stock Acquisition Date, (1) Synovus is acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (2) more than 30% of Synovus' assets, cash flow or earning power is sold or transferred other than in the ordinary course of Synovus' business, then each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, in lieu of shares of common stock and upon exercise and payment of the Purchase Price, common shares of the acquiring company having a value equal to two times the Purchase Price. If a transaction would otherwise result in a holder's having a Flip-In as well as a Flip-Over Right, then only the Flip-Over Right will be exercisable. If a transaction results in a holder's having a Flip-Over Right subsequent to a transaction resulting in a holder's having a Flip-In Right, a holder will have Flip-Over Rights only to the extent such holder's Flip-In Rights have not been exercised.

     The Purchase Price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (2) upon the grant to holders of the common stock of certain rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock or (3) upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding dividends payable in common stock) or of subscription rights or warrants (other than those referred to above). However, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1%.

     The number of outstanding Rights and the number of shares of common stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

     At any time after a Person becomes an Acquiring Person and before the acquisition by a Person of 50% or more of the outstanding common stock of Synovus, the board of directors may, at its option, issue common stock or common stock equivalents of Synovus in mandatory redemption of, or in exchange for, all or part of the then outstanding exercisable Rights (other than Rights owned by such Acquiring Person which would become null and void) at an exchange ratio of one share of common stock, or common stock equivalents equal to one share of common stock, per Right, subject to adjustment.

     To the extent that, after the triggering of Flip-In Rights, insufficient shares of common stock are available for the exercise in full of the Rights, holders of Rights will receive upon exercise shares of common stock to the extent available and then cash, property or other securities of Synovus, in proportions determined by Synovus, so that the aggregate value received is equal to twice the Purchase Price.

     Synovus is not required to issue fractional shares of common stock and in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current value of share of common stock. Following the triggering of the Flip-In Rights, Synovus will not be required to issue fractional shares of common stock upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of common stock.

     At any time prior to the Distribution Date, the board of directors of Synovus may redeem all, but not less than all, of the then outstanding Rights at a price of $.001 per Right (the "Redemption Price"). The redemption of the

Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon the action of the board of directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Synovus, including, without limitation, the right to vote or to receive dividends.

     The issuance of the Rights is not taxable to Synovus or to shareholders under presently existing federal income tax law, and will not change the way in which shareholders can presently trade Synovus' shares of common stock. If the Rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.

     Prior to the Stock Acquisition Date, the Rights Agreement generally may be amended by Synovus without the consent of the holders of the Rights or the common stock. On or after the Stock Acquisition Date, Synovus may amend the Rights Agreement only to (1) cure any ambiguity, (2) correct or supplement any provision which may be defective or inconsistent with the other provisions of the Rights Agreement, or (3) change or supplement the Rights Agreement in any other manner which Synovus may deem necessary or desirable, provided that no amendment shall adversely affect the interests of the holders of Rights (other than any interest of an Acquiring Person or an affiliate or associate of an Acquiring Person).

     A copy of the Rights Agreement has been filed with the SEC as an exhibit to Synovus' Registration Statement on Form 8-A with respect to the Rights filed with the SEC. This Registration Statement and the Rights Agreement are incorporated by reference in this proxy statement/prospectus, and reference is made to them for the complete terms of the Rights Agreement and the Rights. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. If the merger is approved, Rights will attach to Synovus common stock issued to the present stockholders of ProCard.

         STAGGERED BOARD OF DIRECTORS; SUPERMAJORITY APPROVALS

     Pursuant to Synovus' Articles of Incorporation and bylaws, Synovus' board of directors is divided into three classes of directors serving staggered 3-year terms, with the terms of each class of directors to expire each succeeding year. Also pursuant to Synovus' Articles of Incorporation and bylaws, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the shareholders of all the issued and outstanding shares of Synovus common stock is required to: (1) call a special meeting of Synovus' shareholders; (2) fix, from time to time, the number of members of Synovus' board of directors; (3) remove a member of Synovus' board of directors; (4) approve any merger or consolidation of Synovus with or into any other corporation, and the sale, lease, exchange or other disposition of all, or substantially all, of Synovus' assets to or with any other corporation, person or entity, with respect to which the approval of Synovus' shareholders is required by the provisions of the corporate laws of the State of Georgia; and (5) alter, delete or rescind any provision of Synovus' Articles of Incorporation.

     This allows directors to be removed only for cause by 66-2/3% of the votes entitled to be cast at a shareholders' meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus' staggered board of directors, especially when combined with the Voting Amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the board. A potential acquiror with shares recently acquired and not entitled to 10 votes per share under the Voting Amendment may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.

         EVALUATION OF BUSINESS COMBINATIONS

         Synovus' Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus' board of directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of the corporation or its subsidiaries are located, and any other factors the board of directors deems pertinent.

PROCARD CAPITAL STOCK

         AUTHORIZED SHARES

     The total number of authorized shares of capital stock of ProCard is 25,000,000, consisting of 17,000,000 shares of common stock with a par value of $.001 per share, 8,000,000 shares of preferred stock with a par value of $.001 per share, of which there are 2,000,000 shares of series A preferred stock and 2,000,000 shares of series B preferred stock. ProCard's Certificate of Incorporation authorizes the ProCard board of directors to issue shares of preferred stock in one or more series, the terms of which will be determined by the board.

         NUMBER OF DIRECTORS

     The ProCard bylaws provides that the number of directors on the ProCard board shall be determined from time to time by resolution of the board of directors. The current board of directors consists of six members. Under ProCard's Certificate of Incorporation, the holders of the series A preferred stock, voting as a separate class, are entitled to elect two directors; the holders of the series B preferred stock, voting as a separate class, are entitled to elect two directors; and the holders of the series A and series B preferred stock and the holders of the common stock, voting together as a class, are entitled to elect two directors. Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.


         CERTIFICATE OF INCORPORATION AND BYLAW AMENDMENTS

     Amendments to Certificate of Incorporation. Under Delaware law, the board of directors must propose an amendment to the Certificate of Incorporation and a majority of all outstanding shares entitled to vote on the amendment must approve it. Under Delaware law, amendments which will change the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or otherwise adversely affecting the rights of a class, must be approved by the majority vote of each class or series of stock affected, even if such stock would not otherwise have such voting rights.

     Amendment of Bylaws. Under Delaware law and the ProCard Certificate of Incorporation and bylaws, the ProCard bylaws can be amended or repealed by the affirmative vote of either the holders of a majority of the outstanding shares of capital stock entitled to vote and present in person or by proxy at the meeting or a majority of the members of the ProCard board of directors.

         CUMULATIVE VOTING AND PREEMPTIVE RIGHTS

     The ProCard Certificate of Incorporation does not allow cumulative voting for directors or preemptive rights for stockholders.

         STOCKHOLDER MEETING PROCEDURES

     Special Meetings of Stockholders. Under Delaware law, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the Certificate of Incorporation or bylaws. Under the ProCard Certificate of Incorporation and bylaws, a special meeting of the stockholders may be called only by the ProCard chairman, its president, or upon a written request of a majority of the ProCard board of directors or the holders of a majority of the issued and outstanding stock of ProCard entitled to vote at such meeting.

     Stockholder Action Without a Meeting. Under ProCard's Certificate of Incorporation, no action shall be taken by the written consent of all stockholders in lieu of an annual or special meeting of the stockholders.

         BUSINESS COMBINATIONS AND CERTAIN OTHER TRANSACTIONS

     Under Delaware law, the affirmative vote of a majority of the outstanding shares entitled to vote is required to approve mergers, consolidations, dissolutions and sales of all or substantially all of a corporation's assets.

         BUSINESS COMBINATIONS FOLLOWING A CHANGE IN CONTROL

     Under Delaware law, an "interested stockholder" is defined as a holder of 15% or more of the outstanding voting stock. An interested stockholder may engage in a business combination transaction with ProCard only under one of the following three scenarios:

         - ProCard's board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

         - the interested stockholder acquired at least 85% of the voting stock in the transaction in which it became an interested stockholder; or

         - ProCard's board of directors approve the transaction and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction at a meeting.

         LIMITATION ON DIRECTORS' LIABILITY

     As permitted by Delaware law, ProCard's Certificate of Incorporation eliminates or limits the personal liability of a director of ProCard to ProCard or its stockholders for money damages based upon his or her breach of fiduciary duty. However, a director's liability is not eliminated or limited for:

         - any breach of the director's duty of loyalty to ProCard or its stockholders;

         -    any acts or omissions made not in good faith;

         - any acts which involve intentional misconduct or a knowing violation of law;

         - any transactions from which the director derived an improper personal benefit; or

         - any liability arising under Delaware law relating to unlawful payment of dividends or unlawful stock purchase or redemption.

         INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law permits a corporation's board of directors to indemnify any person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually incurred by him or her in connection with any threatened, pending or completed action (except settlements or judgments in derivative suits), suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Delaware law provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     ProCard's Certificate of Incorporation and bylaws provide for indemnification of ProCard's directors and officers to the fullest extent permitted by law.

         DISSENTERS' RIGHTS

     Generally, stockholders of a Delaware corporation who object to certain mergers or a consolidation of the corporation and who comply with the requirements under Delaware law, are entitled to appraisal rights, requiring the surviving corporation to pay the fair value of the dissenting shares. There are, however, no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either:

         - listed on a national securities exchange or designated as a national market system by the National Association of Securities Dealers, Inc.; or

         -    held of record by more than 2,000 stockholders.

However, appraisal rights will be available to holders of shares if they are required by the merger terms to accept anything other than shares of the survivor, listed or quoted shares or cash in lieu of fractional shares.

     In addition, no appraisal rights are available for any shares of stock of a surviving corporation in a merger if the merger did not require the approval of the stockholders of such corporation. Further, Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the certificate of incorporation provides otherwise. ProCard's Certificate of Incorporation does not provide for appraisal rights upon the sale of all or substantially all of its assets.

     Under Delaware law, the meaning of "fair value" in payment for shares upon exercise of dissenters' rights does not include any element of value arising from the completion or expectation of the transaction.

     RIGHT TO EXAMINE STOCKHOLDER LIST; RIGHT TO INSPECT CORPORATE RECORDS

     Under Delaware law, each stockholder has the right during normal business hours, for a period of at least ten days prior to any stockholder meeting and during such meeting, to examine an alphabetical list of stockholders for any purpose germane to the meeting. The list must show the address of each stockholder and the number of shares held by each stockholder. Each stockholder also has the right, following a written request, to inspect for any proper purpose, a corporation's books and records, including the stockholder list, during usual business hours.

     INTERESTED DIRECTOR TRANSACTIONS

     Under Delaware law, certain contracts or transactions in which a director has an interest are not void or voidable solely by reason of that interest if the contract or transaction is either (1) approved by the stockholders or by a majority of the disinterested directors if the material facts are disclosed in good faith or known, or (2) was fair to the corporation at the time of approval.


     ADDITIONAL RIGHTS OF SERIES A AND SERIES B PREFERRED STOCKHOLDERS

     Liquidation Rights. In the event of any liquidation or dissolution or winding up of ProCard, the holders of the series B preferred shares shall receive a liquidation value of $4.00 per share before any distribution is made to any class of common stock or any other series of preferred stock. After the series B preferred stockholders have received their liquidation distribution, the holders of the series A preferred stock shall receive the next level of distributions up to a value equal to $3.00 per share. After the series B stockholders and the series A stockholders have been paid their liquidation value, then the holders of common stock shall receive the remainder of the assets of ProCard.

     Conversion Rights. The holders of series A and series B preferred stock each have the rights to convert their shares into common stock of ProCard. The current conversion ratio for both the series A and the series B preferred stock is 1:1, subject to adjustment. Both the series A and the series B preferred stock shall be converted automatically upon the consummation of a sale of shares of common stock by ProCard in an underwritten offering registered under the Securities Act of 1933, as amended.

     Redemption Rights. Both the series A and the series B preferred shares are subject to an optional redemption right which is exercisable by ProCard at any time after December 31, 2005.

     Registration Rights. The holders of the ProCard series A and series B preferred stock each have one demand registration right and unlimited piggyback registration rights. Such registration rights are effective only after such preferred stock have been converted into common stock of ProCard and after the expiration of 24 months after the

ProCard common stock has begun public trading. These registration rights expire on the fourth anniversary after the ProCard common stock has begun public trading.

         APPRAISAL RIGHTS

     THE FOLLOWING SUMMARY OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW ("SECTION 262") IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS APPENDIX "D". THIS SUMMARY CONTAINS ALL OF THE MATERIAL PROVISIONS OF SECTION 262.

     Upon consummation of the merger, holders of record of shares of ProCard capital stock on the record date will be entitled to have the "fair value" of their shares as of the effective time (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them by complying with the provisions of Section 262. Holders of record of ProCard capital stock who desire to exercise their appraisal rights must satisfy all of the conditions contained therein.

     To exercise rights of appraisal, you must satisfy all of the following five conditions:

         - you must be a stockholder of record on the date you demand your appraisal rights and you must continue to be stockholder of record until the merger is completed;

         - you must either vote against the merger or abstain from voting on the merger (you may not vote in favor of the merger and retain your rights to an appraisal);

         - you must deliver a written demand for appraisal of your shares before the vote on the merger is held at the special meeting;

         - within 120 days after the completion of the merger, you must file a petition in the Delaware Court of Chancery for a determination of the fair value of your stock; and

         - if the Delaware Court of Chancery requests, you must send to the court your stock certificates so that the court can note on each certificate that a demand for appraisal has been made.

     A written demand for appraisal of shares of ProCard capital stock must be delivered to ProCard by a ProCard stockholder seeking appraisal before the taking of the vote of the merger agreement. The written demand must be separate from any proxy or vote abstaining from or voting against approval and adoption of the merger agreement. Voting against approval and adoption of the merger agreement, abstaining from voting or failing to vote with respect to approval and adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262. By voting against approval and adopting of the merger agreement or by abstaining from voting in favor of the merger agreement, a ProCard stockholder may preserve his rights of appraisal as a dissenting stockholder.

     PROCARD STOCKHOLDERS ELECTING TO EXERCISE THEIR APPRAISAL RIGHTS UNDER
SECTION 262 MUST NOT VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. A VOTE BY A PROCARD STOCKHOLDER AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS NOT REQUIRED IN ORDER FOR SUCH PROCARD STOCKHOLDER TO EXERCISE APPRAISAL RIGHTS. HOWEVER, IF A PROCARD STOCKHOLDER RETURNS A SIGNED PROXY BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OR A DIRECTION TO ABSTAIN, THE PROXY, IF NOT REVOKED, WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, WHICH WILL HAVE THE EFFECT OF WAIVING SUCH PROCARD STOCKHOLDER'S APPRAISAL RIGHTS.

     A demand for appraisal will be sufficient if it reasonably informs ProCard of the identity of the ProCard stockholder and that such ProCard stockholder intends thereby to demand appraisal. If the ProCard capital stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the ProCard capital stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a ProCard stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner or owners.

     A record owner, such as a broker, who holds ProCard capital stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares for all or less than all beneficial owners of shares as to which he or she is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of ProCard capital stock outstanding in the name of such record owner.

         A ProCard stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to ProCard at the following address prior to the vote on the merger:

                          1819 Denver West Drive
                          Building 26, Suite 300
                          Golden, Colorado  80401
                          Attention:  Brigid Davidson, Corporate Secretary

The demand must specify such ProCard stockholder's name and mailing address and the number of shares of ProCard capital stock owned. It is the responsibility of each ProCard stockholder electing to exercise appraisal rights to ensure that the written demand is received by ProCard before the taking of the vote at the special meeting of ProCard's stockholders.

     Within 10 days after the effective date of the merger, the surviving corporation must provide notice as to the effective time of the merger to all ProCard stockholders who have complied with Section 262(d), summarized above, and have not voted for approval of the merger agreement.

     Within 120 days after the effective time, any ProCard stockholder who has complied with the provisions of Sections 262(a) and (d), summarized above, is entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of ProCard capital stock not voted in favor of approval and adoption of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation or within 10 days after expiration of the time for delivery of demand for appraisal under Section 262(d), whichever is later.

     Within 120 days after the effective time, either the surviving corporation or any holder of ProCard capital stock who has complied with the required conditions of Sections 262(a) and (d) and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery of the State of Delaware (the "Court") demanding a determination of the fair value of the shares of any dissenting ProCard stockholders. If a petition for an appraisal is timely filed, at a hearing on such petition, the Court will determine which ProCard stockholders are entitled to appraisal rights and will appraise the shares of ProCard capital stock owned by such ProCard stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., decided in 1983, the Delaware Supreme Court, in the context of litigation involving holders of common stock of a Delaware corporation, expanded the factors that could be considered in determining fair value in an appraisal proceedings, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the relevant merger which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     ProCard stockholders considering seeking appraisal should be aware that the fair value of their shares determined under Section 262 could be more than, the same as or less than the value of the consideration they are to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

     Both fairness opinions and appraisal proceedings review many different aspects of a company's financial and business circumstances under accepted valuation techniques, but the perspectives differ. A determination that a transaction is fair from a financial point of view may be based on a finding that the price term of a transaction falls within a range of values that would be fair for other companies involved in similar types of transactions and circumstances. Such a finding does not determine what the best possible price would be but looks at the transaction as a whole and determines whether entering the transaction is a reasonable business decision. In reaching the determination that an offered price is fair from a financial point of view, consideration is given to the fact that a purchaser of an entire company may be willing to pay a "control premium" in excess of the fair market value of the stock. A determination of fair value in an appraisal proceeding attempts to reduce all of the elements of value of a company to a set amount rather than focusing on the range of values in similar transactions. A judicial determination of the fair value attempts to ensure that each dissenting shareholder receives the substantial equivalent of his proportionate interest in a company before the merger occurred. An appraisal proceeding does not attempt to consider the effects, if any, of the merger transaction itself on the value of the stock of a company.

     The cost of the appraisal proceeding may be determined by the Court and taxed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting ProCard stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged against the value of shares of ProCard capital stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     A ProCard stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the effective time, have any rights in respect of shares subject to such demand except for appraisal rights and the right to receive payment of dividends or other distributions (if any) on such shares payable to ProCard stockholders of record as of a date prior to the effective time.

     At any time within 60 days after the effective time, a ProCard stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms of the merger; after this period, the ProCard stockholder may withdraw his or her demand for appraisal only with the consent of Synovus. Any such withdrawal must be made in writing. If no petition for appraisal is filed with the Court within 120 days after the effective time, the ProCard stockholder's rights to appraisal shall cease. Inasmuch as the surviving corporation has no obligation to file such a petition, a ProCard stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Court demanding appraisal may be dismissed as to a ProCard stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     Your right to an appraisal of your common stock will terminate if:

         -   for any reason the merger is not completed;

         -   you fail to make a timely written demand on ProCard;

         - you fail to file a timely petition with the Delaware Court of Chancery;

         - you do not, upon request of the court, timely surrender certificates for notation that demand for appraisal has been made;

         - you withdraw your demand in writing within 60 days after the completion of the merger;

         - you withdraw your demand in writing after 60 days after the completion of the merger and with Synovus' written approval.

         If your right to an appraisal is terminated, you will receive the same consideration that you would have received if you had not dissented and sought an appraisal of your shares.

     The provisions of Section 262 are technical in nature and complex. ProCard stockholders desiring to exercise their appraisal rights and obtain appraisal of the fair value of their ProCard capital stock should consult counsel, since failure to comply strictly with the provisions of Section 262 may defeat their appraisal rights.

     If holders of 5% or more of the total amount of outstanding ProCard stock and ProCard preferred stock exercise their appraisal rights, Synovus will have the right to terminate the merger agreement.


                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Synovus common stock is listed on the NYSE under the symbol "SNV." The table below shows the high and low closing prices of Synovus common stock and cash dividends declared per share for the last two fiscal years. Prices have been adjusted to account for a three-for-two stock split on May 21, 1998. The table below shows the cash dividends declared per share for the last two fiscal years.

                                                                 SYNOVUS                            PROCARD
                                                                 -------                            -------
                                                                                   CASH              CASH
                                                 HIGH              LOW           DIVIDENDS         DIVIDENDS
                                                 ----              ---           ---------         ---------
Quarter Ended
  March 31, 2000.....................           $19.19           $14.50           $.1100              -0-
Quarter Ended
  March 31, 1999.....................            25.00            20.50            .0900              -0-
  June 30, 1999......................            23.56            19.13            .0900              -0-
  September 30, 1999.................            20.31            17.50            .0900              -0-
  December 31, 1999..................            22.13            18.44            .0900              -0-
For year 1999........................            25.00            17.50            .3600              -0-
Quarter Ended
  March 31, 1998.....................            25.81            20.75            .0733              -0-
  June 30, 1998......................            25.81            21.94            .0733              -0-
  September 30, 1998.................            25.00            18.06            .0733              -0-
  December 31, 1998..................            24.06            20.19            .0733              -0-
For year 1998........................            25.81            18.06            .2932              -0-

     There is no trading market for ProCard common stock, series A preferred stock, or series B preferred stock. Holders of ProCard series A preferred stock and series B preferred stock are not entitled to receive any cash dividends. In the two most recent fiscal years no cash dividends for ProCard common stock have been declared. ProCard does not anticipate that dividends will be paid on ProCard common stock in the foreseeable future.

                             DESCRIPTION OF SYNOVUS

BUSINESS

     The disclosures made in this proxy statement/prospectus, together with the following information which is specifically incorporated by reference herein, describe the business of Synovus:

           1. Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (which incorporates certain portions of Synovus' 1999 Annual Report to Shareholders and its Proxy Statement for its Annual Meeting of Shareholders to be held on April 20, 2000), as amended by Synovus' Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999.

           2.     Synovus' Current Report on Form 8-K dated January 12, 2000.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, various benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Synovus is incorporated by reference or set forth in Synovus' Annual Report on Form 10-K for the year ended December 31, 1999 which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION." Shareholders desiring copies of such documents may contact Synovus at its address or phone number indicated under "WHERE YOU CAN FIND MORE INFORMATION."

                             DESCRIPTION OF PROCARD

BUSINESS

     ProCard, Inc. is a Delaware corporation formed in July 1989. It supports bank commercial card programs by providing all necessary technology and back-room support services, thus eliminating the need for a bank to create and maintain its own infrastructure. ProCard's software and services are currently marketed exclusively through financial institutions which have entered into license agreements with ProCard. These financial institutions then sublicense the software and services to their corporate clients. ProCard's licensee banks issue credit cards to their clients and manage the overall program, while ProCard provides the software and services described below to assist the banks' clients in managing their commercial card program and in controlling the commercial card transaction data.

     ProCard has developed client server and internet based software solutions that enable the clients of its licensee banks to manage their commercial card program and manage the commercial card transaction data. ProCard's software solutions enable such client using the software, among other things, to import transaction data, split and allocate transactions, generate standard and ad hoc reports based on the data, generate mapped files and electronically post the transaction data to general ledger or other systems, create and maintain card and reporting hierarchies, and perform card management functions.

     ProCard's principal executive offices are located at 1819 Denver West Drive, Building 26, Suite 300, Golden, Colorado 80401 and its telephone number is 303-279-2255.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 3, 2000, certain information on a fully diluted basis regarding (i) persons known by ProCard to own 5% or more of the common stock of ProCard, (ii) directors of ProCard, (iii) certain named officers of ProCard, and (iv) officers and directors of ProCard as a group.

                                                                       SERIES A                    SERIES B
                                         COMMON STOCK               PREFERRED STOCK             PREFERRED STOCK
                                                  PERCENT OF                  PERCENT OF                PERCENT OF
 NAME OF PRINCIPAL STOCKHOLDER      AMOUNT(1)      CLASS(2)       AMOUNT        CLASS        AMOUNT        CLASS
------------------------------    ------------    ----------     --------     ----------    --------    ----------
Gregg T. Summerville(3)(16)            803,013        21.78%      196,566      15.52%       406,859       25.55%
Terry Marbach(4)(16)                   519,271        15.46%      151,072      11.93%       130,084        8.17%
David M. Kirr(5)                       349,607        10.64%      119,548       9.44%       160,797       10.10%
Laurance R. Hoagland, Jr.(6)(16)       274,883         8.82%       63,787       5.04%        53,392        3.35%
Fred W. Reams(7)                       371,067        11.29%      253,763      20.04%        27,116        1.70%
Lucien Ruby(8)(16)                     437,634        13.19%      135,544      10.70%       103,381        6.49%
B. LaRae Orullian(9)(16)               250,000         8.21%       40,166       3.17%         9,792      +
D. Dale Browning(10)(16)             1,075,125        35.58%            0     +              25,000        1.57%
Jerry Wagner(11)(16)                   112,250         3.61%            0     +               6,000      +
Kirby Slunaker(12)(16)                  25,000      +                   0     +                   0      +
Scott Webb(13)                           5,000      +                   0     +                   0      +
Russ Pulling(14)                         5,000      +                   0     +                   0      +
All Officers and Directors as
a group(16)                          3,717,150        75.88%      592,434      46.78%       737,758       46.34%

------------------------------
+   Indicates percentage values of less than 1.00%.
(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days from the date of this proxy statement/prospectus upon the exercise of options, warrants or convertible securities. Common stock amount assumes the conversion of ProCard series A preferred stock and series B preferred stock into common stock, which shares are convertible into common stock on a one-for-one basis. The common stock amount also includes options and warrants, currently exercisable or exercisable within 60 days, to the extent indicated in notes 3 through 16 below. The amounts included in the common stock column do not include currently unvested options that will become vested upon consummation of the merger.
(2) Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this proxy statement/prospectus have been exercised.
(3) Mr. Summerville's address is 621 Washington Street, Columbus, Indiana 47201. Common stock amount includes (i) warrants to purchase 87,388 shares of common stock, (ii) 50,000 shares of common stock held in trust for Mr. Summerville's children, (iii) 7,200 shares of common stock held by Nom. & Co. for the benefit of Mr. Summerville, and (iv) 15,000 shares of common stock held by Washington Securities, a limited partnership, for which Mr. Summerville is a general partner. Series B preferred stock amount includes 100,000 shares of series B preferred stock held by Strafe & Co. for the benefit of Mr. Summerville.
(4) Mr. Marbach's address is 621 Washington St., Columbus, Indiana 47201. Common stock amount includes (i) warrants to purchase 48,281 shares of common stock held by Mr. Marbach, (ii) warrants to purchase 2,750 shares of common stock held by Nom. & Co. for the benefit of Mr. Marbach, (iii) warrants to purchase 16,563 shares of common stock held by Terry B. and Constance Marbach as joint tenants with rights of survivorship, (iv) 141,400 shares of common stock owned by Terry B. and Constance Marbach as joint tenants with rights of survivorship and (v) warrants to purchase 14,521 shares of common stock held by Strafe & Co. for the benefit of Mr. Marbach. Series A preferred stock amount includes (i) 29,042 shares of series A preferred stock held by Strafe & Co. for the benefit of Mr. Marbach, and (ii) 116,251 shares of series A preferred stock held by Terry
    B. and Constance Marbach as joint tenants with rights of survivorship. Series B preferred stock amount includes (i)

     44,166 shares of series B preferred stock held by Strafe & Co. for the benefit of Mr. Marbach, and (ii) 40,690 shares of series B preferred stock held by Terry B. and Constance Marbach as joint tenants with rights of survivorship.
 (5) Mr. Kirr's address is 621 Washington Street, Columbus, Indiana 47201. Common stock amount includes warrants to purchase 1,562 shares of common stock held by Mr. Kirr, and warrants to purchase 7,500 of common stock held by held by Nom. & Co. for the benefit of Mr. Kirr.
 (6) Mr. Hoagland's address is 115 Fox Hollow Road, Woodside, California 94062. Common stock amount includes warrants to purchase 3,344 shares of common stock. Series B preferred stock amount includes 25,000 shares held by LGH Limited Partnership, for which Mr. Hoagland is a limited partner.
 (7) Mr. Reams' address is 2639 Riverside Drive, Columbus, Indiana 47201. Common stock amount includes warrants to purchase 10,188 shares of common stock.
 (8) Mr. Ruby's address is 333 Bush Street, Suite 1750, San Francisco, California 94104. The shares listed are held by Quest Ventures International and Quest Ventures II in the following amounts: (i) Quest Ventures International holds 177,682 shares of common stock (assuming full conversion of its series A preferred stock, series B preferred stock and warrants to purchase common stock), 55,029 shares of series A preferred stock, 41,972 shares of series B preferred stock and 33,519 warrants to purchase common stock, (ii) Quest Ventures II holds 259,952 shares of common stock (assuming full conversion of its series A preferred stock and series B preferred stock and warrants to purchase common stock), 80,515 shares of series A preferred stock, 61,409 shares of series B preferred stock and warrants to purchase 49,040 shares of common stock. Mr. Ruby may be deemed to beneficially own such shares as the general partner of Foray Partners, the general partner of both Quest entities. Mr. Ruby disclaims beneficial ownership of these shares.
 (9) Ms. Orullian's address is 35 South Ammons Street, Lakewood, Colorado 80226.
(10) Mr. Browning's address is 79 South Eldridge Way, Golden, Colorado 80401. Common stock amount includes 900,000 shares owned by DDB Investment Company, LLLP of which Mr. Browning is a General Partner.
(11) Mr. Wagner's address is 7800 Fox Creek Trail, Franktown, Colorado 80116. Common stock amount includes options to purchase 106,250 shares of common stock.
(12) Mr. Slunaker's address is 143 Grey Squirrel Way, Franktown, Colorado
     80116. Common stock amount includes options to purchase 25,000 shares of common stock.
(13) Mr. Webb's address is 1585 Bluebird Drive, Bailey, Colorado 80421. Common stock amount includes options to purchase 5,000 shares of common stock.
(14) Mr. Pulling's address is 10066 South Deer Creek Street, Highlands Ranch, Colorado 80126. Common stock amount includes options to purchase 5,000 shares of common stock.
(15) Common stock amount includes warrants to purchase 255,406 shares of common stock and options to purchase 326,600 shares of common stock. If all of the ProCard series A preferred and series B preferred shares were converted into common stock, and if all options and warrants to purchase common stock were exercised, the directors and officers of ProCard would own 54.05% of the issued and outstanding shares of ProCard capital stock.
(16) Shares are subject to a voting agreement between Synovus and certain directors and key officers of ProCard. Only 272,559 of the shares beneficially owned by Mr. Marbach are subject to the voting agreement.

                               REGULATORY MATTERS

GENERAL

     As a bank holding company, Synovus is subject to regulation under the Bank Holding Company Act, and to inspection, examination and supervision by the Federal Reserve. Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities expressly found by the Federal Reserve, prior to November 11, 1999, to be closely related to banking.

     Synovus' affiliate national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency ("OCC") and, secondarily, by the FDIC and the Federal Reserve. Synovus' state-chartered banks are subject to primary federal regulation and examination by the FDIC and, in addition, are regulated and examined by their respective state banking departments.

     Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve, the state banking regulators, the OCC and the FDIC govern almost all aspects of the operations of the banks.

DIVIDENDS

     Under the laws of the State of Georgia, Synovus, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in its Articles of Incorporation, and unless, after payment of the dividend, it would not be able to pay its debts when they become due in the usual course of its business or its total assets would be less than the sum of its total liabilities. Synovus is also subject to certain regulatory capital restrictions that limit the amount of cash dividends that it may pay. Additionally, Synovus is subject to certain contractual restrictions that limit the amount of cash dividends it may pay.

     The primary sources of funds for Synovus' payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus may pay. Pursuant to the regulations of the Georgia Banking Department, a Georgia bank must have approval of the Georgia Banking Department to pay cash dividends if, at the time of such payment: (1) the ratio of such banking affiliate's equity capital (defined to include the aggregate par value of all outstanding common stock, paid-in surplus, retained earnings, capital resources, reserves for loan losses, aggregate par value of outstanding preferred stock which is not redeemable and other outstanding instruments which are required to be converted into common stock) to its adjusted total assets is less than 6%; (2) the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profit for the previous calendar year; or (3) its total classified assets in its most recent regulatory examination exceeded 80% of its equity capital (as defined above) as reflected in such examination. In general, the approval of the Alabama Banking Department and the Florida Banking Department, as applicable, is required if the total of all dividends declared by an Alabama or Florida bank, as the case may be, in any year would exceed the total of its net profits (as defined) for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank's retained net income (as defined) for the current year plus retained net income for the preceding two years.

     Certain of Synovus' banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of such limits in the future. If such prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

     Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus' objective is to pay out at least one-third of prior year's earnings in cash dividends to its shareholders.

     Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus' subsidiary banks could declare aggregate dividends to Synovus of approximately $109.7 million during 2000 without obtaining regulatory approval.

     Holders of ProCard series A preferred and series B preferred stock are not entitled to receive any dividends. In the two most recent fiscal years no cash dividends for ProCard common stock have been declared. ProCard does not anticipate that dividends will be paid on ProCard common stock in the foreseeable future.

CAPITAL REQUIREMENTS

     Synovus is required to comply with the capital adequacy standards established by the Federal Reserve and its banking subsidiaries must comply with similar capital adequacy standards established by the OCC and FDIC, as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). The Federal Reserve also requires certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 Capital" consisting of certain short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

     The Federal Reserve has also established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "leverage ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than-minimum capital ratios if they have supervisory, financial, operational, or managerial weaknesses, or if they are anticipating or experiencing significant growth. Synovus has not been advised by the Federal Reserve of any specific minimum leverage ratio applicable to it.

     At December 31, 1999, Synovus' total capital ratio was 13.77%, its Tier 1 Capital ratio was 12.51% and its Tier 1 leverage ratio was 10.52%. Assuming the merger had been consummated on December 31, 1999, the total capital ratio of Synovus would have been 13.75%, its Tier 1 Capital ratio would have been 12.50% and its Tier 1 leverage ratio would have been 10.54%. Each of these ratios exceeds the current requirements under the Federal Reserve's capital guidelines.

     Each of Synovus' banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of December 31, 1999.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Prompt Corrective Action."

COMMITMENTS TO SUBSIDIARY BANKS

     Under the Federal Reserve's policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent such policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of such bank.

     In the event of Synovus' bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally shall be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

PROMPT CORRECTIVE ACTION

     The Federal Deposit Insurance Corporation Act of 1991 ("FDICIA") establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Pursuant to FDICIA, the Federal Reserve, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories: (1) well capitalized (an institution that has a total capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%); (2) adequately capitalized (an institution that has a total capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%); (3) undercapitalized (an institution that has a total capital ratio of under 8%, a Tier 1 Capital ratio of under 4% or a Tier 1 leverage ratio of under 4%); (4) significantly undercapitalized (an institution that has a total capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 leverage ratio of under 3%); and (5) critically undercapitalized (an institution whose tangible equity is not greater than 2% of total tangible assets). The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines (1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution's classification within the five categories. Synovus' management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the FDICIA regulations.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

SAFETY AND SOUNDNESS STANDARDS

     The Federal Deposit Insurance Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt correction action provisions of FDICIA. See "Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

DEPOSITOR PREFERENCE STATUTE

     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

RECENT LEGISLATION

     On November 12, 1999, President Clinton signed into law legislation which allows bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act (the "Act"), a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. This Act makes significant changes in United States banking law, principally by repealing certain restrictive provisions of the 1933 Glass-Steagall Act. The Act specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve under Section 4(c)(8) of the Bank Holding Company Act. The Act does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act.

     National banks are also authorized by the Act to engage, through "financial subsidiaries," in any activity that is permissible for a financial holding company (as described above) and any activity that the Secretary of the Treasury, in consultation with the Federal Reserve, determines is financial in nature or incidental to any such financial activity, except: (1) insurance underwriting; (2) real estate development or real estate investment activities (unless otherwise permitted by law); (3) insurance company portfolio investments; and (4) merchant banking. The authority of a national bank to invest in a financial subsidiary is subject to a number of conditions, including, among other things, requirements that the bank must be well-managed and well-capitalized (after deducting from the bank's capital outstanding investments in financial subsidiaries). The Act provides that state banks may invest in financial subsidiaries (assuming they have the requisite investment authority under applicable state law) subject to the same conditions that apply to national bank investments in financial subsidiaries.

     The Act also contains a number of other provisions that will affect Synovus' operations and the operations of all financial institutions. One of the new provisions relates to the financial privacy of consumers, authorizing federal banking regulators to adopt rules that will limit the ability of banks and other financial entities to disclose non-public information about consumers to non-affiliated entities. These limitations will likely require more disclosure to consumers, and in some circumstances, will require consent by the consumer before information is allowed to be provided to a third party.

     On March 29, 2000, Synovus filed a declaration with the Federal Reserve to become a financial holding company. It is anticipated that Synovus' declaration will become effective on May 1, 2000, although there are no assurances that such will be the case.

     At this time, it is not possible to predict the impact of the Act on Synovus' financial condition or results of operations.

POOLING OF INTERESTS ACCOUNTING

     The Financial Accounting Standards Board ("FASB") has published The FASB Exposure Draft on Business Combinations and Intangible Assets that would, if adopted, eliminate the availability of pooling of interest accounting treatment for most, if not all, mergers and acquisitions. Under purchase accounting, an amount equal to the difference between the value of the consideration paid and the value of the net assets acquired is characterized as "goodwill," recorded as an asset of the acquiring company, and amortized as a charge against earnings over a period of years. If adopted as presently proposed, this change in accounting standards would be effective for acquisitions agreed to and announced after the end of 2000 or earlier in certain circumstances.

                                 LEGAL MATTERS

     The validity of the Synovus common stock to be issued in connection with the merger will be passed upon by Kathleen Moates, Senior Vice President and Senior Deputy General Counsel of Synovus. Ms. Moates beneficially owns shares of Synovus common stock and options to purchase additional shares of Synovus common stock. As of the date of this proxy statement/prospectus, the number of shares Ms. Moates owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Synovus common stock.

                                    EXPERTS

     The consolidated balance sheets of Synovus and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, all of which are incorporated by reference in this proxy statement/prospectus, have been audited by KPMG LLP, independent public accountants, whose report thereon is incorporated herein by reference. Such financial statements have been so incorporated herein by reference in reliance upon the report of KPMG LLP and upon their authority as experts in accounting and auditing.

                                 OTHER MATTERS

     ProCard's board of directors does not know of any matters to be presented at the special meeting other than those set forth above. If any other matters are properly brought before the special meeting or any adjournment thereof, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by the proxy as to any such matters.

                             STOCKHOLDER PROPOSALS

     Synovus' 2001 annual meeting of shareholders will be held in April 2001. Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2001 annual meeting of shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must receive a proposal by November 16, 2000 in order to consider it for inclusion in the proxy statement for the 2001 annual meeting of shareholders.

     If the merger is not consummated, ProCard will inform its stockholders of the date and time of the 2000 annual meeting of stockholders of ProCard.

                      WHERE YOU CAN FIND MORE INFORMATION

     Synovus files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Synovus files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE.

     Synovus filed a registration statement to register with the SEC the Synovus common stock to be issued to ProCard stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Synovus. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Synovus' registration statement or the exhibits to that registration statement.

     The SEC allows Synovus to "incorporate by reference" information into this proxy statement/prospectus, which means that Synovus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that Synovus has previously filed with the SEC. These documents contain important information about Synovus and its business.

                     Synovus SEC Filings (File No. 1-10312)

           (1) Synovus' Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Synovus' Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999;

           (2)    Synovus' Current Report on Form 8-K dated January 12, 2000;

           (3) the description of Synovus common stock contained in Synovus' Registration Statement on Form 8-A filed with the SEC on August 21, 1989; and

           (4) the description of the shareholder rights plan of Synovus contained in Synovus' Registration Statement on Form 8-A filed with the SEC on April 28, 1999.

     Synovus also incorporates by reference additional documents that may be filed with the SEC between the date of this proxy statement/prospectus and the date that the reoffering or resale of securities acquired pursuant to this registration is completed. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Synovus has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Synovus, ProCard has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to ProCard and the selling shareholders have supplied all information contained in this proxy statement/prospectus relating to the selling shareholders.

     You can obtain any of the documents incorporated by reference from the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                            Synovus Financial Corp.
                          901 Front Avenue, Suite 301
                            Columbus, Georgia 31901
                         Attn: G. Sanders Griffith, III
                        Senior Executive Vice President,
                          General Counsel & Secretary
                            Telephone: (706)649-2267

     If you would like to request documents from us, please do so by May 3, 2000 to receive them before the ProCard special meeting.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Synovus and ProCard have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated April __, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Synovus common stock in the merger creates any implication to the contrary.

                        PRO FORMA FINANCIAL INFORMATION

         Pro forma financial information reflecting the acquisition of ProCard by Synovus is not presented herein since the pro forma effect is not significant.

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                                  APPENDIX "A"
                                MERGER AGREEMENT










                                MERGER AGREEMENT


                                  by and among


                            SYNOVUS FINANCIAL CORP.,


                           TSYS ACQUISITION SUB, INC.

                                      and

                                 PROCARD, INC.





                              As of March 3, 2000


                                    EXHIBITS



Exhibit 2.1                         Conversion Ratio Table

Exhibit 4.1(c)                      Independent Advisor Opinion

Exhibit 7.1(e)(iv)                  Opinion of Counsel for the Company

Exhibit 7.1(g)                      Voting Agreement

Exhibit 8.1(c)(iii)                 Opinion of Counsel for Parent and Sub

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT, dated as of March 3, 2000 (the "Agreement"), by and among SYNOVUS FINANCIAL CORP., a Georgia corporation ("Parent"), TSYS ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and PROCARD, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Parent and Sub each have approved this Agreement and the merger (the "Merger") of Sub with and into the Company on the terms and conditions contained herein and in accordance with the Delaware General Corporation Law (the "DGCL");

         WHEREAS, Parent, as the sole stockholder of Sub, has approved this Agreement, the Merger and the transactions contemplated hereby pursuant to action taken by written consent in accordance with the requirements of the Georgia Business Corporation Code (the "GBCC"), the DGCL and the Articles of Incorporation and the Bylaws of Sub;

         WHEREAS, the Board of Directors of the Company has approved this Agreement and the Merger pursuant to action taken at a meeting in accordance with the requirements of the DGCL and the Articles of Incorporation and the Bylaws of the Company, and has directed that this Agreement and the Merger be submitted to the stockholders of the Company (the "Stockholders") for their approval;

         WHEREAS, certain of the stockholders of the Company have duly executed and delivered to Parent a voting agreement and irrevocable proxy (the "Voting Agreement") relating to the shares of capital stock of the Company entitled to vote on the Merger owned by such stockholder;

         WHEREAS, the Merger will be effected by the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of Delaware; and

         WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986 (the "Code").

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE 1

                                   The Merger

         1.1 Surviving Corporation. Subject to the provisions of this Agreement and the DGCL, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware.

         1.2 Articles of Incorporation. The Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation.

         1.3 Bylaws. The Bylaws of Sub shall be the Bylaws of the Surviving Corporation.

         1.4 Directors. The directors of the Surviving Corporation shall consist of the directors of Sub immediately prior to the Effective Time, such directors to keep their positions on the Board of Directors of the Surviving Corporation until their respective successors are duly elected and qualified.


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         1.5 Officers. The officers of the Surviving Corporation shall consist of the officers of Sub immediately prior to the Effective Time, such officers to hold office from the Effective Time until their respective successors are duly elected and qualified.

         1.6 Effective Time. Upon satisfaction or waiver of the conditions set forth in Articles 7 and 8 hereof, and if this Agreement shall not have been terminated in accordance with Article 9 hereof, the parties hereto shall cause the Certificate of Merger to be properly executed and filed with the Secretary of State of Delaware on the Closing Date (as hereinafter defined). The Merger shall become effective as of the time of filing of a properly executed Certificate of Merger or at such later date and time as is specified in the Certificate of Merger. The date and time when the Merger becomes effective is herein referred to as the "Effective Time."

         1.7 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

         1.8 Registration Statement and Proxy Statement.

                  (a) The shares of voting common stock, par value $1.00 per share, of Parent ("Parent Common Stock") to be issued in the Merger will be registered under the Securities Act of 1933 (the "Securities Act") pursuant to a registration statement on Form S-4 (the "Registration Statement"). The Registration Statement shall be filed with the Securities and Exchange Commission ("SEC"), and each of Parent and the Company shall use its commercially reasonable efforts to respond to the comments of the SEC and to cause the Registration Statement to be declared effective and the definitive proxy statement that will form a part of the Registration Statement (the "Proxy Statement") to be mailed to the Stockholders as soon as reasonably practicable. Parent and the Company shall each provide any information for inclusion in the Registration Statement or Proxy Statement which may be required under applicable law and which is reasonably requested by such other party. Parent and the Company shall promptly notify the other of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the Registration Statement or for additional information, and will promptly supply the other with copies of all correspondence between it or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Registration Statement. If (i) at any time prior to the Stockholders' Meeting (as hereinafter defined), any event should occur relating to the Company which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent and (ii) at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or Sub or any of their respective affiliates that should be set forth in an amendment of, or a supplement to, the Registration Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company and Parent, will, upon learning of such event, promptly prepare, and Parent shall file and, if required, the Company shall mail such amendment or supplement to the Stockholders; provided, however, that prior to such filing or mailing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other's comments thereto. The Company will notify Parent at least 24 hours prior to the mailing of the Proxy Statement, or any amendment or supplement thereto, to the Stockholders.

                  (b) The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 6.7, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor (as hereinafter defined) has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company (the "Independent Advisor Engagement Letter"), consented to the inclusion of references to its opinion in the Proxy Statement.

                  (c) The Registration Statement (or at the discretion of Parent, an additional registration statement on Form S-3) shall also register under the Securities Act the resale of shares of Parent Common Stock received in the Merger by affiliates of the Company, and Parent shall use its reasonable efforts to keep such resale registration statement effective for a period of two (2) years after the Effective Time. Prior to the Effective Time, Parent and such Company affiliates shall use their reasonable efforts to enter into a registration rights agreement relating to such resale registration statement, in form satisfactory to the parties thereto.


                                   ARTICLE 2

                              Conversion of Shares

         2.1 Manner of Converting of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the shares of the constituent corporations shall be converted as follows:

                  (a) Subject to Section 2.2, each share of (i) common stock, par value $.001 per share, of the Company ("Company Common Stock"),
         (ii) Series A Convertible Preferred Stock, par value $.001 per share, of the Company ("Company Series A Stock"), and (iii) Series B Convertible Preferred Stock, par value $.001 per share, of the Company ("Company Series B Stock" and, together with the Company Common Stock and the Company Series A Stock collectively referred to herein as the "Company Capital Stock"), issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares (as defined below) and treasury shares) shall automatically be converted into the right to receive such number of shares of Parent Common Stock as determined by multiplying each such share by the conversion ratio, as the same may be revised, as set forth on Exhibit 2.1 hereto (the "Conversion Ratio"). For the purposes of calculating the Conversion Ratio, each share of Parent Common Stock shall be valued at the arithmetic average of the closing price per share of Parent Common Stock, as reported on a consolidated basis on the New York Stock Exchange (the "NYSE") for each of the twenty (20) consecutive trading days ending with the trading day which occurs three (3) trading days prior to the Closing Date (the "Average Closing Price"). Notwithstanding the foregoing, for the purposes of this Agreement, if the preceding sentence results in an Average Closing Price (i) less than $16.50 per share of Parent Common Stock, then the Average Closing Price shall equal $16.50 (the "Floor Price") per share, unless Parent waives such requirement (by written notice to Company) that the Average Closing Price equal the Floor Price, in which event the Average Closing Price shall equal the amount determined in the preceding sentence or (ii) greater than $25.00 per share of Parent Common Stock, then the Average Closing Price shall equal $25.00 (the "Ceiling Price") per share, unless Company waives such requirement (by written notice to Parent) that the Average Closing Price equal the Ceiling Price, in which event the Average Closing Price shall equal the amount determined in the preceding sentence. The shares of Parent Common Stock issued in the Merger shall have ten (10) votes per share, in accordance with Parent's Articles of Incorporation. If, between the date hereof and the Closing Date (as defined below), Parent effects any stock split, stock combination, stock dividend or similar transaction with respect to the outstanding shares of Parent Common Stock, the dollar amounts in the preceding sentence shall be adjusted simultaneously with the effectiveness of such transaction by multiplying such dollar amounts by a fraction, the numerator of which shall equal the number of outstanding shares of Parent Common Stock outstanding immediately prior to the effectiveness of such transaction, and the denominator of which shall equal the number of outstanding shares of Parent Common Stock outstanding immediately following the effectiveness of such transaction.

                  (b) Each share of Company Capital Stock that is held in the Company's treasury immediately prior to the Effective Time (if any) shall be cancelled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor.

                  (c) Each share of common stock, par value $.01 per share, of Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

         2.2 Fractional Shares. No scrip or fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock to which a Stockholder immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such Stockholder shall be entitled, after the later of (a) the Effective Time or (b) the surrender of such Stockholder's

Certificate(s) (as defined below) that represent such shares of Company Capital Stock, to receive from Parent an amount in cash in lieu of such fractional share, based on the Average Closing Price.

         2.3 Exchange of Company Capital Stock.

                  (a) As promptly as practicable following the Closing, Parent shall make available to each record holder who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of the Company Capital Stock (the "Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent and the form of letter of transmittal shall so reflect. Upon surrender to Parent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of fully paid and nonassessable shares of Parent Common Stock to which such holder of Company Capital Stock shall have become entitled pursuant to the provisions of Section 2.1 hereof, (ii) as to any fractional share of Parent Common Stock, a check representing the cash consideration to which such holder shall have become entitled pursuant to Section 2.2 hereof, and (iii) any dividend or other distribution to which such holder is entitled pursuant to Section 2.3(b) hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If any portion of the consideration to be received pursuant to Sections 2.1, 2.2 and 2.3(b) upon exchange of a Certificate (whether a certificate representing shares of Parent Common Stock or by check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a Certificate representing cash for a fractional share to such other person, or established to the satisfaction of Parent that such tax has been paid or that such tax is not applicable. From the Effective Time until surrender in accordance with the provisions of this Section 2.3, each Certificate shall represent for all purposes only the right to receive the consideration provided in Sections 2.1, 2.2 and 2.3(b). All payments of respective shares of Parent Common Stock that are made upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to the shares of Company Capital Stock evidenced by such Certificates.

                  (b) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2, in each case until the surrender of such Certificate in accordance with this Article 2. Following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                  (c) In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Sections 2.1, 2.2 and 2.3(b) hereof, to deliver to Parent a bond in such reasonable sum as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the consideration described in Sections 2.1, 2.2 and 2.3(b) hereof.

                  (e) Any shares of Parent Common Stock or cash due former stockholders of the Company pursuant to Sections 2.1, 2.2 and 2.3(b) hereof that remain unclaimed by such former stockholders for six (6) months after the Effective Time shall be held by Parent, and any former holder of Company Capital Stock who has not theretofore complied with
         Section 2.3(a) shall thereafter look only to Parent for issuance of the number of shares of Parent Common Stock and other consideration to which such holder has become entitled pursuant to the provisions of Sections 2.1, 2.2 and 2.3(b) hereof; provided, however, that neither Parent nor any party hereto shall be liable to a former holder of shares of Company Capital Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) To the extent that appraisal rights are available under the DGCL, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with the DGCL ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in this Article 2 at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal rights. If a holder of Dissenting Shares becomes ineligible for appraisal, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in this Article 2 (subject to all of the rights and obligations of the Stockholders hereunder). If any Stockholder asserts the right to be paid for the fair value of such Company Capital Stock as described above, the Company shall give Parent notice of such assertion and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by the DGCL.

         2.4 Treatment of the Company's Employee Stock Options. Parent, at the Effective Time, and by operation of this Agreement, shall:

                  (a) assume the Company's 1995 Incentive Stock Option Plan (the "Plan") as in effect at such time and each stock option granted under the Plan which remains outstanding at such time (an "Option") and, as for each such Option:

                  (b) (A) substitute a number of shares of Parent Common Stock for the number of shares of Company Common Stock subject to each such Option by multiplying the number of shares of such Company Common Stock by the Conversion Ratio, rounding down to the nearest whole share, and
         (B) convert the option price for the Company Common Stock subject to each such Option to an option price for the Parent Common Stock by dividing the option price for a each share of Company Common Stock by the Conversion Ratio, rounding up to the nearest cent.

                  (c) Within thirty (30) days after the Effective Time, Parent shall notify each holder of an Option of the assumption, substitution and conversion effected pursuant to this Section 2.4 and the revisions to the Options shall be effected thereby. No changes shall be made to the terms and conditions of each Option except for such substitution and conversion and for such changes as required to give full effect to such substitution and conversion and except that all unvested shares will immediately vest upon consummation of the Merger, and an Option holder shall be entitled to exercise the Option as to 100% of the shares covered by the Option. No payment shall be made as compensation for the rounding down with respect to shares or the rounding up with respect to option prices called for in this Section 2.4. The Company agrees that no option shall be granted to purchase Company Common Stock on or after the date of this Agreement and that no Option which is outstanding on such date thereafter shall be modified, amended or extended in any manner whatsoever.

                  (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Options. In the event that Options in excess of twenty-five percent (25%) of those outstanding as of the date of this Agreement remain outstanding and unexercised at the Effective Time, at or as promptly as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as the Options remain outstanding or otherwise register such shares of Parent Common Stock for issuance.


                                   ARTICLE 3

                                   The Closing

         The consummation of the transactions contemplated by this agreement is referred to as the "Closing." The "Closing Date" is the date on which the Closing occurs. The Closing shall occur within five (5) business days after satisfaction or waiver of all of the conditions set forth in Articles 7 and 8 hereof. The Closing shall take place at 10:00 a.m. (local time) at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, or at such other time and place as the parties may mutually agree.


                                   ARTICLE 4

                         Representations and Warranties

         The Company represents and warrants to Parent that:

         4.1 Corporate Organization; Authorization.

                  (a) The Company has the requisite power and authority to execute and deliver this Agreement and all agreements, documents and instruments executed and delivered by the Company in connection with the transactions contemplated by this Agreement (the "Company Ancillary Agreements") and to fully perform its obligations hereunder and thereunder, and the execution and delivery of this Agreement and the Company Ancillary Agreements by the Company, and the Company's performance of the transactions contemplated herein and therein have been duly authorized by action of the Board of Directors of the Company and, if approved by the Stockholders of the Company at the Stockholders' Meeting, will have been authorized by all requisite corporate and stockholder action.

                  (b) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as now being conducted. The Company is qualified to conduct business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification. Schedule 4.1(b) sets forth (i) a list of all jurisdictions in which the Company is qualified to do business and (ii) a list of all jurisdictions in which the Company is operating under a trade name, and each jurisdiction in which any such trade name is registered.

                  (c) Fox-Pitt, Kelton Inc., as independent advisor to the Company (the "Independent Advisor") has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the holders of Company Capital Stock in the Merger is fair, from a financial point of view, to such holders. A copy of such opinion is attached hereto as Exhibit 4.1(c).

         4.2 No Violation. Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company nor the consummation of the transactions contemplated hereby or thereby by the Company shall (a) violate or result in a breach of or constitute a default under any provision of the Company's charter documents or bylaws, (b) violate any order, arbitration award, judgment, decree, law, ordinance, regulation or any other restriction of any kind or character to which the Company is a party or is bound or to which any property of the Company is subject or is bound, (c) violate or result in a breach of or constitute a default (or would result in or constitute such a breach or default with notice or lapse of time or both) under any provision of any Company Contract (as defined below), (d) require the consent of any other party to any of the items described in this subsection, other than the approval of the Stockholders of the Company or (e) require the consent or approval of any governmental body, agency or authority.

         4.3 Enforceability. The Company has duly executed and delivered this Agreement and each of the Company Ancillary Agreements, and this Agreement and each of the Company Ancillary Agreements constitutes a valid and binding agreement, enforceable against the Company in accordance with its respective terms, except as enforceability may be limited by laws of general application relating to bankruptcy, insolvency and debtors' relief, and by general principles of equity.

         4.4 Ownership Interests.

                  (a) The authorized capital stock of the Company consists of
         (i) 17,000,000 shares of Company Common Stock, of which 2,996,505 shares have been issued and are outstanding, (ii) 2,000,000 shares of Company Series A Stock, of which 1,266,299 shares have been issued and are outstanding, and (iii) 2,000,000 shares of Company Series B Stock, of which 1,592,165 shares have been issued and are outstanding (the "Shares"). The Shares constitute all of the issued and outstanding shares of the capital stock of the Company. All of the Shares are validly issued, fully paid and non-assessable, free of pre-emptive rights, and no such Shares have been issued in violation of any federal or state securities law.

                  (b) (i) Each share of Company Series A Stock is convertible into not more than one share of Company Common Stock; and (ii) each share of Company Series B Stock is convertible into not more than one share of Company Common Stock.

                  (c) No person has given notice to the Company that he has nor could any person be reasonably expected to have any valid claim or action that is enforceable against any of the Company, Parent, the Surviving Corporation or any of their affiliates, and no fact or circumstance exists which could give rise to any such right, claim or action on behalf of any person, arising out of any prior offer, issue, redemption, call, transfer or transaction of any nature with respect to any capital stock or equity interest of the Company, or any corporation or organization which has been merged into the Company. The Company does not own an equity interest in any corporation, limited liability company, partnership or other entity.

                  (d) Except as set forth in this Section 4.4 and on Schedule 4.4(d) hereto, there are no shares of capital stock of the Company outstanding, and there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever (collectively, "Rights"), obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment. Schedule 4.4(d) sets forth a true and complete summary of all Rights, including the name, registered address and tax identification number of the holder thereof, the class and number of shares of Company Capital Stock to which each holder is entitled upon the valid exercise, conversion or redemption thereof, and a summary of all material terms thereof. Since the date of this Agreement, there has been no increase in the number of shares of Company Capital Stock to which any holder of Rights is entitled. The Company has previously provided Parent with true and complete copies of all agreements relating to the Rights.

                  (e) All outstanding and unexercised Options will, pursuant to the terms thereof, immediately vest at the Effective Time. All outstanding and unexercised warrants to acquire shares of Company Capital Stock will, pursuant to the terms thereof, expire at the Effective Time.

         4.5 Financial Statements. The Company's balance sheet as of the end of, and related audited statements of income, retained earnings and cash flow for, the fiscal years ended December 31, 1999 (unaudited) and 1998 (audited) (December 31, 1999 being hereinafter referred to as the "Financial Statement Date"), are attached hereto as Schedule 4.5 and are referred to herein as the "1999 Financial Statements." The 1999 Financial Statements (i) present fairly, in all material respects, the financial position, results of operations and changes in cash flows, as the case may be, of the Company as of and for the periods reflected therein, and (ii) were prepared in conformity with generally accepted accounting principles ("GAAP") in a manner consistent with the Company's historic accounting practices applied on a consistent basis, except as otherwise indicated in the text of such statements. The Company's balance sheet as of December 31, 1999 is referred to herein as the "1999 Balance Sheet."

         4.6 Unreported and Contingent Liabilities. Except as set forth (a) on
Schedule 4.6 or (b) in the 1999 Balance Sheet, the Company has no liabilities or obligations, whether accrued, absolute, fixed, known or unknown, contingent or otherwise, existing, arising out of or relating to any transaction entered into, or state of facts existing, on or prior to the date of this Agreement, except unsecured trade payables and other unsecured liabilities incurred in the ordinary course of business, and capital expenditures or contracts and commitments for capital expenditures made or entered into in the ordinary course of business and except for the Company's obligations under the engagement letter with the Independent Advisor attached as Exhibit 4.1(c) hereto and legal, accounting and out-of-pocket expenses relating to the transactions contemplated by this Agreement.

         4.7 Absence of Certain Changes. Since the Financial Statement Date, the business of the Company has been conducted only in the ordinary course, and except as set forth on Schedule 4.7, there has not been (a) any material adverse change (or any event that is reasonably likely to result in a material adverse change) in the condition (financial or otherwise), assets, liabilities, earnings, business or operations of the Company; (b) any damage, destruction, casualty or other similar occurrence or event (whether or not insured against), which either singly or in the aggregate materially adversely affects the assets, liabilities, earnings, business or operations of the Company; (c) any mortgage or pledge of or encumbrance attached to any of the properties or assets of the Company not in the ordinary course of business; (d) any incurrence or creation of any liability, commitment or obligation in excess of $10,000 by the Company, except unsecured trade payables and other unsecured liabilities incurred in the ordinary course of business, and capital expenditures or contracts and commitments for capital expenditures made or entered into in the ordinary course of business and except for the Company's obligations under the engagement letter with the Independent Advisor attached as Exhibit 4.1(c) hereto and legal, accounting and out-of-pocket expenses relating to the transactions contemplated by this Agreement; or (e) any sale, transfer or other disposition by the Company of any of its assets in excess of $10,000 in the aggregate, except for inventory and equipment sold by the Company in the ordinary course of business.

         4.8 Licenses and Permits. The Company possesses all material licenses or permits necessary to conduct its business as now operated. Such licenses and permits are valid and in full force and effect. No action or claim is pending, or, to the knowledge of the Company, threatened, to revoke or terminate any such licenses or permits or declare any of them invalid in any respect and the transactions contemplated by this Agreement will not result in the revocation or termination of any such licenses or permits. A list of all such licenses and permits is attached as Schedule 4.8.

         4.9 Litigation. Except as set forth on Schedule 4.9, there is not pending against the Company or, to the knowledge of Company, threatened against the Company any claim, action, suit, arbitration proceeding, governmental proceeding or investigation or other proceeding of any character (a) demanding money damages from the Company, or (b) demanding a temporary restraining order, preliminary injunction or a permanent injunction or order of specific performance against the Company. All pending suits, actions, claims, proceedings or investigations relating to or involving the Company (or any of its officers or directors as such) are adequately provided for in the 1999 Balance Sheet in accordance with GAAP. The Company is not subject to any judgment, decree, injunction, rule or order of any court, nor is the Company subject to any governmental restriction which is reasonably likely (i) to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Company or (ii) to cause a material limitation on Parent's ability to operate the business of the Company after the Closing.

         4.10 Environmental Matters. Except as set forth in Schedule 4.10:

                  (a) the Company is not subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any local, state or federal law or regulation relating to the protection of the environment, pollution control, product registration or hazardous materials (as defined below) and arising out of any act or omission of the Company or their respective employees, agents or representatives or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any hazardous materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

                  (b) the Company has heretofore provided Parent with true, correct and complete copies of all files of the Company relating to environmental matters, and Schedule 4.10(b) sets forth the amount of all fines, penalties or assessments paid within the last five years by the Company with respect to environmental matters, including the date of payment and the basis for the assertions of liability; and

                  (c) none of the real property owned or leased by the Company nor improvements or equipment included within such real property contains any asbestos, PCBs or underground storage tanks.

As used in this Section 4.10, the term "hazardous materials" means any pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable law, rule or regulation of any governmental or regulatory authority.

         4.11 Compliance With Laws Generally. Except as set forth in Schedule 4.11, the Company has complied and is in current compliance in all material respects with all laws, rules, regulations and ordinances to which it is subject or by which it is bound, including, but not limited to applicable federal and state securities laws. Except for laws, rules, regulations or ordinances that are or are to be of general applicability, there are no existing or, to the knowledge of the Company, proposed laws, rules, regulations or ordinances of such a nature as could reasonably be expected to materially adversely affect the continued conduct of the Company's business in the manner presently conducted.

         4.12 Employee Benefit Plans. Except as set forth on Schedule 4.12:

                  (a) There are no plans, programs, policies or arrangements (whether written or oral) providing cash or other compensation or benefits of any kind or description whatsoever (whether current or deferred) to, or on behalf of, any current or former officer, employee or director of the Company or any or any of their dependents under which the Company has any liability, duty or obligation whatsoever, whether fixed or contingent, including but not limited to, any employment, consulting or severance agreement and any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (individually an "Employee Benefit Plan" and collectively the "Employee Benefit Plans").

                  (b) The Company has furnished to Parent: (i) a correct, complete and current copy of (A) each written Employee Benefit Plan and all amendments to such plan together with any trust agreements or other contracts or agreements which are a part of such plan, and (B) all Internal Revenue Service, Department of Labor and Pension Benefit Guaranty Corporation rulings or determinations, annual reports, summary plan descriptions, actuarial and other financial reports for all periods ending on or after December 31, 1995, with respect to each such Employee Benefit Plan, (ii) an accurate written summary of all material provisions of each unwritten Employee Benefit Plan; and (iii) such other documentation with respect to any Employee Benefit Plan as is reasonably requested by Parent.

                  (c) All of the assets which have been set aside in a trust or insurance company separate account to satisfy any obligations under any Employee Benefit Plan are shown on the books and records of each such trust and each such account at their current fair market value as of the most recent valuation date for such trust or account, the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Employee Benefit Plan, and the liabilities for all other obligations under any Employee Benefit Plan are accurately set forth in the Company's 1999 Balance Sheet.

                  (d) Each Employee Benefit Plan has been established, maintained and administered in compliance with all applicable laws, and all applicable reporting and disclosure requirements with respect to each Employee Benefit Plan have been satisfied on a timely basis, including all such requirements under the Code and ERISA. No Employee Benefit Plan is described in ERISA Sections 3(37), 4 (b)(4), 4063 or 4064 or is subject to Code Section 412, and the Company has never maintained or contributed directly or indirectly to (or had an obligation to contribute directly or indirectly to) such a plan. No Employee Benefit Plan which is described in ERISA Section 3(1) provides any benefits after a termination of employment except to the extent such benefits are required to satisfy the minimum requirements under
         Part 6 of Title I of ERISA.

                  (e) There are no pending or threatened claims with respect to an Employee Benefit Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan's operations) or with respect to the terms and conditions of employment or termination of employment of any employee or former employee of the Company, which claims could reasonably be expected to result in any liability to the Company, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the Company's knowledge, has been proposed with respect to any Employee Benefit Plan.

                  (f) Each Employee Benefit Plan which the Company has treated as satisfying the requirements of Code Section 401 and each trust which the Company has treated as satisfying the requirements of Code Section 501 at all times have in fact satisfied such requirements.

                  (g) There have been no prohibited transactions or breaches of fiduciary duty under ERISA or prohibited transactions under the Code for which the Company has any liability or, to the Company's knowledge, for which the Company has any indemnification obligation to any other person.

                  (h) The Company has the right pursuant to the terms of each Employee Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) or to amend the terms of such plan at any time without triggering a penalty or an obligation to make any additional contributions to such plan, and the Parent immediately after the Closing shall have exactly the same rights as the Company unilaterally to take such action without triggering any penalty or any obligation to make any additional contributions to such plan.

                  (i) The transactions contemplated by this Agreement will not result in any additional payments to or benefit accruals for, or any increase the vested interest of, any current or former officer, employee or director or their dependents under any Employee Benefit Plan. The transactions contemplated by this Agreement will not result in any payments to any current or former officer, employee or director of the Company which will be subject to Section 280G of the Code.

                  (j) The term "Company" under this Section 4.12 shall include any organization whose employees are treated as employees of the Company under Code Section 414(b), (c), (m) or (o), and the Plan described in Section 2.4 was timely approved by the Company's Stockholders to the extent required for options granted under such Plan to meet the requirements for an "incentive stock option" under Section 422 of the Code.

         4.13 Intellectual Property. Attached hereto as Schedule 4.13 is a list of all copyrights, trade names and trademarks, trade secrets, service marks or patents which are used in the business of the Company or as to which the Company claims an ownership interest or as to which the Company is a licensee or licensor (the "Intellectual Property") and jurisdictions where registered (if any). The Company has good and marketable title to or possesses adequate licenses or other valid rights to use the Intellectual Property, free and clear of all liens, charges, claims and other encumbrances. To the knowledge of the Company, the use of the Intellectual Property does not misappropriate, infringe upon or conflict with any patent, copyright, trade name, trade secret or trademark of any third party. No party has filed a claim (or, to the knowledge of Company, threatened to file a claim) against the Company alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party and, to the knowledge of Company, the Company has not violated or infringed any patent, trademark, trade name, service mark, service name, copyright or trade secret held by others.

         4.14 Tax Matters. Except as set forth in Schedule 4.14(a):

                  (a) The Company has timely filed, including applicable extensions, all federal, state, local and foreign Tax returns required to be filed by it, all such returns are accurate and complete in all material respects, and the Company has paid or made adequate provision on its books and records for the payment of all Taxes (as defined in Section 4.14(c)) (including any interest, penalties and additions to
         Tax) required to be paid by the Company for all tax periods ending on or prior to the Closing Date, whether or not in connection with such returns. All deficiencies asserted against the Company as a result of any examinations by the Internal Revenue Service or any other taxing authority have been paid, fully settled or adequately provided for in the 1999 Balance Sheet. The liability for Taxes reflected in the 1999 Balance Sheet (excluding any reserve for deferred Taxes or portion thereof which is attributable to differences between the timing of income or deductions for tax and financial accounting purposes) is or will be sufficient for the payment of all unpaid Taxes which are owed by the Company (including interest, penalties and additions to Tax), whether or not disputed, that are accrued or applicable for the period ended December 31, 1999 (as applicable) and for all years and periods ended prior thereto. There are no pending claims asserted for Taxes of the Company or outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return of the Company for any period. The Company has complied for all prior periods with the Tax withholding provisions of all applicable federal, state, local and other laws. All accounting periods and methods used by the Company for Tax reporting purposes are permissible periods and methods under applicable law. The Company has not been a member of an affiliated group of corporations filing a consolidated federal income tax return. The Company has made available to Parent true, complete and correct copies of its federal income tax returns for the last three (3) taxable years and made available such other tax returns requested by Parent.


                  (b) Schedule 4.14(b) sets forth a true and complete list of each jurisdiction in which the Company has filed sales or use tax returns prior to the date hereof.

                  (c) "Taxes" means all state, federal, and foreign taxes, levies, duties, assessments, reassessments and other charges of any nature whatsoever including income tax, profits tax, gross receipts tax, franchise tax, corporation tax, sales and use tax, wage tax, payroll tax, worker's compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, withholding tax, social security, unemployment insurance charges or retirement contributions.

                  (d) "Income Taxes" means all state, federal, and foreign taxes measured on the income of the Company, but shall not include other items contained in the definition of Taxes.

         4.15 No Broker Involved. Neither the Stockholder Parties nor the Company have engaged any broker, finder or agent with respect to the transactions contemplated by this Agreement or with respect to the Company's sale or merger or any other transaction relating to the disposition of the Company's assets, except for the Independent Advisor.

         4.16 Contracts. Schedule 4.16 contains a true and complete list of the following (hereinafter referred to as the "Company Contracts"):

                  (a) all bonds, debentures, notes, mortgages, indentures or guarantees to which the Company is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound pursuant to which any indebtedness of the Company in the aggregate principal amount in excess of $10,000 is outstanding;

                  (b) all leases to which the Company is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound involving an annual rental payment in excess of $10,000 individually;

                  (c) all loans and credit commitments to the Company which are outstanding and pursuant to which any indebtedness of the Company in the aggregate principal amount in excess of $10,000 is outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

                  (d) all contracts or agreements which limit or restrict in any material respect the Company from engaging in any business in any jurisdiction; and

                  (e) all existing agreements, contracts and commitments, written or oral (other than those described in subparagraph (a), (b), (c), or (d) of this Section 4.16) to which the Company is a party or by which the Company or any of its properties or assets may be bound (i) involving an annual commitment or annual payment by any party thereto of more than $10,000 individually, (ii) which cannot be terminated by the Company without penalty or further obligations on not more than 90 days' notice or (iii) which is otherwise material to the Company.

True and complete copies of all Company Contracts, including all amendments thereto, have been made available to Parent. The Company Contracts are valid and enforceable in accordance with their respective terms with respect to the Company and valid and enforceable in accordance with their respective terms with respect to any other party thereto, except as the enforceability may be limited by laws of general application relating to bankruptcy, insolvency, and debtor's relief and by the general principles of equity. The Company has physical possession of all equipment and other assets which are covered by leases set forth on Schedule 4.16. There is not under any of the Company Contracts any existing breach, default or event of default by the Company or event that with notice or lapse of time or both would constitute a breach, default or event of default by the Company, nor does the Company know of, and the Company has not received notice of, or made a claim with respect to, any breach or default by any other party thereto.

         4.17 Officers and Employees. Schedule 4.17 contains a true and complete list of all of the officers and managers of the Company, specifying their title and annual rate of compensation, bonus eligibility and a true and complete list of all of the employees of the Company as of the date hereof with whom the Company has a written employment agreement or to whom the Company has made verbal commitments which are binding on the Company under applicable law.

         4.18 Insurance. Schedule 4.18 sets forth a true and complete list of the current insurance coverages for the Company, including names of carriers, amounts of coverage and premiums therefor. The Company has made available to Parent true and complete copies of all such insurance policies.

         4.19 Title to Property and Related Matters. The Company has good and valid title to or valid leasehold interest in its personal property, as reflected in the 1999 Balance Sheet or acquired after the date thereof (other than property sold or otherwise disposed of in the ordinary course of business since such date), and all of such properties are held free and clear of all title defects, liens, encumbrances, security interests and restrictions whatsoever, except, with respect to all such properties, (a) liens securing debt reflected as liabilities on the 1999 Balance Sheet and (b) (i) liens for current taxes and assessments not in default or which are being contested in good faith, and (ii) mechanics', carriers', workmen's, repairmen's, statutory or common law liens relating to payments that are not delinquent and which are being contested in good faith.

         4.20 Computer Hardware and Software.

                  (a) Schedule 4.20 sets forth a true and complete list of: (i) all software owned by the Company or licensed to or used in connection with the business of the Company (the "Company Proprietary Software"); and (ii) all software (other than the Company Proprietary Software) used in connection with the business of the Company (the "Company Licensed Software" and together with the Company Proprietary Software, the

         "Company Software"); (iii) all technical and restricted materials other than inventory relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used in connection with the business of the Company (the "Technical Documentation"); and (iv) all Company Hardware (as defined below). The Technical Documentation includes the source code, metadata, systems documentation, statements of principles of operation and schematics for all software programs, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Technical Documentation also includes any program (including compilers), "workbenches," tools and higher level (or "proprietary") language used for the development, maintenance and implementation of the software program. The Company employs individuals who are familiar with the business of the Company and who are qualified to maintain the Company Software and the related computer hardware used by the Company in its operations (the "Computer Hardware").

                  (b) Except for rights granted pursuant to the license agreements and related agreements listed on Schedule 4.16, the Company has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, and the Company Proprietary Software is free and clear of all liens, claims and encumbrances. The use of the Company Licensed Software and the use and distribution of the Company Proprietary Software does not breach any terms of any license or other contract between the Company and any third party. The Company is in compliance in all material respects with the terms and conditions of all license agreements in favor of the Company relating to the Company Licensed Software (the "Company License Agreements").

                  (c) The Company Proprietary Software, the Company's distribution thereof and its customers' use thereof do not infringe any United States patent, copyright or trade secret or any other intellectual property right of any third party. The source code for the Company Proprietary Software has been maintained in confidence in a manner sufficient to maintain such source code a trade secret under applicable laws.

                  (d) The Company Proprietary Software was: (i) developed by the Company employees working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of their intellectual property rights in the Company Proprietary Software; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Company Proprietary Software. The Company has not received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

                  (e) The Company has not granted rights in the Company Software to any third party except as set forth in the license agreements and related agreements listed on Schedule 4.16.

                  (f) The Company Software and the Company Hardware are adequate in all material respects, together with the other assets of the Company, for the current operations of the Company's business.

         4.21 Year 2000 Compliance. To the best of the Company's knowledge, the software, hardware and other computer and information technology (collectively, "Information Technology") owned or controlled and used by Company (the "Company Information Technology") did not suffer any material failure to process information as a result of the calendar change from the year 1999 to year 2000, and, to the best of the Company's knowledge, will, in all material respects, continue to accurately receive, provide and process data, including time data, (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not, in any material respects, malfunction, cease to function, or provide invalid or incorrect results as a result of data, including time data, to the extent that other Information Technology, used in combination with the Company's Information Technology, properly exchanges data, including time data, with it.

         4.22 Customer Relations. Except as set forth on Schedule 4.22, the Company has not received any notice (oral or written) that any single supplier, client or customer of Company during calendar year 1999 may terminate or materially alter its level of business with the Company in 2000 or thereafter or intends to put its business out to bid or for requests for proposals during 2000 or thereafter.

         4.23 Transactions with Affiliates. Except as disclosed on Schedule 4.23(a), Schedule 4.16 or Schedule 4.4(d), no Stockholder or officer of the Company, or any person with whom any such Stockholder or officer has any direct or indirect relation by blood, marriage or adoption, or any entity (other than the Company) in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) (in any such case, an "Affiliate") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of the Company; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of the Company. Following the Closing, the Company will not have any obligations of any kind to any Stockholder or any Affiliate of a Stockholder except for (i) accrued salary for the pay period commencing immediately prior to the Closing Date, (ii) Options listed on Schedule 4.4(d) or (iii) the obligations set forth on Schedule 4.23(b) (collectively, the "Related Party Obligations").

         4.24 Accounts Receivable. All the Company's accounts receivable which are reflected on the 1999 Balance Sheet (a) are valid, existing and fully collectible within ninety (90) days following the Effective Time without resort to legal proceedings or collection agencies, (b) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and
(c) are not subject to any refunds or adjustments or any defenses, rights of set off, assignment, restrictions, security interests or other encumbrances. Except for reserves specified and allocated to specific accounts receivable, as shown on Schedule 4.24, all such accounts receivable are current, and there are no disputes regarding the collectibility of any such accounts receivable.

         4.25 Nondisclosed Payments. Neither the Company nor any of the Company's officers or directors, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in the Company's books and records in connection with or in any way relating to or affecting the Company or its business.

         4.26 Securities Matters.

                  (a) None of the information with respect to the Company, the Stockholders or the Merger (or any of the officers or directors of the Company) to be included in the Proxy Statement will, on the date the Proxy Statement is first mailed to the Stockholders or on the date of the Stockholders' Meeting referred to in Section 6.8, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (b) None of the information with respect to the Company, the Stockholders or the Merger (or any of the officers or directors of the Company) to be included in the Registration Statement will, at the time it becomes effective and on the Effective Date, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (c) Schedule 4.26(c) lists each Stockholder who is an "affiliate" of the Company for the purposes of Rule 145 under the Securities Act (the "Rule 145 Affiliates").

                                   ARTICLE 5

                Representations and Warranties of Parent and Sub

         Parent and Sub jointly and severally represent and warrant to the Company that:

         5.1 Corporate Organization. Parent is a corporation validly existing and in good standing under the laws of Georgia. Sub is a corporation validly existing and in good standing under the laws of Delaware.

         5.2 Authorization and Approval of Agreement. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments executed and delivered by Parent or Sub in connection with the transactions contemplated by this Agreement (the "Parent Ancillary Agreements"), and to fully perform the obligations required to be performed by them hereunder and thereunder. All corporate proceedings required by Parent's and Sub's respective charter documents or otherwise required by law for the execution and delivery of this Agreement and the Parent Ancillary Agreements and for the consummation of the transactions provided for herein and therein have been duly taken. This Agreement and each of the Parent Ancillary Agreements has been duly and validly executed and delivered by Parent and Sub and is enforceable against Parent and Sub in accordance with its respective terms, except as the enforceability may be limited by laws of general application relating to bankruptcy, insolvency and debtors' relief, and by the general principles of equity.

         5.3 Ability to Carry Out Agreement. The execution and delivery of this Agreement and the Parent Ancillary Agreements by Parent and Sub and the performance by Parent and Sub of their obligations hereunder and thereunder will not conflict with, violate or result in any breach of or constitute a default under any provisions of Parent's and Sub's charter documents or of any of the provisions of any material indenture, mortgage, lease, agreement, license, permit, instrument, order, arbitration award, judgment, decree, law, ordinance, regulation or any other restriction of any kind or character to which Parent or Sub is a party or by which either of them is bound. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if any, and the Securities Act, the Securities Exchange Act of 1934, (the "Exchange Act"), applicable state securities laws and the rules of the NYSE and approvals required from the Federal Reserve Board and the Georgia Department of Banking and Finance, no consent of any governmental authority or other third party is required to be obtained on the part of Parent in connection with Parent's execution, delivery or performance of this Agreement or the Parent Ancillary Agreements.

         5.4 No Broker Involved. Parent and Sub have not expressly or impliedly engaged any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         5.5 Parent Common Stock. The shares of Parent Common Stock to be issued in the Merger will be validly issued, fully paid, nonassessable and free of pre-emptive rights.

         5.6 Parent SEC Reports. Parent has provided to Company true and complete copies of each report and proxy statement filed by Parent with the SEC since January 1, 1999, (collectively, the "Parent SEC Reports"), all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. None of such Parent SEC Reports, as of the respective dates they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements of Parent (including any related notes and schedules) included (incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its subsidiaries as of the date thereof and the consolidated results of their operations and their cash flows for the periods there ended.

         5.7 Securities Matters.

                  (a) None of the information with respect to Parent or Sub to be included (or incorporated by reference) in the Proxy Statement will, on the date the Proxy Statement is first mailed to the Stockholders, or on the date of the Stockholders' Meeting referred to Section 6.8, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act, except that no representation is made with respect to information supplied in writing by the Company or the Stockholder Parties specifically for inclusion in the Proxy Statement.

                  (b) None of the information with respect to Parent or Sub to be included (or incorporated by reference) in the Registration Statement will, at the time it becomes effective or on the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, except that no representation is made with respect to information supplied in writing by the Company or the Stockholder Parties specifically for inclusion in the Registration Statement.


                                   ARTICLE 6

                                    Covenants

         6.1 Conduct of Business. The Company covenants and agrees that from the date of this Agreement to the Closing Date, the Company shall (except as otherwise consented to in writing by Parent):

                  (a) carry on its business in a manner consistent with prior practice and only in the usual and ordinary course, and use reasonable efforts to preserve its business organization intact and conserve the good will and relationships of its customers, suppliers and others having business relations with it;

                  (b) maintain its existence and good standing in its jurisdiction of organization plus in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

                  (c) duly and timely file or cause to be filed all reports and returns required to be filed with any governmental body, agency or authority and promptly pay or cause to be paid when due all taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

                  (d) give Parent and Parent's employees, counsel, accountants and advisors, full access upon reasonable notice during normal business hours to all of the properties, personnel, financial and operating data, books, tax returns, contracts, commitments, and records of the Company in connection with reviewing the Company and its properties and operations;

                  (e) maintain in full force and effect all existing policies of insurance except for replacements or renewals in the ordinary course of business;

                  (f) use its reasonable best efforts to permit the Company to retain the material benefits provided by all existing contracts and licenses to which the Company is a party under arrangements similar to those in effect prior to the Closing Date;

                  (g) not amend its charter documents or bylaws;

                  (h) (i) except for issuances of shares of Common Stock between the date hereof and the Closing Date upon the exercise of Rights, not authorize for issuance, issue or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock, or (ii) not take any action to cause the representation and warranty contained in Section 4.4(b) hereof become inaccurate;

                  (i) not incur any liability, commitment or obligation, except unsecured current and trade liabilities and other unsecured liabilities incurred in the ordinary course of business;

                  (j) not borrow, or agree to borrow, any funds other than pursuant to its existing loan agreements or otherwise than in the ordinary course of business;

                  (k) not sell, transfer or otherwise dispose of assets, including without limitation any Company Software, except for (i) the sale or disposition of obsolete or damaged tangible personal property; and (ii) the sale of assets in the ordinary course of business that are not material to the Company's business;

                  (l) not make any material capital commitments;

                  (m) not mortgage, pledge or encumber any of its assets or guaranty the obligations of any party except in the ordinary course of business;

                  (n) not make any adjustments in the salary or wage rate of, or make or authorize any bonus payments to or consulting arrangements with, any officer or employee or amend, terminate or adopt any employee benefit plan;

                  (o) take any action with the intention of causing any of the representations and warranties made herein to be inaccurate on the Closing Date;

                  (p) not dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, license or copyright, or dispose of or disclose to any person, any trade secret, formula, process, technology or know-how not heretofore a matter of public knowledge;

                  (q) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of the Company and not redeem, purchase or, except for issuances of shares of Common Stock between the date hereof and the Closing Date upon the exercise of Rights, issue any shares of the capital stock or other securities of the Company or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of the Company or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

                  (r) deliver to Parent on or prior to the fifteenth (15th) business day of each month a balance sheet of the Company in the form of the balance sheet attached as Schedule 4.5 hereto as of the end of the prior month and an income statement for such month in each case accompanied by a certificate executed by the chief financial officer on behalf of the Company that such statements have been prepared in conformity with GAAP and in a manner consistent with the Company's historic accounting practices on a consistent basis, subject to year-end closing adjustments and the lack of full footnote presentations; and

                  (s) not take any action outside the ordinary course of business consistent with past practice (unless contemplated by this Agreement).

         6.2 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless Parent determines that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of the NYSE, and then only after consulting the other party and making reasonable efforts to comply with the provisions of this Section).

         6.3 Supplements to Schedules. From time to time prior to the Closing Date, the Company and Parent will each promptly supplement or amend the respective disclosure schedules which they have delivered pursuant to this

Agreement with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the disclosure schedule or which is necessary to correct any information in any such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to any such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.1(a) or 8.1(a) of this Agreement.

         6.4 The NYSE Additional Shares Listing Application. Parent will file an additional shares listing application with the NYSE to approve for listing, subject to official notice of issuance, the shares of Parent Common Stock to be issued in the Merger. Parent shall exercise reasonable efforts to cause its shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

         6.5 Regulatory Filings. As soon as practicable following the execution of this Agreement, Parent and the Company, as applicable, shall make the necessary filings, if any, relating to the transactions contemplated by this Agreement with the Federal Reserve Board, the Georgia Department of Banking and Finance, the Federal Trade Commission and the Department of Justice. Parent and the Company, as applicable, shall use their respective reasonable efforts to cause the approval, if necessary, of such filings by such governmental authorities to be issued as soon as possible.

         6.6 No Solicitation of Transactions. The Company shall not, nor shall it authorize or permit any of its officers, directors, employees, auditors, attorneys, financial advisors, lenders or other agents (collectively, "Representatives") to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or
(b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the Closing Date if, and to the extent that, (i) the Board of Directors of the Company, after consultation with independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Stockholders under applicable Delaware law, (ii) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and (iii) the Board of Directors of the Company concludes in good faith, based upon written advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal (as hereinafter defined). The Company shall provide immediate oral notice and written notice within 24 hours to Parent of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry and (d) the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or any significant portion of the assets of the Company or any equity interest in the Company. In connection with the services performed by the Independent Advisor in connection with the transactions contemplated by this Agreement, the Independent Advisor performed a limited market check. In addition, the Company or certain of its directors have conducted discussions with Cardsystems Solutions, Inc. and Extensity.com. Neither entity has made an offer to the Company and the Company has made no offer to either entity. Such efforts by the Independent Advisor and discussions by the company with such entities have ceased and such activities occurring prior to the date hereof shall not be construed, in any circumstances, to be a violation of this Section, whether or not any entity or person referenced above or contacted by the Independent Advisor shall submit an Acquisition Proposal.

         6.7 Stockholder Approval.

                  (a) The Company shall call a meeting (the "Stockholders' Meeting") of the Stockholders to be held no later than the 20th business day after the mailing of the Proxy Statement (subject to adjournment to accommodate Parent's proposed adjustments to the terms and conditions of this Agreement during the ten (10) business day period specified in
         Section 6.7(b)) for the purpose of voting upon the approval of the Merger and the other transactions contemplated by this Agreement. In connection with the Merger and the Stockholders' Meeting, the Board of Directors of the Company shall (i) subject to Section 6.7(b), recommend to the holders of the Company Capital Stock to vote in favor of the Merger and use all commercially reasonable efforts to obtain the necessary approvals by the Stockholders of this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 6.7(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal from a third party (an "Alternative Transaction"), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, if, prior to the Closing Date, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal in compliance with Section
         6.6 and after consultation with outside counsel, that it is required to do so by its fiduciary duties to the Stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) inform the Stockholders that it no longer believes that the Merger is advisable and no longer recommends approval thereof (a "Subsequent Determination") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the tenth (10th) business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company intends to make a Subsequent Determination. During such ten (10) business day period, the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to the Stockholders without a Subsequent Determination; provided, however, that any such proposed adjustment shall be at the discretion of the parties hereto at the time. For purposes of this Agreement, a "Superior Proposal" means any unsolicited proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Company determines in its good faith judgment (based on, among other things, the written advice of an independent financial advisor) to be more favorable to the Stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, the potential impact of a delay in closing the Alternative Transaction rather than the Merger, the likely due diligence period for the Alternative Transaction and costs associated therewith, the likelihood of obtaining all required regulatory approvals for the Alternative Transaction, any other contingencies impacting the closing of the Alternative Transaction and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement (whether or not terminated) to the Stockholders whether or not the Board of Directors of the Company makes a Subsequent Determination; provided, however, that in the event that the Board of Directors of the Company makes a Subsequent Determination, the Company shall not be obligated to submit this Agreement to the Stockholders in the event that all of the Stockholder Parties have notified Parent promptly in writing that they will not vote their Company Capital Stock in favor of the Merger and this Agreement.

         6.8 Company Stockholders' Meeting.

                  (a) The Company shall cause the Stockholders' Meeting to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Company shall take all action necessary in accordance with applicable law and the Company's charter documents and bylaws to duly call, give notice of, and convene the Stockholders' Meeting.

                  (b) The Company shall, at the direction of Parent, solicit from holders of shares of Company Capital Stock entitled to vote at the Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

         6.9 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be effected on or prior to May 31, 2000 in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents and other representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

         6.10 Exercise, Conversion and Termination of Warrants. Except for Options which shall be converted to options to acquire shares of Parent Common Stock pursuant to Section 2.4 hereof, all outstanding warrants will be duly and validly exercised, converted or shall terminate on or prior to the Closing Date and there will be no such warrants outstanding as of the Closing.

         6.11 Employee Benefits. From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to provide the employees of the Company employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (a) comparable in the aggregate to those to which such employees received from the Company prior to execution of this Agreement, and (b) as soon as administratively practicable following the Effective Time and in accordance with Parent's past practice, including annual financial performance criteria established by Parent and the Chief Executive Officer of the Surviving Corporation, substantially similar to those provided by Parent and its subsidiaries to their similarly situated officers and employees.

         6.12 Indemnification of Directors and Officers.

                  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time, against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including, without limitation, attorneys' fees and disbursements incurred by them in their capacities as such officers or directors and in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to such matters existing or occurring at or prior to the Effective Time (including, without limitation, the Merger, the preparation, filing and mailing of the Proxy Statement and the other transactions and actions contemplated by this Agreement) whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

                  (b) Parent shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect directors' and officers' liability insurance tail coverage covering those directors and officers of the Company who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) for a period of three (3) years after the Effective Time.

         6.13 Pooling of Interests Accounting. From and after the date hereof and until the Closing Date, each of the Parent and the Company shall not, and each of them shall use its best efforts to ensure that none of its affiliates, takes any action that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes.

         6.14 Invoices. Company shall use its reasonable efforts to deliver on or prior to the Closing Date all invoices relating to the Expenses (as herein defined) of Company.

         6.15 Affiliate Letters. Company shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying for "pooling of interests" treatment as described below) to deliver to Parent as soon as practicable after the date hereof, but in no event after the date of the Company Stockholders meeting called to act upon the approval of the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Company Capital Stock held by such "affiliate" and the shares of Parent Common Stock to be received by such "affiliate" in the Merger: (1) in the case of shares of Parent Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the periods during which any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the Merger for "pooling of interests" accounting treatment, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. The certificates of Parent Common Stock issued to affiliates of Company will bear an appropriate legend reflecting the foregoing. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Parent and Company within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

         6.16 December 31, 1999 Audited Financial Statements. On or prior to the close of business on the tenth (10) day after the date hereof, Company shall deliver to Parent Company's audited balance sheet as of, and related audited statements of income, retained earnings and cash flow for, the year ended December 31, 1999, which audited financial statements shall be the same in all material respects as the unaudited financial statements attached as Schedule 4.5 hereto.


                                   ARTICLE 7

              Conditions Precedent To Obligations Of Parent and Sub

         7.1 Conditions Precedent. Parent's and Sub's obligation to consummate the Merger and the transactions contemplated by this Agreement is subject to the fulfillment on or before the Closing Date of each of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Company set forth herein shall be accurate in all material respects on and as of the Closing Date as if made on and as of such date (or any date, including the date of this Agreement, at which a representation or warranty is expressly made), and the Company shall have complied in all material respects with or performed in all material respects all agreements, covenants and conditions on their part to be performed or complied with on or prior to the Closing Date.

                  (b) Legal Actions. No suit, action or other proceeding by any third party shall be pending before any court or governmental body, agency or authority seeking to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby or which is likely to materially adversely affect the value of the assets or business of the Company.

                  (c) Regulatory Approval. All authorizations and approvals of the Federal Reserve Board and the Georgia Department of Banking and Finance required in connection with the execution, delivery and performance of this Agreement shall have been obtained and remain in full force and effect.

                  (d) Consents. Parent shall have received consents to assignment of all Company Contracts or written waivers of the provisions of any Company Contracts requiring the consents of third parties as set forth in Schedule 7.1(d).

                  (e) Deliveries. The Company shall have delivered to Parent:

                           (i) A certificate executed by the Company certifying
                  to the accuracy on the Closing Date of the Company's representations and warranties set forth in Article 4;

                           (ii) A certificate by the Secretary of the Company as
                  to the Board of Directors and Stockholders of the Company having taken all actions necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated thereby;

                           (iii) The minute books, stock transfer books
                  (containing canceled stock certificates representing all transfers of its capital stock prior to the Closing Date) and corporate seal of the Company which are in the Company's possession;

                           (iv) The opinion of counsel for the Company in the
                  form of Exhibit 7.1(e)(iv) hereto;

                           (v) The audited financial statements referenced in
                  Section 6.16 hereof; and

                           (vi) Such other documents and items as are
                  contemplated by this Agreement or the Voting Agreement or as Parent may reasonably request.

                  (f) Listing of Parent Common Stock. The Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance by Parent.

                  (g) Voting Agreement. Each Company stockholder reflected as a party to the Voting Agreement attached as Exhibit 7.1(g) hereto shall have executed and delivered to Parent such Voting Agreement, substantially in the form attached hereto as Exhibit 7.1(g).

                  (h) No Material Adverse Change. There shall not have occurred after the date hereof any material adverse change in the financial condition, business or results of operations or prospects of the Company.

                  (i) Related Party Obligations. Each Stockholder shall have paid in full all amounts of any kind owed by such Stockholder or its Affiliate to the Company, or such amount shall have been offset on a dollar-for-dollar basis against any indebtedness for borrowed money owed by the Company to such Stockholder or its Affiliate and the Company shall have no Related Party Obligations.

                  (j) Dissenting Shares. The holders of not more than five percent (5%) of the outstanding shares of the Company Capital Stock shall have elected to exercise appraisal rights pursuant to the DGCL.

                  (k) Stockholder Approval. The Merger and the transactions contemplated by this Agreement shall have been approved at the Stockholders' Meeting referred to in Section 6.8 by the holders of a majority of the outstanding shares of the Company Capital Stock.

                  (l) Registration Statement. The Registration Statement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange Act and with respect to the transactions contemplated by this Agreement, shall be pending before or threatened by the SEC. All applicable state securities laws shall have been complied with in connection with the issuance of Parent Common Stock to be issued pursuant to the Merger, and no stop order suspending the effectiveness of any qualification or registration of such Parent Common Stock under such state securities laws shall have been issued and pending or threatened by the authorities of any such state.

                  (m) Employment Agreements. Each of the employees of the Company listed on Schedule 7.1(m) hereto (the "Key Employees") shall have executed and delivered employment agreements in the form and substance reasonably acceptable to Parent.

                  (n) Due Diligence. Parent shall have performed such due diligence of the Company as it, in its sole discretion deems appropriate, and Parent shall not have discovered any facts or circumstances which in Parent's sole discretion may have a material effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Company or the Surviving Corporation; provided, however, that in order to exercise its right to terminate this Agreement for failure of this condition, Parent must terminate this Agreement on or before the close of business the fourteenth (14th) day after the date hereof. Failure to give such notice shall constitute a waiver of this condition.

                  (o) Affiliate Letters. Each of the Rule 145 Affiliates shall have executed and delivered to Parent letters in form reasonably acceptable to Parent (the "Affiliate Letters").

                  (p) Rights. The transactions contemplated by Section 6.10 hereof shall have been completed.

                  (q) Tax Opinion. Parent shall have received an opinion (the "Tax Opinion") from KPMG LLP, as tax advisor to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

                           (i) the Merger will constitute a "reorganization"
                  within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

                           (ii) no gain or loss will be recognized by Parent,
                  Sub or the Company as a result of the Merger; and

                           (iii) no gain or loss will be recognized by the
                  Stockholders upon the conversion of the Company Capital Stock into shares of Parent Common Stock pursuant to the Merger.

                  (r) Pooling. Parent shall have received a letter dated as of the Closing Date from KPMG LLP, its independent certified public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment. Prior to the receipt of said letter, Company shall have received a letter from Arthur Andersen LLP, Company's certified public accountants, stating that Company meets the criteria for pooling of interests accounting treatment and a copy of such letter shall have been received by Parent.

         7.2 Waiver. Parent shall have the right to waive the foregoing conditions, or any of them, wholly or in part; provided, however, that no such waiver shall be deemed to have occurred unless the same is set out in writing and executed by Parent. Any waiver made by Parent hereunder shall also constitute a waiver with respect to any rights or remedies that Parent may otherwise have in respect of or relating to the specific conditions waived.


                                   ARTICLE 8

               Conditions Precedent to Obligations of the Company

         8.1 Conditions Precedent. The obligation of the Company to consummate the Merger and the transactions contemplated by this Agreement is subject to the fulfillment, on or before the Closing Date, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties made by Parent and Sub herein shall be accurate in all material respects on and as of the Closing Date to the same extent as if made on and as of such date, and Parent and Sub shall have complied in all material respects with or performed in all material respects all agreements, covenants and conditions on their part to be performed or complied with on or prior to the Closing Date.

                  (b) Legal Actions. No suit, action or other proceeding by any third party shall be pending before any court or governmental agency seeking to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

                  (c) Deliveries. Parent shall have delivered to the Company:

                           (i) A certificate executed by Parent and Sub
                  certifying to the accuracy on the Closing Date of Parent's and Sub's representations and warranties set forth in Article 5;

                           (ii) A certificate by the Secretary or any Assistant
                  Secretary of Parent and Sub as to the due adoption by the Board of Directors of Parent and the Board of Directors and stockholders of Sub of the required corporate resolutions authorizing the execution, delivery and performance of this Agreement by Parent and Sub and the consummation of the transactions contemplated thereby; and

                           (iii) The opinion of counsel for Parent and Sub in
                  the form of Exhibit 8.1(c)(iii) hereto.

                  (d) Listing of Parent Common Stock. The Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance by Parent.

                  (e) Registration Statement. The Registration Statement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC. All applicable state securities laws shall have been complied with in connection with the issuance of Parent Common Stock to be issued pursuant to the Merger, and no stop order suspending the effectiveness of any qualification or registration of such Parent Common Stock under such state securities laws shall have been issued and pending or threatened by the authorities of any such state.

                  (f) Stockholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been approved at the Stockholders meeting by the holders of a majority of the outstanding shares of Company Capital Stock.

                  (g) No Material Adverse Change. There shall not have occurred after the date hereof any material adverse change in the financial condition, business or results of operations or prospects of Parent.

                  (h) Tax Opinion. The Company shall have received the Tax Opinion (addressed to Parent and Company) contemporaneously with the mailing of the Proxy Statement for the Stockholders' Meeting and reaffirmed at the Closing.

                  (i) Dissenting Shares. The holders of less than ten percent (10%) of the outstanding shares of the Company Capital Stock shall have elected to exercise appraisal rights pursuant to the DGCL.

         8.2 Waiver. The Company shall have the right to waive the foregoing conditions, or any of them, wholly or in part; provided, however, that no such waiver shall be deemed to have occurred unless the same is set out in writing and executed by the Company. Any waiver made by the Company hereunder shall also constitute a waiver with respect to any rights or remedies that the Company may otherwise have against Parent in respect of or relating to the specific conditions waived.

                                   ARTICLE 9

                                   Termination

         9.1 Termination. Except as otherwise set forth in this Section 9.1, this Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

                  (a) in writing by mutual consent of Parent and the Company;

                  (b) by written notice from the Company to Parent if (i) Parent or Sub shall breach or fail to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date or (ii) any of the representations and warranties of Parent and Sub contained herein shall be inaccurate in any material respect, which breach, failure or inaccuracy is not cured within ten (10) days after the Company has notified Parent of its intent to terminate this Agreement pursuant to this subparagraph (b); provided, however, that if any such breach, failure or inaccuracy is not reasonably capable of cure within such 10-day period and Parent is using its good faith efforts to effect such cure at the earliest practicable time, the Company shall not be permitted to terminate this Agreement pursuant to this subparagraph (b) unless such breach, failure or inaccuracy is not cured within thirty (30) days after the Company has notified Parent of its intent to terminate this Agreement pursuant to this subparagraph (b);

                  (c) by written notice from Parent to the Company, if (i) the Company shall breach or fail to perform in any material respect any of its agreements contained herein to be performed by it on or prior to the Closing Date, (ii) any of the representations and warranties of the Company contained herein shall be inaccurate in any material respect, which breach, failure or inaccuracy is not cured within ten (10) days after Parent has notified the Company of its intent to terminate this Agreement pursuant to this subparagraph (c); provided, however, that if any such breach, failure or inaccuracy is not reasonably capable of cure within such 10-day period and the Company is using its good faith efforts to effect such cure at the earliest practicable time, Parent shall not be permitted to terminate this Agreement pursuant to this subparagraph (c) unless such breach, failure or inaccuracy is not cured within thirty (30) days after Parent has notified the Company of its intent to terminate this Agreement pursuant to this subparagraph (c);

                  (d) by written notice from either Parent or the Company to the other, if the Closing has not occurred by June 30, 2000, for any reason other than delay or nonperformance of the party seeking such termination;

                  (e) by written notice from Parent to the Company if (i) the Board of Directors of the Company (A) shall have modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement, (B) causes the Company to enter into an agreement with respect to an Acquisition Proposal, (C) shall have endorsed, approved or recommended any Acquisition Proposal or (D) shall have resolved to do any of the foregoing or (ii) this Agreement and the Merger shall fail to be approved and adopted by the Stockholders at the Stockholders' Meeting;

                  (f) by written notice from the Company to Parent if the Board of Directors of the Company shall have modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement in accordance with the terms of this Agreement and all of the parties to the Voting Agreement (other than Parent) have notified Parent in writing that they will not vote their shares of Company Capital Stock in favor of the Merger and this Agreement pursuant to
         Section 6.7(b) hereof;

                  (g) by written notice from the Company to Parent, which shall be delivered no less than two (2) days after determination of the Average Closing Price, if the Average Closing Price is less than sixteen and 50/100 dollars ($16.50) per share of Parent Common Stock and if the Parent shall not have waived the application of the Floor Price;

                  (h) by written notice from Parent to the Company, which shall be delivered no less than two (2) days after determination of the Average Closing Price, if the Average Closing Price is greater than twenty-five dollars ($25.00) per share of Parent Common Stock and if the Company shall not have waived the application of the Ceiling Price; or

                           (i) after the Stockholders' Meeting and prior to the
                  Closing, by written notice from the Company to Parent, if the Board of Directors of the Company determines in good faith, that there is a Superior Proposal (as defined in Section 6.6), the receipt of which, in the good faith judgment as to its fiduciary duties to its stockholders under Delaware law (after consultation with outside counsel), requires that this Agreement be terminated; provided, however, that the Board will not terminate this Agreement until after the tenth (10th) business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company intends to terminate this Agreement. During such ten
                  (10) business day period, the Closing shall be postponed, and the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to continue with the Merger.

         9.2 Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement prior to the Closing Date made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         9.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 9, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or stockholders, except for obligations under Sections 6.2, 9.4, Article 10 and this Section, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of this Agreement, except as provided in
Section 9.4(b).

         9.4 Termination Fee.

                  (a) If this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 9.1(e), 9.1(f), or 9.1(i), the Company shall pay to Parent within two (2) business days following such termination (by wire transfer of immediately available funds to an account designated by Parent) the amount of one million two hundred thousand dollars ($1,200,000.00) (the "Termination Fee"). If such Termination Fee is not paid when due, the Termination Fee shall accrue simple interest at the prime rate as set forth in the Wall Street Journal on the date of termination of this Agreement from the due date until paid in full.

                  (b) The payment of the Termination Fee pursuant to Section 9.4(a) shall be treated as liquidated damages and shall relieve the Company from any liability to Parent and Sub with respect to any breach of this Agreement that occurs prior to the payment of the Termination Fee. Notwithstanding the foregoing, nothing contained herein shall relieve the Company from any liability for any breach of Section 6.6 of this Agreement.


                                   ARTICLE 10

                                    Expenses

         The Company, on the one hand, and Parent, on the other hand, shall each pay its own expenses in connection with the negotiations leading up to and the preparation of this Agreement and the consummation of the transactions provided for herein (collectively, "Expenses"), including without limitation fees and expense of their respective investment advisors, brokers, legal counsel, accountants and other outside experts retained to conduct due diligence; provided, however, that Expenses of the Company in excess of eight hundred thousand dollars ($800,000) shall be borne solely by the Stockholders and the holders of Options, which amount shall be provided for by withholding from the Parent Common Stock to be distributed an amount necessary to pay such excess Expenses.

                                   ARTICLE 11

                                  Miscellaneous

         11.1 Cooperation Following the Closing. Following the Closing, the Company and Parent shall execute and deliver to the other such further information and documents as the other shall reasonably request in order to consummate or confirm the transactions provided for herein, to accomplish the purpose of this Agreement or to assure to the other the benefits of this Agreement.

         11.2 Benefits and Burdens; Third Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Company, Sub and Parent, and the respective successors and permitted assigns of the Company, Sub and Parent. No party to this Agreement may assign its rights or delegate its obligations hereunder without the prior written consent of each of the other parties hereto; provided, however, that this Agreement may be assigned by Parent to any of its affiliates without the consent of any party hereto. The directors and officers of the Company are intended third party beneficiaries of the provisions of Section 6.12 of this Agreement, and the employees of the Company are intended third party beneficiaries of Section 6.11 of this Agreement; provided that such employees shall be employees at will and nothing herein shall be construed as giving any such employee a right to employment or any employment contract and, as a result, any such employee (except as may otherwise be provided in the Employment Agreements referenced in Section 7.1(m) hereof) may be terminated after the Effective Time in Parent's and Surviving Corporation's sole and absolute discretion.

         11.3 Amendment. This Agreement may be amended only by an instrument in writing signed by the Company and Parent.

         11.4 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

         If to Parent or, after the Closing, the Company:

         Synovus Financial Corp.
         901 Front Avenue, Suite 301
         One Arsenal Place
         Columbus, Georgia 31901
         Attention:  G. Sanders Griffith, III
         Telecopy: (706) 649-2479

         With a copy to:

         King & Spalding
         191 Peachtree Street
         Atlanta, Georgia  30303-1763
         Attention:  Alan J. Prince, Esq.
         Telecopy:  (404) 572-5135

         If to the Company, prior to Closing:

         ProCard, Inc.
         1819 Denver West Drive
         Bldg. 26, Suite 300
         Golden, Colorado 80401
         Attention:  D. Dale Browning
         Telecopy:  (303) 279-1044

         With a copy to:

         Baker & Hostetler LLP
         303 East 17th Avenue, Suite 1100
         Denver, Colorado 80203-1264
         Attention:  Alfred C. Chidester, Esq.
         Telecopy:  (303) 861-2307

or to such other address or to such other person or persons designated in writing by such party or counsel, as the case may be. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person, (b) on the date after delivery to a national overnight courier service, (c) upon transmission by facsimile or electronic mail if receipt is confirmed by telephone or (d) on the fifth (5th) business day after it is mailed by registered or certified mail.

         11.5 Non-Survival of Representations and Warranties. None of the representations and warranties of the parties hereto in this Agreement shall survive the Merger nor shall their respective stockholders, directors or officers have any liability to the other after the Effective Time on account of any breach of any representation or warranty or the incorrectness of any other representations or warranties contained herein; provided, however, the foregoing shall not apply to any claim based on a representation or warranty actually known on the date hereof or the Closing Date by the representing person or entity to be untrue.

         11.6 Entire Understanding. This Agreement, the Voting Agreement and that certain Reciprocal Non-Disclosure Agreement, dated July 8, 1999, by and between Total System Services, Inc. and the Company and the Schedules and Exhibits referred to herein represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all correspondence, memoranda, conversations or other communications with respect thereto.

         11.7 Headings. The section headings in this Agreement are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

         11.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and, when signed by all of the parties hereto, shall become legally binding on such parties effective as of the date set forth at the beginning of this Agreement.

         11.9 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State and without giving effect to the choice of law principles of such State.

         11.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         11.11 Time. Time is of the essence under this Agreement.

         11.12 Knowledge. The phrase "to the knowledge of the Company" or its equivalent as used herein shall mean to the actual knowledge, after reasonable inquiry, of the following persons: D. Dale Browning, Kirby Slunaker, Jerry Wagner, Art Horecki and Fred Waugh.

         11.13 Statutes. Any reference herein to any federal, state or local statute shall include all amendments to such statute through the date of this Agreement or the Effective Time, as applicable.

         IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the day and year first above written.


                              SYNOVUS FINANCIAL CORP.

                              Name:    /s/ Thomas J. Prescott
                                    --------------------------
                              Title:   Executive Vice President
                                    ---------------------------


                              TSYS ACQUISITION SUB, INC.

                              Name:    /s/ Thomas J. Prescott
                                    --------------------------
                              Title:   President
                                    --------------------------


                              PROCARD, INC.

                              Name:    /s/ D. Dale Browning
                                    --------------------------
                              Title:   President
                                    --------------------------

                                                                     EXHIBIT 2.1


                             Conversion Ratio Table


         The Conversion Ratio of shares of Parent Common Stock for Company Capital Stock to be issued upon consummation of the Merger shall be computed in accordance with the following principles:

         1. On the date hereof, there are a total of 6,939,635 shares of outstanding Common Stock on a fully diluted basis, consisting of:

                  (a)      2,996,505 outstanding shares of Common Stock;

                  (b) Outstanding warrants to purchase 311,295 shares of Common Stock. Any such warrants that are unexercised at the Closing Date expire by their terms;

                  (c) Options under the Company's 1995 Incentive Stock Option Plan to purchase 773,371 shares of Common Stock. Any Options remaining unexercised at the Closing Date will be treated in accordance with Section 2.4 of the Agreement. All such unexercised options will become fully vested on the Closing Date; and

                  (d) Outstanding shares of Series A Stock (1,266,299 shares) and Series B Stock (1,592,165 shares).

         2. The aggregate number of shares of Parent Common Stock (the "Aggregate Shares) to be issued or made subject to outstanding but unexercised Options on the Closing Date shall be the number obtained by dividing thirty million dollars ($30,000,000) (the "Total Value") by the Average Closing Price, provided that the Total Value shall be reduced on a dollar for dollar basis by the amount Expenses of the Company exceed eight hundred thousand dollars ($800,000).

         3. The Conversion Ratio shall be determined by dividing the Aggregate Shares by the sum of the number of shares outstanding immediately prior to the Effective Time of Common Stock, Series A Stock, Series B Stock and shares of Common Stock (both vested and unvested) subject to outstanding and unexercised Options.

                                  APPENDIX "B"
                                FAIRNESS OPINION

STRICTLY CONFIDENTIAL


March 3, 2000




The Board of Directors
ProCard, Inc.
Building 26, Suite 300
1819 Denver West Drive
Golden, CO 80401


Fox-Pitt, Kelton Inc. ("Fox-Pitt, Kelton") understands that ProCard Inc. ("ProCard") and Synovus Financial Corporation ("Synovus") propose to enter into an agreement and plan of merger dated as of March 3, 2000 (the "Merger Agreement"), which provides, among other things, for the merger of ProCard with and into Synovus (the "Merger"). Pursuant to the Merger Agreement and subject to certain exceptions set forth therein, at the effective time of the Merger, each issued and outstanding share of Common Stock (par value $0.001) of ProCard ("ProCard Common Stock") and each share of Series A Convertible Preferred Stock (par value $0.001) and Series B Convertible Preferred Stock (par value $0.001) (collectively "ProCard Capital Stock"), shall be converted into the right to receive such number of shares of Synovus common stock as determined in accordance with the Merger Agreement (the "Merger Consideration"). Each share of each class of ProCard Capital Stock will receive the same number of shares of Synovus common stock in the Merger. Fox-Pitt, Kelton has assumed, with the permission of the Board, that the per share Merger Consideration on the closing date as defined in the Merger Agreement will not be less than $4.00 per share of ProCard Capital Stock. Fox-Pitt, Kelton expresses no opinion as to market price at which the Merger Consideration will trade before or after the Merger. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested the opinion of Fox-Pitt, Kelton as to whether the consideration is fair, from a financial point of view, to the holders of ProCard Capital Stock. In arriving at the opinion set forth below, Fox-Pitt, Kelton has, among other things:

a) reviewed and analyzed certain publicly available financial statements for ProCard, Synovus and Total System Services Inc. ("Total System") and internal financial information made available to us by the management of ProCard;

b) analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the management of ProCard;

c) discussed the past, present and future operations, financial condition and prospects of ProCard, Synovus and Total System with the management of ProCard, Synovus and Total System;

d) reviewed the stock price performance and trading activity of Synovus common stock and Total System common stock;

e) compared the financial performance and condition of ProCard, Synovus and Total System with that of certain other comparable publicly traded companies;

f) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable, in whole or in part, to the Merger;

g) reviewed and discussed with the management of ProCard, Synovus and Total System the strategic objectives of the Merger and certain other benefits of the Merger;

h) performed a market check to gauge the level of interest among other potential buyers of ProCard;

i)       reviewed the Merger Agreement; and

j)       performed such other analyses as we have deemed appropriate.

With respect to paragraph (h), Fox-Pitt, Kelton reported the results of the market check to the Board, including the fact that several potential buyers were interested on a preliminary basis. The Board and senior management, however, decided not to pursue further any communication with these potential buyers, and Fox-Pitt, Kelton at the direction of the Board and senior management did not contact any potential buyers.

Fox-Pitt, Kelton has assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information it has reviewed for the purposes of providing this opinion, and has not assumed any responsibility for independent verification of such information. Fox-Pitt, Kelton has not assumed any responsibility for any independent valuation or appraisal of the assets and liabilities of ProCard and has not been furnished with any such valuation or appraisal.

Fox-Pitt, Kelton is not an expert in valuation of allowances for loan losses. Fox-Pitt, Kelton has not assumed responsibility for the independent valuation of the adequacy of allowances for loan losses for Synovus or Total System. Fox-Pitt, Kelton has assumed that loan losses are adequate.

With respect to the financial projections, Fox-Pitt, Kelton has assumed that they have been reasonably prepared by the management of ProCard on bases reflecting the best currently available estimates and judgments of the future financial performance of ProCard. Fox-Pitt, Kelton expresses no view as to such projections or the assumptions on which they are based. Fox-Pitt, Kelton has assumed that the Merger described in the Merger Agreement will be consummated on the terms set forth therein without material waiver or modification. Fox-Pitt, Kelton's opinion is necessarily based upon economic, market and other conditions as they exist and can be evaluated on March 2, 2000.

In the normal course of its investment banking business, Fox-Pitt, Kelton is regularly engaged in the valuation of the securities of financial technology companies in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of financial technology companies, Fox-Pitt, Kelton has experience in, and knowledge of, the valuation of such enterprises.

In the normal course of its business, Fox-Pitt, Kelton may trade equity securities of Synovus and Total System for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have acted as financial advisor to ProCard in connection with the Merger, have received a fee in connection with our engagement and will receive an additional fee upon the closing of the Merger.

It is understood that this letter is solely for the information of the Board of Directors of ProCard and is not intended to confer any rights or remedies upon any other entity or persons, and may not be used for any other purpose without our prior written consent, except for inclusion in a proxy or information statement related to the Merger that we have had an opportunity to review. This opinion does not constitute a recommendation to any holder of ProCard as to how such shareholder should vote on the Merger.

Based upon and subject to the foregoing, Fox-Pitt, Kelton is of the opinion that, as of March 2, 2000, the Merger Consideration is fair, from a financial point of view, to the holders of ProCard Capital Stock.

Very truly yours,



FOX-PITT, KELTON INC.

                                  APPENDIX "C"
                              FORM OF TAX OPINION


                            [SUBJECT TO COMPLETION]

April __, 2000

PRIVATE & CONFIDENTIAL

Board of Directors                                   Board of Directors
Synovus Financial Corp.                              Procard, Inc.
P.O. Box 120                                         1819 Denver West Drive
Columbus, GA  31902                                  Building 26, Suite 300
                                                     Golden, CO  80401


Board Members:

You have requested the opinion of KPMG LLP ("KPMG") regarding certain Federal income tax consequences relating to the merger (the "Merger") of TSYS Acquisition Sub, Inc. ("SUB"), a wholly owned subsidiary of Synovus Financial Corp. ("Synovus") with and into Procard, Inc. ("Procard"). Specifically, you have requested us to opine that the form and substance of the Merger constitutes a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter all section references are to the Code unless otherwise indicated) and that under the Code no gain or loss will be recognized by the stockholders of Procard upon receipt of the Synovus common stock in exchange for their Procard capital stock upon consummation of the merger. ALL AFFECTED PROCARD CAPITAL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS ON THESE MATTERS.

                                     FACTS

Synovus is a bank holding company organized and existing under the laws of Georgia and having its principal office in Muscogee County, Georgia. It has authorized 600,000,000 shares of $1.00 par value common stock of which 282,193,668 were outstanding at December 31, 1999. Synovus common stock is widely held, is publicly traded and is listed on the New York Stock Exchange.

SUB, a wholly owned subsidiary of Synovus, is organized and existing under the laws of Delaware and having its principal office in Columbus, Georgia. SUB has authorized 1,000 shares of $1.00 par value common stock. As of February 29, 2000, 100 shares of SUB common stock were issued and outstanding.

Synovus common stock carries ten votes per share unless the shares do not meet certain ownership tests, in which case each share is entitled to only one vote. In accordance with the amendment to Synovus' Articles of Incorporation which was adopted by the shareholders of Synovus and became effective on April 24, 1986, a holder of Synovus common stock will be entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock beneficially owned on the record date for any meeting of shareholders which: (1) has had the same beneficial owner since April 24, 1986; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan; (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under any such plan;
(5) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has been held by the same beneficial owner for a period of 48


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consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; (7) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares that are beneficially owned under the provisions of (1)-(7) above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock (which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986, and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986). There are no other classes of stock authorized. Ten-vote shares will be issued to the Procard shareholders in the proposed transaction.

Effective April 7, 1999, the Board of Directors of Synovus adopted a plan that provides the common shareholders of Synovus with Common Stock Purchase Rights ("poison pill rights"), i.e., rights to acquire the stock of Synovus or its successor.

Under the terms of the plan, holders of Synovus common stock received a poison pill right for each share of Synovus common stock held by them. A shareholder's ability to exercise his poison pill rights is contingent upon the occurrence of either a tender offer for 15% or more, or the actual acquisition of 10% or more, of Synovus common stock by a corporation or individual (the "acquiring person") without the approval of the Synovus' Board of Directors.

In general, the poison pill rights become exercisable on the earlier of (1) ten days following a public announcement that, without prior approval of Synovus, a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common stock of Synovus, or (2) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer, without the prior written consent of Synovus, for 15% or more of the outstanding shares of Synovus common stock. Until the poison pill rights become exercisable, they cannot be transferred separately from the underlying common stock on which they were distributed, nor are the rights represented by any certificate other than the underlying stock certificate itself. Additionally, Synovus may redeem the poison pill rights for 1 cent per right until the date that specified events occur. The poison pill rights expire on May 5, 2009.

Once they become exercisable, the poison pill rights entitle the holder to purchase from Synovus one share of common stock. No fractional shares of common stock will be issued upon exercise of the poison pill right. In lieu thereof, a payment in cash will be made to the holder of such poison pill right equal to the same fraction of the current market value of a share of common stock.

If, after the poison pill rights become exercisable, a "flip-in" or "flip-over" event occurs, all holders of such rights, except the acquiring person, are entitled to purchase, at a 50 percent discount, the stock of either Synovus or the acquiring corporation (whichever is applicable). A "flip-in" event is either (1) the acquisition by the acquiring person of 15% or more of the outstanding stock of Synovus, or (2) the conduct of certain self-dealing transactions between an acquiring person or any of its affiliates or associates and Synovus. A "flip-over" event is either (1) a merger or other business combination in which Synovus is not the surviving corporation, or (2) a sale or transfer of more than 30% of the assets or earning power of Synovus and its subsidiaries (taken as a whole) in one or a series of transactions.

Procard is a corporation organized and existing under the laws of Delaware and having its principal office in Golden, Colorado. The authorized capital stock of Procard consists of (i) 17,000,000 shares of common stock, par value $.001 per share, of which 2,996,505 shares have been issued and are outstanding, (ii) 2,000,000 shares of Series A convertible preferred stock, par value $.001 per share, of which 1,266,299 shares have been issued and are outstanding, and
(iii) 2,000,000 shares of Series B convertible preferred stock, par value $.001 per share, of which 1,592,165 shares have been issued and are outstanding (the "capital stock"). Procard shares are not listed on an exchange and are not publicly traded. At the time of the Merger, there will be no outstanding securities or debt obligations of Procard convertible into shares of Procard capital stock.

                              PROPOSED TRANSACTION

For what has been represented to be valid business purposes, SUB and Procard want to combine their businesses. In order to reach that result, the following transaction is proposed:

1. Pursuant to the Merger Agreement dated March 3, 2000 (the "Merger Agreement"), by and among Synovus, SUB and Procard , SUB will merge with and into Procard in accordance with Delaware state law. Procard will survive the merger and the separate corporate existence of SUB will cease.

2. As a result of the Merger and on its effective date, Procard stockholders will be entitled to receive from Synovus a certain number of shares of Synovus common stock for each share of Procard capital stock (the "Per Share Exchange Ratio") as specified in the Merger Agreement. The maximum number of shares of Synovus common stock to be issued in the Merger is specified in the Merger Agreement.

3. No fractional shares of Synovus common stock will be issued in the Merger. Instead, Procard stockholders who would otherwise be entitled to a fractional share of Synovus common stock will be paid in cash for the fractional shares to be determined based upon the average of the closing price per share of Synovus common stock on the NYSE for each of the twenty consecutive trading days ending with the trading day which occurs three trading days prior to the closing date.

4. Each Procard stockholder has the right, pursuant to the state laws of Delaware, to dissent from the Merger. Each dissenting stockholder will be entitled to receive from Procard, the fair value of his or her shares in cash as established by Delaware law.

5. Effective on the effective date of the Merger, Synovus will enter into employment agreements with certain key employees. The agreements will provide for key employees to continue to receive substantially the same base salary and benefits which they presently receive, and certain severance benefits and participation in various Synovus incentive, welfare and benefit plans.


The following assumptions of fact have been made in regard to the proposed merger (and they form an integral part of the opinions contained herein) each of which you have examined and agree with:

         a) The fair market value of the Synovus voting common stock and cash to be received by each of the Procard stockholders as a result of the Merger will be approximately equal, in each instance, to the fair market value of the Procard capital stock exchanged therefor.

         b) None of (i) Synovus, (ii) any member of Synovus's affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock outstanding is owned directly or indirectly by Synovus, or
                  (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (i), (ii) or (iii) of this paragraph has acquired or will acquire, in a transaction that may be considered in connection with the Merger, acquire or redeem (directly or indirectly) any shares of Synovus common stock issued pursuant to the Merger for consideration other than Synovus common stock, except for repurchases, if any, by Synovus of a small percentage of its stock in the open market as part of any ongoing stock repurchase program not created or modified in any way in connection with the Merger. For purposes hereof, any entity described in (ii), (iii), or (iv) shall be referred to as a Synovus Related Party. An entity will be treated as a Synovus Related Party if the requisite relationship exists immediately before or immediately after the acquisition or redemption. In addition, an entity (other than Procard or any Procard Related Party) will be treated as a Synovus Related Party if the requisite relationship is created in connection with the Merger. A Procard Related
                  Party means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock outstanding is owned directly or indirectly by Procard. Neither Procard nor any Procard Related Party has acquired or will acquire, in a transaction that may be considered in connection with the Merger, any shares of Procard capital stock. An entity will be treated as a Procard Related Party if the requisite relationship exists immediately before or immediately after the acquisition. In addition, any entity that is treated as a partnership for federal income tax purposes and as an owner that is a Procard Related Party will be treated as a Procard Related Party.

         c) Procard will hold at least 90 percent of the fair market value of SUB's and its net assets and at least 70 percent of the fair market value of the SUB's and its gross assets held by Procard and SUB immediately prior to the transaction. For purposes of this representation, amounts paid by Procard to stockholders who receive cash or other property, Procard assets used to pay its reorganization expenses, and all redemptions and distributions (except for "regular, normal" dividends) made by Procard immediately preceding the transfer, will be included as assets of Procard held immediately prior to the transaction.

         d) Prior to the Merger, Synovus will be in control of SUB within the meaning of Section 368(c) of the Code.

         e) Following the Merger, Procard will not issue additional shares of its capital stock that would result in Synovus losing control of Procard within the meaning of Section 368(c).

         f) Synovus has no plan or intention to liquidate Procard, to merge Procard with and into another corporation, to sell or otherwise dispose of the stock of Procard, or to cause to sell or otherwise dispose of any assets of Procard acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

         g) The liabilities, if any, of SUB assumed by Procard and the liabilities to which the transferred assets of SUB are subject were incurred by SUB in the ordinary course of its business.

         h) Following the Merger, Procard will continue its historic business or use a significant portion of its historic assets in a business.

         i) Synovus, SUB, Procard, and the shareholders of Procard will each pay their own fees, expenses, and disbursements in connection with the Merger.

         j) There is no intercorporate debt existing between Synovus and Procard or between SUB and Procard that was issued, acquired, settled or will be settled at a discount.

         k) No parties to the Merger (i.e., Synovus, SUB and Procard) are investment companies within the meaning of such term as used in Section 368(a)(2)(F)(iii) and (iv).

         l) Procard is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of 368(a)(3)(A).

         m) On the effective date of the Merger, the fair market value of the assets of SUB transferred to Procard will exceed the sum of its liabilities, if any, assumed by Procard plus the amount of liabilities to which the assets are subject.

         n) None of the Synovus common stock being issued to the Procard stockholders will represent compensation for past or future services. The compensation to be paid to Procard directors, officers, and employees who are stockholders of Procard and who will be employed following the Merger will not be part of the consideration paid for their Procard capital stock but will be commensurate, in each instance, with past or future services.

         o)       No distributions were made by Procard prior to the Merger.

         p) The maximum amount of cash to be paid in lieu of fractional shares of Synovus voting common stock will, in the aggregate, be less than one percent of the total consideration paid to the Procard stockholders in the transaction. The payment of cash in lieu of fractional shares of Synovus common stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.

         q) No event has occurred which would make the poison pill rights exercisable.

         r) At the time of Merger, each option to purchase with respect to shares of Procard capital stock pursuant to stock options granted by Procard, which are outstanding at the time of the Merger, whether or not exercisable, shall be converted into and become rights with respect to Synovus common stock, and Synovus shall assume each Procard option, in accordance with the terms of the Procard stock plan by which it is evidenced in substantially the same terms and conditions.

         s) Procard shareholders will receive Synovus common stock in exchange for an amount of Procard capital stock constituting Code Section 368(c) control (i.e., stock possessing at least 80% of voting power and at least 80% of each class of nonvoting stock) of Procard.

The opinions expressed in this letter are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, federal, or state income tax aspect of this transaction. Therefore, no inference should be drawn on any matter not expressly opined on.

The opinions contained herein are based on the facts, circumstances, and assumptions stated above. If any of the above-stated facts, circumstances or assumptions are not entirely complete or accurate, it is imperative that we be informed immediately, as the incompleteness or inaccuracy could have a material effect on our conclusions and we have not independently verified each of the above facts or assumptions.

In rendering our opinion, we are relying upon the relevant provisions of the Code; the regulations thereunder; and judicial and administrative interpretations thereof, all of which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions. Such change could be retroactive in effect and therefore could have an effect on our conclusions. We undertake no responsibility to update our opinions in the event of any such change.

                                   DISCUSSION

MERGER

CLASSIFICATION AS A REORGANIZATION

Section 368(a)(1)(A) provides that the term "reorganization" includes a statutory merger. The term statutory merger refers to a merger effected pursuant to the corporate laws of the United States, a state or territory, or the District of Columbia, Treasury Regulation Section 1.368-2(b).

Section 368(a)(2)(E) provides that a transaction otherwise qualifying as a statutory merger under Section 368(a)(1)(A) will not be disqualified if the stock of a corporation (the "controlling corporation"), which before the merger was in control of the merged corporation, is used to acquire substantially all of the properties of another corporation if no stock of the merged corporation is used in the transaction. Control for this purpose is defined in Section 368(c) as the direct ownership of stock possessing at least 80 percent of the total combined voting power and at least 80 percent of the total number of shares of all other classes of stock.

The term "substantially all" as used in Section 368(a)(2)(E) has the same meaning as does the phrase when used in Section 368(a)(1)(C) and in Regulation
Section 1.368-2(b)(2). Section 368(a)(1)(C) and the regulations promulgated thereunder do not define what constitutes substantially all of the properties of a corporation. The Internal Revenue Service (the "Service") has established a quantitative test as to the amount of assets of a corporation that will satisfy the "substantially all" properties requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the "substantially all" requirement is satisfied if the acquiring corporation acquired properties of the transferor corporation representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the transferor corporation immediately prior to the reorganization. In the case of a forward triangular reorganization under Section 368(a)(2)(D), the transferor corporation is the disappearing corporation.

The "ninety/seventy" guidelines are arbitrary percentages selected by the Service that do not necessarily represent judicial interpretations of the meaning of the phrase "substantially all of the properties" under the various subdivisions of Section 368. See Louis F. Viereck v. United States, 83-2 U.S.T.C. para. 9664 (Cl. Cts.), Ralph C. Wilson, Sr., 46 T.C. 334 (1966), John
G. Moffar, 42 T.C. 558, 363 F2d 860 (9th Cir. 1966)(Aff'g T.C.) 66-2 U.S.T.C.
para 9498, James Armour, Inc., 43 T.C. 295 (1964), Smothers v. United States, 642 f. 2d 894 (5th Cir. 1981) (Affg DC), 79-1 U.S.T.C. para. 9216 and American Manufacturing Company, Inc. 55 T.C. 204 (1970).

What constitutes "substantially all of the properties" in a situation other than a request for a ruling from the Service depends upon the facts and circumstances in each case rather than upon any particular percentage, Revenue Ruling 57-518, 1957-2 C.B. 253. The Service is of the view that the "substantially all" properties requirement applies separately to each trade or business of the transferor corporation. In this transaction, however, it has been assumed as a fact that the ninety/seventy test will be met, thus, based on that assumption, the substantially all requirement should clearly be met.

Requisite to all reorganizations under Section 368(a)(1) are (1) a valid business purpose; (2) a continuity of the business enterprise under the modified corporate form; and (3) a continuity of interest in the corporation surviving the merger on the part of those persons who directly or indirectly were the owners of the merged corporation prior to the reorganization, Regulation Section 1.368-1(b). The term "reorganization" does not embrace the mere purchase by one corporation of the properties of another, Regulation
Section 1.368-2(a). These regulations reflect well-developed judicial interpretation of the statutory definition of a reorganization, the purpose of which is to exclude from the scope of the reorganization provisions those transactions that are in fact sales.

Continuity of business enterprise requires that the transferee corporation either continue the transferor corporation's historic business or use a significant portion of the transferor corporation's historic business assets, Regulation Section 1.368-1(d)(2). It is assumed that this will be satisfied in this transaction as per assumption "h" above.

The regulations under Section 368(a) do not establish the amount of qualifying consideration necessary to satisfy the continuity of shareholder interest requirement. However, the Service has promulgated a definite test as to the requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Regulation Section 1.368-1(b) is satisfied if:

[T]here is continuing interest through stock ownership in the acquiring or transferee corporation.... on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring of transferor corporation... which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation... which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

The 50 percent definitive test of this revenue procedure does not as a matter of law establish the amount of qualifying consideration necessary to meet the continuity of interest requirement of Regulation Section 1.368-1(b). In other words, the continuation of a capital stock ownership in the acquiring corporation equal to less than 50 percent of the value of the stock of the acquired corporation does not itself mark a discontinuity of interest. The Supreme Court in John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935), 36-1 U.S.T.C. para 9019, held that there was a reorganization even though the shareholders of the acquired corporation received less than half of their total consideration in the form of stock of the acquiring corporation and received nonvoting preferred stock. It is only necessary that the shareholders continue to have a definite and substantial equity interest in the assets of the acquiring corporation, Revenue Ruling 61-156, 1961-2 C.B. 62. This requirement should be met in this transaction as per representation "b" above.

In addition to the foregoing, it has been assumed that this transaction is being undertaken for a bona fide corporate business reason, thus satisfying the first requirement stated above.

The merger of SUB with and into Procard will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) provided that (1) the merger of SUB with and into Procard qualified as a statutory merger under the applicable federal and state laws and is undertaken for a valid business purpose as stated in the above facts; (2) after the transaction Procard continues its historic business; (3) Procard stockholders exchange for Synovus voting common stock an amount of the Procard capital stock meeting the continuity of shareholder interest test; (4) Procard stockholders receive Synovus common stock in exchange for an amount of Procard capital stock constituting Code Section 368(c) control; and (5) Procard ends up with substantially all of its and SUB's assets. Synovus, SUB and Procard will each be "a party to a reorganization" within the meaning of Section 368(b). As discussed above, each of the foregoing will be complied with in this transaction.

FEDERAL INCOME TAX CONSEQUENCES TO EXCHANGING SHAREHOLDERS

Section 354(a)(1) provides that no gain or loss will be recognized if stock of a corporation which is a party to a reorganization is, pursuant to the plan or reorganization, exchanged solely for stock of such corporation or of another corporation which is a party to the reorganization. Section 356(a)(1) in relevant part provides that if money or other property is received in an exchange to which section 354 would otherwise apply, then gain, if any, to the recipient will be recognized to the extent of the sum of the money and fair market value of the property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of each distributee shareholder's ratable share of the undistributed earnings and profits of the acquired corporation will be treated as a dividend,
Section 356(a)(2). No loss will be recognized on the exchange, Section 356(c).
Section 358 provides that, generally, shareholders are entitled to a carryover basis for stock received in a reorganization transaction qualifying under
Section 354 or 356.

The Procard capital stockholders who receive solely Synovus common stock in exchange for their Procard capital stock will not recognize any gain or loss pursuant to Section 354(a)(1). The tax basis which these Procard shareholders will have in their newly received Synovus common stock will be the same as their tax basis in the Procard capital stock immediately prior to the Merger under Section 358(a).

If the property received in an exchange (i.e., Synovus common stock) has the same (i.e., carryover) basis as the property given up, then Section 1223(1) applies to determine the holding period for the property received. Section 1223(1) provides that the period during which the taxpayer held the property surrendered in the exchange is added to the period he or she holds the property received in the exchange in order to determine the holding period of the property received. This tacking of the previous holding period applies only if the property exchanged (i.e., Procard capital stock) was a capital asset in the taxpayer's hands at the time of the exchange, Section 1223(1). The status of the property as a capital asset is determined under Section 1221, which defines "capital asset" as any property of a taxpayer other than property within specified classifications. As a general rule, stock of a corporation would be treated as a capital asset under this section. Provided that his or her Procard capital stock is a capital asset, then each Procard stockholder will be able to include his or her respective ownership period of the Procard capital stock in determining the holding period of the Synovus common stock received in the proposed transaction.

POISON PILL RIGHTS

The shares of Synovus common stock to be issued to the Procard stockholders entitle such stockholders to receive the poison pill rights which will become excercisable upon the happening of future events as described above. An issue with respect to the poison pill rights is whether the rights should be considered separable from the Synovus common stock and therefore "other property" within the meaning of Section 356(a) or rather as an attribute of the Synovus common stock, that is, a right to a future dividend inseparable from the other rights inherent in the stock and not personal to the shareholders.

Presently, the Service has not published any direct authoritative position regarding the treatment of poison pill rights in the context of a corporate reorganization that can be cited as precedent. Nor are there any judicial opinions specifically addressing poison pill rights in the context of a corporate reorganization.

The only available guidance consists of Private Letter Rulings ("PLRs") that address the shareholder tax consequences upon the receipt of capital stock incorporating a poison pill rights plan in the context of a corporate reorganization. Under Section 6110(j)(3), PLRs may not be used or cited as precedent. If the Service issues further authority, such authority could be prospective only in accordance with the provisions of Section 7805.

In PLR 8808081, the Service ruled that poison pill rights incorporated in the terms of capital stock issued in a corporate reorganization constituted "other property" within the meaning of Section 356(a). Accordingly, the filing held that the acquired corporation's shareholders recognized gain, to the extent of the fair market value of the poison pill rights, in the exchange for capital stock of the acquiring corporation.

Subsequently, however, the Service reversed its position and ruled in PLR 8925087, PLR 8925088, PLR 9040069, PLR 9040042, PLR 9120006, and PLR 199904013
(among others) that poison pill rights did not constitute other property within the meaning of Section 356(a).

Indirect support for the proposition that poison pill rights do not constitute "other property" can also be found in Revenue Ruling 90-11, 1990-1 C.B. 10. Although not in the context of a corporate reorganization, the Service concluded that the initial issuance of poison pill rights is not a distribution of property which would give rise to current tax to the shareholders. The terms of the poison pill plan described in the ruling are comparable to the terms of the Synovus plan. This ruling is a published ruling, and therefore may be cited as precedent. This published ruling indicates that the more recent private letter rulings cited immediately above reflect the current thinking of the Service, i.e., that poison pill rights do not constitute other property when associated with stock received in a corporate reorganization. Should the Service successfully maintain that the poison pill rights are other property, then gain, if any, realized by a Procard shareholder receiving such rights would be recognized to the extent of the fair market value of such rights.



                                   CONCLUSION

Based on the foregoing, it is the opinion of KPMG that:

1. The merger of SUB with and into Procard, provided it is in accordance with Delaware state law, will be treated as a reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(E), and that Synovus, SUB and Procard will each be a party to the reorganization as defined in Section 368(b).

2. No gain or loss will be recognized by the stockholders of Procard who receive solely shares of Synovus voting common stock for their Procard capital stock upon consummation of the Merger. The basis of the Synovus shares received by such Procard shareholders will be the same as the basis of the Procard capital stock surrendered in the exchange. Provided that the Procard capital stock was a capital asset in the stockholder's hands, the holding period of the Synovus common stock will include the holding period of the Procard capital stock.

3. The payment by Synovus of cash in lieu of fractional share interests in its common stock will, for federal income tax purposes, be treated as if Synovus actually issued the fractional share interests to the Procard common shareholders and then Synovus redeemed such fractional shares for cash. See Revenue Ruling 66-365, 1966-2 C.B. 116. Each affected Procard stockholder should consult their own tax advisor for the tax effect to them of such redemption (i.e., exchange treatment or dividend).

4. Under Sections 357(a) and 361, no gain or loss will be recognized by Procard upon the transfer of its capital stock in exchange for solely shares of Synovus common stock. Under Section 361(c), Procard will not recognize any gain or loss upon the distribution of the Synovus common stock to its stockholders in pursuance of the plan of reorganization.

5. Based on the discussion above under Poison Pill Rights, the Synovus poison pill rights plan adopted on April 27, 1999 should be treated as an attribute of the Synovus common stock, a right that is inseparable from other rights inherent in the stock and does not constitute other property received by the Procard stockholders in exchange for their Procard capital stock. However, in view of the lack of precedent, there can be no assurance that the Service will agree with this conclusion. In the event the Service ultimately establishes that such poison pill rights constitute other property, then the Procard stockholders, who realize gain on the exchange of their shares for Synovus common stock, will recognize such gain to the extent of the value of the poison pill rights received.

6. Where a Procard stockholder elects to receive cash by exercising statutory dissenter's rights, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her Procard capital stock subject to the provisions and limitations of Section 302 of the Code.

We are furnishing this opinion to you solely in connection with Section 7.1(q) and 8.1(h) of the Merger Agreement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.


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                                  APPENDIX "D"
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a.  Shares of stock of the corporation surviving or
resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or
depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional
depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                           d. Any combination of the shares of stock,
depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.


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         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation,


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


reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)


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                                    PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

               ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of
Section 14-2-851 of the Georgia Business Corporation Code.

         Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

         Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its Articles of Incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its Articles of Incorporation, bylaws, action of its board of directors or contract.

         In accordance with Article VIII of the Company's Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefits plan), and reasonable expenses (including attorneys' fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Company; (b) because he or she or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (1) such person acted in a manner


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


he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or
(2), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

         Pursuant to Article VIII of the Bylaws of the Company, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the board of directors in the specific case, or if authorized in accordance with procedures adopted by the board of directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

         The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

         The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         ITEM 21.  Exhibits and Financial Statement Schedules

         The following Exhibits are filed as part of this Registration
Statement:

Exhibit No.       Description

      2 Agreement and Plan of Merger is attached as Appendix "A" to the Proxy Statement/Prospectus included in this Registration Statement.

      4.1 Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to Exhibit 4(a) of Synovus Financial Corp.'s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926).

      4.2 Bylaws, as amended, of Synovus Financial Corp., incorporated by reference to Exhibit 3.2 of Synovus Financial Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission on March 22, 2000.

      4.3         Form of Rights Agreement incorporated by reference to Exhibit
                  4.1 of Synovus Financial Corp.'s Registration Statement on Form 8-A dated April 28, 1999 filed with the Securities and Exchange Commission on April 28, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.


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


      5 Legal opinion of the Senior Deputy General Counsel of Synovus regarding the legality of the Synovus Common Stock being issued in the merger.

      8 Tax opinion of KPMG LLP regarding the tax consequences of the merger to stockholders of ProCard, Inc. capital stock is attached as Appendix "C" to the Proxy Statement/Prospectus included in this Registration Statement.

     23.1 The consent of KPMG LLP re: Consolidated Financial Statements of Synovus Financial Corp. and Subsidiaries.

     23.2 The consent of KPMG LLP regarding its tax opinion filed as Appendix "C" to the Proxy Statement/Prospectus included in this Registration Statement.

     23.3 The consent of the Senior Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to the Registration Statement.

     23.4 The consent of Fox-Pitt, Kelton Inc. regarding its opinion as to the fairness of the consideration to be received by ProCard stockholders.

     24 Powers of Attorney contained on the signature pages of the Registration Statement.

     99.1         Form of Proxy

     99.2 Opinion of Fox-Pitt, Kelton Inc. as to the fairness of the consideration to be received by ProCard stockholders is attached as Appendix "B" to the Proxy/Statement prospectus included in the Registration Statement.

         The Registrant agrees to provide to the Commission, upon request, copies of instruments defining the rights of holders of long-term debt of the Registrant.

                  Item 22.  Undertakings.

         (1) The undersigned registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

           (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on the 5th day of April, 2000.

                                        SYNOVUS FINANCIAL CORP. (Registrant)

                                        By: /s/  James H. Blanchard
                                            -----------------------------------
                                            James H. Blanchard,
                                            Chairman of the Board and
                                            Principal Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Blanchard, James D. Yancey and Richard E. Anthony, and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 5th day of April, 2000.


/s/ William B. Turner                                     Date:  4/5/00
-------------------------------
William B. Turner,
Director and Chairman of
the Executive Committee

/s/ James H. Blanchard                                    Date:  4/5/00
-------------------------------
James H. Blanchard,
Chairman of the Board and
Principal Executive Officer

/s/ James D. Yancey                                       Date:  4/5/00
-------------------------------
James D. Yancey,
President and Director

/s/ Richard E. Anthony                                    Date:  4/5/00
-------------------------------
Richard E. Anthony,
Vice Chairman of the Board

/s/ Walter M. Deriso, Jr.                                 Date:  4/5/00
-------------------------------
Walter M. Deriso, Jr.,
Vice Chairman of the Board

/s/ Thomas J. Prescott                                    Date:  4/5/00
-------------------------------
Thomas J. Prescott,
Executive Vice President,
Treasurer, Principal Accounting
and Financial Officer

/s/ Joe E. Beverly                                        Date:  4/5/00
-------------------------------
Joe E. Beverly,
Director

/s/ Richard Y. Bradley                                    Date:  4/5/00
-------------------------------
Richard Y. Bradley,
Director

                                                          Date:
-------------------------------
C. Edward Floyd,
Director

/s/ Gardiner W. Garrard, Jr.                              Date:  4/5/00
-------------------------------
Gardiner W. Garrard, Jr.,
Director

/s/ V. Nathaniel Hansford                                 Date:  4/5/00
-------------------------------
V. Nathaniel Hansford,
Director

/s/ John P. Illges, III                                   Date:  4/5/00
-------------------------------
John P. Illges, III,
Director

/s/ Mason H. Lampton                                      Date:  4/5/00
-------------------------------
Mason H. Lampton,
Director

/s/ Elizabeth C. Ogie                                     Date:  4/5/00
-------------------------------
Elizabeth C. Ogie,
Director

/s/ H. Lynn Page                                          Date:  4/5/00
-------------------------------
H. Lynn Page,
Director

                                                          Date:
-------------------------------
Robert V. Royall, Jr.,
Director

/s/ Melvin T. Stith                                       Date:  4/5/00
-------------------------------
Melvin T. Stith,
Director


                                       2